AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1998
                                           REGISTRATION STATEMENT NO. 333-59359

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 2


                                       TO
                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                            FINE AIR SERVICES CORP.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                            4522                      65-083857
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)


                                                                                            BARRY H. FINE
                                                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            2261 N.W. 67TH AVENUE                                      FINE AIR SERVICES CORP.
                                  BUILDING 700                                  2261 N.W. 67TH AVENUE, BUILDING 700
                             MIAMI, FLORIDA 33122                                        MIAMI, FLORIDA 33122
                                 (305) 871-6606                                            (305) 871-6606

          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                         COPIES OF COMMUNICATIONS TO:

                           KENNETH C. HOFFMAN, ESQ.
                            GREENBERG TRAURIG, P.A.
                             1221 BRICKELL AVENUE
                             MIAMI, FLORIDA 33131
                           FACSIMILE: (305) 579-0717
                                ---------------

           EXACT NAME OF               JURISDICTION OF     PRIMARY STANDARD INDUSTRIAL        I.R.S. EMPLOYER
      ADDITIONAL REGISTRANTS*            ORGANIZATION       CLASSIFICATION CODE NUMBER     IDENTIFICATION NUMBER
Fine Air Services, Inc. ...........           Florida               4522                       65-0140639
Agro Air Associates, Inc. .........           Florida               7359                       59-2184485

---------------
* Address and telephone number of principal executive offices are the same as those of Fine Air Service Corp.

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 1998

PROSPECTUS

                            FINE AIR SERVICES CORP.

                             OFFER TO EXCHANGE ITS
                          9 7/8% SENIOR NOTES DUE 2008
                      FOR ANY AND ALL OF ITS OUTSTANDING
                          9 7/8% SENIOR NOTES DUE 2008
      THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON NOVEMBER 9, 1998, UNLESS EXTENDED
                                ---------------

     Fine Air Services Corp., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $200,000,000 aggregate principal amount of its 9 7/8% Senior Notes due 2008 (the "New Notes") for a like principal amount of its outstanding 9 7/8% Senior Notes due 2008 (the "Old Notes", and together with the New Notes, the "Senior Notes"), of which $200,000,000 aggregate principal amount are outstanding.
     The New Notes are being offered to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of June 5, 1998 (the "Registration Rights Agreement"), between the Company, Fine Air Services, Inc. ("Fine Air"), Agro Air Associates, Inc. ("Agro Air") and SBC Warburg Dillon
Read Inc. (the "Initial Purchaser"). The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that
(i) the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and (ii) holders of the New Notes will generally not be entitled to certain rights, including the payment of Liquidated Damages (as defined herein), pursuant to the Registration Rights Agreement. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture (as defined herein). For a description of the principal terms of the New Notes, see "Description of Senior Notes."
     The New Notes will bear interest from June 5, 1998 or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or provided for on the Old Notes. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued up until the date of issuance of the New Notes. Such waiver will not result in the loss of interest income to such holders, since the New Notes will bear interest from the issue date of the Old Notes.
     The New Notes will bear interest at the rate of 9 7/8% per annum, payable semiannually on June 1 and December 1 of each year, commencing December 1, 1998. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 1, 2003, at the redemption prices set forth herein. The Company may also redeem up to 35% of the aggregate principal amount of Senior Notes at the Company's option, at any time on or prior to June 1, 2001, at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided, that at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding after such redemption. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all or any part of each holder's Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Senior Notes upon the occurrence of a Change of Control.
     The New Notes will be general unsecured obligations of the Company and will be fully and unconditionally guaranteed, on a joint and several, senior unsecured basis (the "Subsidiary Guarantees"), by Fine Air and Agro Air and any future Subsidiary Guarantor (as defined herein) to the extent set forth in the Indenture. The New Notes and each Subsidiary Guarantee will be effectively subordinated to all secured obligations of the Company and the applicable Subsidiary Guarantor to the extent of the assets securing such obligations. The Indenture permits the Company and its subsidiaries (including the Subsidiary Guarantors) to incur additional indebtedness, subject to certain limitations.

     This Prospectus and the Letter of Transmittal are first being mailed to all holders of Old Notes on October 8, 1998.

     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE DATE OF THIS PROSPECTUS IS , 1998.

     The Company is making the Exchange Offer of the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.


     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New

Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. A Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."


     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.


     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.


     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof and the Company will not have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."


     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.



     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on November 9, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after June 5, 1998. See "The Exchange Offer--Interest on New Notes."


     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."




                             AVAILABLE INFORMATION


     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.


     Upon the effectiveness of the Registration Statement, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the material may be obtained from the Public Reference Section of the Commission upon payment of the prescribed fees. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information at http://www.sec.gov.


     In the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, as required under the Indenture pursuant to which the Old Notes were, and the New Notes will be, issued, the Company has agreed that, for so long as any of the Senior Notes remain outstanding, it will file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Senior Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Senior Notes or beneficial owner of the Senior Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain forward-looking statements regarding the intent, belief and current expectations of the Company's management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. The operations of the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements made by the Company ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in "Risk Factors" and elsewhere in this Prospectus. The Company assumes no obligation to update any forward-looking statements.

                                    SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, REFERENCES TO THE "COMPANY" SHALL MEAN FINE AIR SERVICES CORP. TOGETHER WITH ITS WHOLLY OWNED SUBSIDIARIES FINE AIR SERVICES, INC. ("FINE AIR") AND AGRO AIR ASSOCIATES, INC. ("AGRO AIR"), AND REFERENCES TO THE "SUBSIDIARY GUARANTORS" SHALL MEAN FINE AIR AND AGRO AIR.


                                  THE COMPANY


     The Company is a leading provider of air cargo services between the United States and South and Central America and the Caribbean. Since 1994, the Company has been the largest international air cargo carrier serving Miami International Airport ("MIA"), based on tons of cargo transported to and from that airport. MIA is the largest international cargo airport in the United States and the third largest international cargo airport in the world. The Company's services include: (i) integrated air and truck cargo transportation and other logistics services ("scheduled cargo services"); (ii) long- and short-term ACMI (aircraft, crew, maintenance and insurance) services and AD HOC charters ("ACMI services"); and (iii) third party aircraft and engine maintenance, repairs and overhauls, training and other services. The Company's scheduled cargo services provide seamless transportation through its MIA hub linking North America, Europe, Asia and the Pacific Rim with 25 South and Central American and Caribbean cities as of June 30, 1998. The Company's customers include international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service.


     On August 6, 1997, the Company commenced an initial public offering of its common stock (the "IPO"), which valued the Company's equity at approximately $310 million. The following day, one of the Company's aircraft crashed immediately following takeoff from MIA. The aircraft, en route to Santo Domingo, Dominican Republic, was carrying unassembled denim on an ACMI flight. Five persons died as a result of the accident. On July 10, 1998, the National Transportation Safety Board (the "NTSB") issued its final report with respect to the cause of the crash. The NTSB concluded in such report that the probable cause was the misloading of the aircraft due to the failure of the Company to exercise operational control over the cargo loading process and the failure of the loading party to load the aircraft as specified by the Company. Due to management's concerns that the accident would adversely affect the market price of the Company's newly issued common stock, the Company voluntarily rescinded the IPO and all funds raised were returned to investors. Prior to the accident, the Company had revenue of $107.3 million for the twelve months ended June 30, 1997 compared to revenue of $94.2 million, $76.3 million and $64.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company had net income of $16.7 million for the twelve months ended June 30, 1997 compared to net income of $13.0 million, $11.0 million and $14.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Immediately following the accident, the Company's operations were placed under heightened scrutiny by the U.S. Federal Aviation Administration (the "FAA"). As a result of concerns expressed by the FAA, the Company voluntarily ceased operations on September 4, 1997, and entered into a Consent Agreement (the "Consent Agreement") with the FAA on September 12, 1997. As part of the Consent Agreement, the Company agreed not to resume operations until the FAA approved new cargo handling and hazardous materials procedures to be implemented by the Company. Partly as a consequence of findings during its inspections of the Company, the FAA subsequently implemented new cargo handling inspection procedures for all carriers under its jurisdiction. The Company resumed operations on a limited basis on October 28, 1997, approximately seven weeks after suspending operations. Since that time, the Company gradually has increased the number of hours flown in both its scheduled cargo services and ACMI services. Management believes that the Company's operations have returned to historical revenue and profitability levels. See "--Recent Results."

     According to published industry sources, the worldwide air freight market had revenues of $64 billion in 1995 and has grown at a 9.1% compound annual rate since 1985 (measured in revenue ton kilometers). According to reports prepared by Boeing, the world air cargo market is expected to more than triple over the next 20 years. The United States/Latin America air freight market is forecasted, by published industry sources, to be the fifth fastest growing air freight market in the world from 1995 to 2005, with an average annual growth rate of approximately 7.1%, as measured in tons. MIA is the largest air gateway to South and Central America and the Caribbean, with more than 60 all-cargo flights to the region per day. MIA is the primary transshipment point for goods moving by air between North America and South and Central America. During 1997, more than 77% of all air import cargo and more than 83% of all air export cargo between the United States and Latin America moved through MIA. MIA's air trade with South America quadrupled from $3.1 billion in 1990 to $13.1 billion in 1997.


     As of June 30, 1998, the Company marketed its scheduled cargo services through a sales network consisting of seven domestic sales offices serving 57 major U.S. cities, six international sales offices serving over 30 cities in Europe, Canada, Asia and the Pacific Rim and 23 sales offices in South and Central America and the Caribbean. The Company receives cargo at its MIA hub and its foreign operations stations (i) through its domestic and international sales network, (ii) from other airlines pursuant to interline agreements and
(iii) directly from freight forwarders and other shippers. See "Business--Customers." The Company utilizes its own fleet of 14 DC-8 aircraft and the services of other airlines through interline and other contractual relationships to provide reliable air cargo service between MIA and South and Central America and the Caribbean. The Company has interline relationships with over 50 airlines, including Air France, China Airlines, Continental Airlines, Iberia, Korean Air and Virgin Atlantic. The Company's scheduled cargo services transported approximately 68,900 tons of freight in 1997, compared to 75,900, 64,900 and 32,000 tons of freight in 1996, 1995 and 1994, respectively. The Company has acquired and is in the process of becoming certified to operate an L-1011 aircraft and plans to expand its scheduled cargo services by acquiring additional widebody and DC-8 aircraft.


     The Company's customers utilize the Company's ACMI services to obtain lift capacity without acquiring their own aircraft. Under a typical ACMI contract, the Company supplies an aircraft, crew, maintenance and insurance, either on a regularly scheduled or AD HOC basis, while the customer bears all other aircraft operating expenses, including fuel, landing and parking fees and ground and cargo handling expenses. The Company's ACMI customers also bear the risk of utilizing the cargo capacity of the Company's aircraft. By offering ACMI services in addition to scheduled cargo services, the Company is able to schedule its fleet to satisfy demand on its own routes while improving utilization and generating additional revenue from ACMI services.


     The Company's FAA-approved repair stations perform a full range of maintenance, repair and overhaul services for DC-8 aircraft and Pratt & Whitney JT3D-3B aircraft engines. The Company also operates professional pilot and mechanic training schools. In 1996, the Company moved into a new hangar and maintenance facility at MIA, which enables the Company to expand its third party repair and maintenance services while performing all necessary repairs and maintenance on its own aircraft. The Company began marketing its third party repair and maintenance capabilities in 1996 and intends to seek certification to provide similar services for other types of aircraft and engines.


COMPETITIVE STRENGTHS


     The Company believes that the following strengths will provide the basis for its continued growth and profitability:


     /bullet/ ESTABLISHED MARKET POSITION. Since 1994, the Company has transported more international air cargo to and from MIA, the principal air gateway for South and Central America and the Caribbean, than any other carrier. Management believes that the Company has achieved its market position as a result of the frequency of the Company's flights and its excellent reputation for reliability and service to its customers, which include freight forwarders, integrated carriers, passenger and cargo airlines and major shippers. The Company believes that regulatory and other restrictions imposed by U.S. and foreign governmental authorities would make it difficult for a new airline entrant to obtain the necessary operating authority and route rights to duplicate the Company's business. Management also believes that the scarcity of available facilities at MIA will inhibit potential competitors seeking to duplicate the Company's operations.


     /bullet/ LOW AIRCRAFT AND OPERATING COST STRUCTURE. The Company maintains a low cost structure through: (i) the opportunistic acquisition of used aircraft, engines and spare parts, (ii) the elimination of duplicative costs by maintaining favorable labor rates and other operating costs associated with the centralizing of its principal flight and maintenance operations in Miami, (iii) the "in-sourcing" of activities such as training, aircraft and engine repairs and maintenance, and (iv) the use of its own ground and cargo handling personnel and equipment. The Company also seeks to increase its profitability and enhance aircraft utilization by maintaining an optimum balance of scheduled cargo services and ACMI services for third parties. The Company's uniform aircraft fleet has allowed it to standardize its spare part inventories, and maintenance and training operations, thereby increasing operating efficiencies and improving the reliability of the Company's air cargo services. The Company's low cost structure also enables it to utilize its aircraft profitably in lower yielding freight markets.


     /bullet/ ASSET OWNERSHIP. The Company has made a substantial investment to acquire the assets necessary to support its operations, including 14 DC-8 and one L-1011 aircraft, 20 used spare aircraft engines, an extensive inventory of spare parts and aircraft components, maintenance and engine repair equipment and substantially all of the equipment and vehicles for its aircraft ground and cargo handling requirements. See "Business--Aircraft Fleet." Management believes that the value of the Company's operating assets is substantially in excess of their book value. The Company has also made a substantial commitment of capital and resources to obtain required governmental authorizations, develop its sales and marketing network and build the infrastructure necessary to support its scheduled cargo and ACMI services.


     /bullet/ EXPERIENCED MANAGEMENT TEAM. The Company is led by an experienced management team, headed by Messrs. Frank and Barry Fine, who together have over 50 years of experience in the air cargo industry and whose knowledge of the South and Central American and Caribbean business environment has been a key element of the Company's success. The other key members of the Company's management team, including those responsible for the Company's flight operations, maintenance and repair facilities, as well as marketing and sales activities, each have over 20 years of industry experience, including significant experience in the Company's markets.


     /bullet/ DIVERSITY OF CUSTOMER BASE. The Company offers a wide range of air cargo services to a diverse customer base of over 1,200 customers that includes international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service. Because the Company is able to provide its customers a broad range of services tailored to their particular needs, management believes that the Company is well positioned to benefit from the expected growth in demand for air freight transportation between the United States and South and Central America and the Caribbean.


GROWTH STRATEGY


     The Company believes that as a result of its position as a leading provider of air cargo services between the United States and South and Central America and the Caribbean and strong air cargo industry fundamentals, the Company is well positioned to increase revenue and operating cash flow. The Company's strategy for continued growth is to (i) increase lift capacity, (ii) expand its sales network and transportation logistics services, (iii) expand its ACMI services and (iv) pursue strategic acquisitions.

     /bullet/ INCREASE LIFT CAPACITY. The Company intends to increase the number of markets it can serve and its capacity in existing markets by adding both widebody and additional DC-8 aircraft to its fleet. Widebody aircraft have longer range and significantly larger volume capacity than DC-8s and will permit the Company to extend its route structure to serve the southernmost countries of South America and to more economically serve high cargo volume routes on which the Company currently operates multiple daily flights. DC-8s that are utilized on these routes will be redeployed to increase capacity to existing markets and to develop service to new destinations that are more efficiently served with narrowbody aircraft. Management believes that the Company's existing infrastructure will support a larger aircraft fleet and that the Company can achieve greater economies of scale as it expands its lift capacity.


     /bullet/ EXPAND SALES NETWORK AND TRANSPORTATION LOGISTICS SERVICES. The Company plans to expand its domestic and international sales network by opening new domestic sales offices, adding sales personnel, increasing the number of general sales agents who market the Company's services domestically and internationally and expanding the Company's interline relationships. The Company also plans to increase the scope of its transportation logistics services, particularly in South and Central America and the Caribbean, where other airlines and freight forwarders play a much smaller role in arranging for these services.


     /bullet/ EXPAND ACMI SERVICES. Management believes that the Company's acquisition of widebody aircraft will enable it to market its ACMI services to a broader range of customers, including those who require the longer range and/or larger volume capacity of these aircraft. The Company also plans to utilize its existing and any newly acquired DC-8s to increase its ACMI capabilities.


     /bullet/ PURSUE STRATEGIC ACQUISITIONS. The Company intends to pursue strategic acquisitions that are complementary to the Company's business. Management's criteria for identifying attractive acquisition opportunities include: (i) expanding fleet size at a favorable cost, (ii) diversifying and expanding the Company's customer base, (iii) increasing economies of scale related to maintenance and cargo handling and (iv) adding operating and route authority. Although the Company is continually evaluating acquisition opportunities, the Company currently has no agreements with respect to any acquisitions.


     The Company was incorporated in Delaware in May 1998. Fine Air and Agro Air are Florida corporations incorporated in 1989 and 1982, respectively, which became wholly owned subsidiaries of the Company on June 3, 1998. See "Certain Transactions." The Company's principal executive offices are located at 2261 N.W. 67th Avenue, Building 700, Miami, Florida, 33122 and its telephone number is (305) 871-6606.


                                 RECENT RESULTS


     The cessation of operations during September and October 1997 resulted in a significant decrease in the Company's revenue for the third and fourth quarters of 1997 compared to 1996. For the year ended December 31, 1997, the Company had revenue of $90.0 million and net income of $115,000. The impact of the temporary cessation of operations continued to affect the Company's revenues and profitability during the first few months of 1998. During the first quarter of 1998, the Company continued to emphasize rebuilding the service level of its scheduled cargo services. By the end of the quarter, the Company's scheduled cargo operations served most of the destinations which had been served during the first half of 1997, and revenues from scheduled cargo services had returned to historical levels. ACMI block hours remained at lower than historical levels during the first quarter of 1998, due primarily to the Company's emphasis on rebuilding its scheduled cargo services. During the second quarter of 1998, the Company surpassed the operating levels in the second quarter of 1997. Revenues increased 9.1% to $28.7 million in the second quarter of 1998 from $26.3 million in the second quarter of 1997 due to increases from both scheduled and ACMI services. Total block hours flown increased 8.4% to 6,324 in the second quarter of 1998 from 5,832 in the second quarter of 1997.

Operating profit decreased to $2.2 million in the second quarter of 1998 from $3.3 million in the second quarter of 1997 primarily due to increased crew training and other costs related to planned expansion of both scheduled and ACMI services. For the six months ended June 30, 1998, the Company had revenue of $53.9 million and net income of $4.6 million compared to revenue of $52.2 million and net income of $6.4 million for the six months ended June 30, 1997.


     As a result of the Company's issuance of the Senior Notes, the Company is highly leveraged and has significant debt service requirements. At June 30, 1998, the total consolidated indebtedness of the Company was approximately $201 million and the ratio of total consolidated indebtedness to total capitalization was approximately 82%.

     The tables below set forth selected unaudited quarterly financial and operating data for 1996, 1997 and the first half of 1998 (dollars in thousands):


                                                                               1996 FISCAL QUARTER ENDED
                                                                  ---------------------------------------------------
                                                                   MARCH 31      JUNE 30      SEPT. 30      DEC. 31
                                                                  ----------   -----------   ----------   -----------
Revenues:
 Scheduled cargo services .....................................    $ 11,693     $ 12,099      $ 13,333     $ 17,650
 ACMI services ................................................       5,430        7,347         6,841       15,902
 Repairs, training and other ..................................       1,796          818           542          797
  Total revenues ..............................................      18,919       20,264        20,716       34,349
Operating income ..............................................       1,305        1,434         1,264        9,205
Tons of freight transported--scheduled cargo services .........      18,360       17,153        19,093       21,317
ACMI block hours flown ........................................       2,146        2,743         3,005        4,395


                                                                                1997 FISCAL QUARTER ENDED
                                                                  -----------------------------------------------------
                                                                   MARCH 31      JUNE 30       SEPT. 30       DEC. 31
                                                                  ----------   -----------   ------------   -----------
Revenues:
 Scheduled cargo services .....................................    $ 16,174     $ 17,480       $ 12,111      $ 10,647
 ACMI services ................................................       9,126        8,220          6,540         7,194
 Repairs, training and other ..................................         626          577            706           593
  Total revenues ..............................................      25,926       26,277         19,357        18,434
Operating income (loss) .......................................       3,349        3,314         (4,423)       (3,267)
Tons of freight transported--scheduled cargo services .........      19,404       20,570         15,933        12,937
ACMI block hours flown ........................................       3,346        3,092          2,537         1,737


                                                                    1998 FISCAL QUARTER
                                                                           ENDED
                                                                  -----------------------
                                                                   MARCH 31      JUNE 30
                                                                  ----------   ----------
Revenues:
 Scheduled cargo services .....................................    $17,225      $19,565
 ACMI services ................................................      7,511        8,544
 Repairs, training and other ..................................        408          610
  Total revenues ..............................................     25,144       28,719
Operating income ..............................................        758        2,154
Tons of freight transported--scheduled cargo services .........     21,966       24,073
ACMI block hours flown ........................................      2,686        3,011

                              THE EXCHANGE OFFER


The Exchange Offer.........   Up to $200,000,000 aggregate principal amount of
                              New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. Old Notes may be tendered for exchange in whole or in part in denominations of $1,000 or any integral multiple thereof. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes. For a description of the procedures for tendering Old Notes, see "The
                              Exchange Offer--Procedures for Tendering Old
                              Notes."



Expiration Date............   5:00 p.m., New York City time, on November 9,
                              1998, unless the Exchange Offer is extended by the Company (in which case the Expiration Date will be the latest date and time to which the Exchange
                              Offer is extended). See "The Exchange Offer--Terms of the Exchange Offer."



Conditions to the
 Exchange Offer.............  The Exchange Offer is subject to certain conditions, which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. See "The Exchange Offer--Conditions to the Exchange Offer."


Offer......................   The Company reserves the right in its sole and
                              absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered
                              Old Notes, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Terms of the Exchange Offer."


Withdrawal Rights..........   Tenders of Old Notes may be withdrawn at any
                              time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent (as defined herein) in conformity with certain procedures set forth below under "The Exchange Offer--Withdrawal Rights."


Procedures for Tendering
 Old Notes.................   Brokers, dealers, commercial banks, trust
                              companies and other nominees who hold Old Notes through DTC (as defined herein) may effect tenders by book-entry transfer in accordance with DTC's
                              Automated Tender Offer Program ("ATOP"). Holders of such Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes. In order for Old Notes to be tendered by a means other than by book-entry transfer, a Letter of Transmittal must be completed and signed in accordance with the instructions contained herein.

                              The Letter of Transmittal and any other documents required by the Letter of Transmittal must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier and either such Old Notes must be delivered to the Exchange Agent or specified procedures for guaranteed delivery must be complied with. See "The Exchange Offer--Procedures for Tendering Old Notes."


                              Letters of Transmittal and certificates
                              representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. See "The Exchange Offer--Exchange Agent."


Resales of New Notes.......   The Company is making the Exchange Offer in
                              reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions.
                              The Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof
                              (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
                              Act) of such New Notes. However, any holder of Old
                              Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities
                              Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old
                              Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer may be deemed to be an

                              "underwriter" within the meaning of the
                              Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.


                              Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and
                              (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."


Exchange Agent.............   The exchange agent with respect to the Exchange
                              Offer is The Bank of New York (the "Exchange
                              Agent"). The Exchange Agent is also the Trustee under the Indenture. The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange
                              Offer--Exchange Agent" and in the Letter of Transmittal.


Use of Proceeds............   The Company will not receive any cash proceeds
                              from the issuance of the New Notes offered hereby.
                              See "Use of Proceeds."


United States Federal Income
 Tax Considerations.........  Holders of Old Notes should review the information set forth under "United States Federal Income Tax Considerations" prior to tendering Old Notes in the Exchange Offer.


                       SUMMARY OF TERMS OF THE NEW NOTES


     The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and generally will not be entitled to registration rights or other rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and both the Old Notes and the New Notes are and will be governed by the same Indenture. For more complete information regarding the New Notes, including definitions of certain capitalized terms used above, see "Description of Senior Notes."


Issuer.....................   Fine Air Services Corp.


Securities Offered.........   $200,000,000 aggregate principal amount of 9 7/8%
                              Senior Notes due 2008.


Interest Rate and
 Payment Dates..............  The New Notes will bear interest at a rate of
                              9 7/8% per annum. Interest on the New Notes will accrue from June 5, 1998 or from the most recent Interest Payment Date (as defined herein) to which interest has been paid or provided for on the Old Notes, payable semiannually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 1998.


Maturity Date..............   June 1, 2008.


Ranking....................   The New Notes will be senior unsecured
                              obligations of the Company and will rank PARI
                              PASSU in right of payment with all other existing and future unsecured and unsubordinated
                              Indebtedness (as defined herein) of the Company and senior to all existing and future Subordinated
                              Indebtedness (as defined herein) of the Company.
                              The Subsidiary Guarantees (as defined herein) will be senior unsecured obligations of the Subsidiary
                              Guarantors and will rank PARI PASSU in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of the Subsidiary Guarantors, and senior to all existing and future Subordinated Indebtedness of the Subsidiary Guarantors. The New Notes and
                              Subsidiary Guarantees, however, will be
                              effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors with respect to the assets securing that Indebtedness.
                              As of June 30, 1998, the Company and the
                              Subsidiary Guarantors had no Indebtedness outstanding that is senior to, or PARI PASSU with, the Senior Notes in right of payment. Subject to certain limitations, the Company and its Subsidiaries (including the Subsidiary
                              Guarantors) may incur additional Indebtedness in the future. See "Description of Senior
                              Notes--Ranking" and "--Certain
                              Covenants--Limitation on Additional Indebtedness and Disqualified Capital Stock."


Subsidiary Guarantors......   The New Notes will be fully and unconditionally
                              guaranteed on a joint and several, senior unsecured basis by Fine Air, Agro Air and any future Subsidiary Guarantors (as defined herein).


Optional Redemption........   The Company may, at its option, redeem the New
                              Notes in whole or from time to time in part, on or after June 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest thereon to the date of redemption. At any time on or prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Senior Notes originally issued with the net cash proceeds of one or more Public Equity
                              Offerings (as defined herein), at a redemption price equal to 109.875% of the principal amount thereof, together with accrued and unpaid interest thereon to the date of redemption, provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding immediately after that redemption. See
                              "Description of Senior Notes--Optional
                              Redemption."


Change of Control..........   If a Change of Control (as defined herein)
                              occurs, the Company must make an offer to purchase all the then-outstanding Senior Notes, and purchase all such Senior Notes validly tendered pursuant to such offer, at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to the date of purchase. See "Description of Senior
                              Notes--Certain Covenants--Change of Control."


Certain Covenants..........   The Indenture contains certain covenants,
                              including covenants that limit (i) incurrence of certain Indebtedness; (ii) Restricted Payments (as defined herein); (iii) issuances and sales of equity interests by Restricted Subsidiaries (as defined herein); (iv) sale/ leaseback transactions; (v) transactions with affiliates;
                              (vi) liens; (vii) asset sales; (viii) dividend and other payment restrictions affecting
                              Restricted Subsidiaries; and (ix) mergers, consolidations and sales of assets. See
                              "Description of Senior Notes--Certain Covenants" and "--Merger, Consolidation and Sale of Assets."




                                  RISK FACTORS


     See "Risk Factors" beginning on page 18 for a discussion of certain factors which investors should consider in connection with the Exchange Offer and an investment in the New Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)


     The balance sheet data set forth below as of December 31, 1994, 1995, 1996 and 1997 and the statement of operations data for each of the years in the four-year period ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. The balance sheet data as of December 31, 1993 and the statement of operations data for the year then ended have been derived from unaudited financial statements of the Company not included herein. The balance sheet data as of June 30, 1997 and 1998 and the selected statements of operations data for the six months ended June 30, 1997 and 1998 and the twelve months ended June 30, 1997 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                            YEARS ENDED DECEMBER 31,
                                           -----------------------------------------------------------
                                               1993        1994        1995        1996      1997(1)
                                           ----------- ----------- ----------- ----------- -----------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Scheduled cargo services ................  $     --    $ 19,941    $ 40,124    $ 54,775    $ 56,412
 ACMI services ...........................    29,025      44,420      35,340      35,520      31,080
 Repairs, training and other .............        --         492         885       3,953       2,502
                                            --------    --------    --------    --------    --------
  Total revenues .........................    29,025      64,853      76,349      94,248      89,994
                                            --------    --------    --------    --------    --------
Total operating expenses .................    25,136      52,714      64,646      81,040      91,021
                                            --------    --------    --------    --------    --------
Operating income (loss) ..................     3,889      12,139      11,703      13,208      (1,027)
Interest expense .........................    (1,035)     (1,111)       (985)       (966)     (1,091)
Interest and other income, net ...........       274       3,170         320         786       2,233
                                            --------    --------    --------    --------    --------
Net income ...............................  $  3,128    $ 14,198    $ 11,038    $ 13,028    $    115
                                            ========    ========    ========    ========    ========
BALANCE SHEET DATA (AT PERIOD END):
Working capital ..........................  $  3,917    $  4,861    $  9,735    $ 13,710    $  2,970
Total assets .............................    29,502      45,313      57,026      65,886      82,846
Total debt ...............................    17,274      13,946      13,129      11,357      30,084
SELECTED FINANCIAL DATA:
Depreciation and amortization ............  $  2,210    $  3,887    $  6,924    $  9,390    $ 11,470
Capital expenditures .....................     9,714      14,843      15,164      14,108      32,836
OPERATING DATA:
Destinations served (end of period) ......        --           9          21          27          29
Tons of freight transported--scheduled
 cargo services ..........................        --      32,072      64,906      75,923      68,844
ACMI block hours flown ...................    12,943      15,280      12,068      12,289      10,712
Aircraft in service (end of period) ......        13          13          14          15          14

                                               TWELVE        SIX MONTHS ENDED
                                            MONTHS ENDED         JUNE 30,
                                              JUNE 30,   -------------------------
                                              1997(1)        1997         1998
                                           ------------- ----------- -------------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Scheduled cargo services ................   $ 64,636     $ 33,654     $  36,791
 ACMI services ...........................     40,089       17,346        16,055
 Repairs, training and other .............      2,542        1,203         1,018
                                             --------     --------     ---------
  Total revenues .........................    107,267       52,203        53,864
                                             --------     --------     ---------
Total operating expenses .................     90,135       45,540        50,952
                                             --------     --------     ---------
Operating income (loss) ..................     17,132        6,663         2,912
Interest expense .........................       (902)        (434)       (2,544)
Interest and other income, net ...........        436          123         4,186
                                             --------     --------     ---------
Net income ...............................   $ 16,666     $  6,352     $   4,554
                                             ========     ========     =========
BALANCE SHEET DATA (AT PERIOD END):
Working capital ..........................   $ 13,829     $ 13,829     $ 160,551
Total assets .............................     66,236       66,236       253,468
Total debt ...............................      9,323        9,323       200,753
SELECTED FINANCIAL DATA:
Depreciation and amortization ............   $ 10,662     $  5,688     $   6,286
Capital expenditures .....................     17,190        9,349        16,480
OPERATING DATA:
Destinations served (end of period) ......         29           29            25
Tons of freight transported--scheduled
 cargo services ..........................     80,384       39,974        46,039
ACMI block hours flown ...................     13,841        6,441         5,697
Aircraft in service (end of period) ......         15           15            14

----------------
(1) The Company's 1997 results were adversely affected by the temporary cessation of operations for seven weeks during September and October 1997. The Company gradually resumed operations during the remainder of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Results." The twelve months ended June 30, 1997 data has been presented to illustrate the Company's operating results for the most recent twelve month period prior to the cessation of operations.

                                  RISK FACTORS


     AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE NEW NOTES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, THE RISK FACTORS SET FORTH BELOW BEFORE MAKING AN INVESTMENT IN THE NEW NOTES.


SUBSTANTIAL LEVERAGE


     The Company is highly leveraged and has significant debt service requirements. At June 30, 1998, the total consolidated indebtedness of the Company was approximately $201 million and the ratio of total consolidated indebtedness to total capitalization was approximately 82%. The degree to which the Company is leveraged will have important consequences to holders of the Senior Notes, including: (i) the ability of the Company to obtain additional financing, whether for working capital, capital expenditures or other purposes, may be impaired; (ii) substantially all of the Company's current cash flow from operations will be required for debt service, thereby reducing funds available to the Company for its operations; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable upon a downturn in its business; and (v) to the extent that the Company incurs any indebtedness at variable rates, including under the Existing Credit Facility (as defined herein), the Company will be vulnerable to increases in interest rates.


ABILITY TO SERVICE DEBT


     The Company's ability to pay interest and principal on the Senior Notes and to satisfy its other debt obligations will depend upon its future operating performance. Future operating performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond the Company's control. Historically, the Company's earnings have been adequate to cover its fixed charges, with the exception of the year ended December 31, 1997, for which earnings were insufficient to cover fixed charges by approximately $325,000 due primarily to the Company's temporary cessation of operations during September and October 1997. Based on its current level of operations and anticipated future growth, the Company believes that it will be able to meet the debt service requirements on its indebtedness, meet its working capital needs and fund its capital expenditures and other operating expenses out of cash flow from operations, proceeds of the sale of the Old Notes and available borrowings under the Existing Credit Facility. However, there can be no assurance that the Company's business will generate sufficient cash flow to meet these requirements or that anticipated future growth can be achieved. If the Company is unable to generate sufficient cash flow from operations to service its debt obligations and to meet other cash requirements, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Senior Notes) or obtain additional financing. There can be no assurance that any such asset sales or refinancing would be possible or that any additional financing would be available on terms acceptable to the Company.


RANKING OF SENIOR NOTES


     Although the Old Notes are, and the New Notes will be, senior unsecured obligations of the Company and rank pari passu in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Company, the Old Notes are, and the New Notes will be, effectively subordinated to secured indebtedness of the Company, including any amounts that may be borrowed under the Existing Credit Facility. The Company's indebtedness under the Existing Credit Facility is secured by substantially all of the Company's assets and certain of the Company's other indebtedness is secured by aircraft and other assets. Accordingly, the Senior Notes are effectively subordinated to the extent of such security interests. Although the Indenture contains limits on the amount of additional indebtedness that the Company may incur, under certain circumstances the amount of such indebtedness could be substantial and may be secured. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of

Senior Notes--Ranking," "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" and "--Certain
Covenants--Limitation on Liens."


DEPENDENCE ON EARNINGS OF SUBSIDIARIES


     The Company's ability to repay its indebtedness, including the Senior Notes, will depend on the earnings of Fine Air and Agro Air and on its ability to receive funds from Fine Air and Agro Air through dividends, repayment of intercompany notes or other payments. The ability of Fine Air and Agro Air to pay dividends, repay intercompany notes or make other advances to the Company is subject to restrictions imposed by applicable law, tax considerations and the terms of the Existing Credit Facility.


RESTRICTIONS IMPOSED BY CERTAIN COVENANTS


     The Existing Credit Facility and the Indenture contain a number of significant covenants that, among other things, will restrict the ability of the Company to dispose of assets, incur additional indebtedness, incur liens on property or assets, repay other indebtedness, pay dividends, enter into certain investments or transactions, repurchase or redeem debt or equity securities, engage in mergers or consolidations or engage in certain transactions with subsidiaries and affiliates and otherwise restrict business activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. A breach of any of these covenants could result in a default under the Existing Credit Facility. If any such default occurred, the lender under the Existing Credit Facility could elect to declare the outstanding borrowings under the Existing Credit Facility, together with accrued interest and other fees, to be due and payable, and the holders of the Senior Notes could elect to declare the outstanding principal of the Senior Notes, together with accrued interest, to be due and payable. If the Company were unable to repay any such borrowings when due, the lender under the Existing Credit Facility could proceed against its collateral. If the indebtedness under the Existing Credit Facility or the Senior Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. Any such default may have a material adverse effect on the Company's financial condition and results of operations. See "Description of Existing Credit Facility" and "Description of Senior Notes."


INTERNATIONAL BUSINESS RISKS


     The Company derives a majority of its revenues from providing air cargo services and ACMI services to South and Central America and the Caribbean. The risks of doing business in foreign countries include potential adverse changes in the diplomatic relations of foreign countries with the United States, hostility from local populations, adverse effects of currency exchange controls, restrictions on the withdrawal of foreign investment and earnings, government policies against businesses owned by non-nationals, expropriations of property, the potential instability of foreign governments and the risk of insurrections that could result in losses against which the Company is not insured. The Company's international operations also are subject to economic uncertainties, including, among others, risks of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure. At some foreign airports, the Company is required by local governmental authorities or market conditions to contract with third parties for maintenance, ground and cargo handling and other services. The performance by these third parties of such services is beyond the Company's control, and any operating difficulties experienced by these third parties could adversely affect the Company's reputation or business. In addition, traffic rights to many foreign countries are subject to bilateral air services agreements between the United States and the foreign countries, are allocated only to a limited number of U.S. carriers and are subject to approval by the applicable foreign regulators. Consequently, the Company's ability to provide air cargo service in some foreign markets depends in part on the willingness of the U.S. Department of Transportation (the "DOT") to allocate limited traffic rights to the Company rather than to competing U.S. airlines and on the approval of the applicable foreign regulators. See "Business--Government Regulation."


GROWTH STRATEGY IMPLEMENTATION; ABILITY TO MANAGE GROWTH


     The Company's growth strategy includes (i) increasing its scheduled cargo services to South and Central America and the Caribbean as well as the possible expansion of such services to other international markets such as Europe, (ii) increasing its ACMI services and (iii) possible acquisitions. The Company's ability to execute its growth strategy will depend on a number of factors, including existing and emerging competition, the ability to maintain profit margins in the face of competitive pressures, the continued recruitment, training and retention of operating employees, the strength of demand for its services and the availability of capital to support its growth. Expanded international operations may involve increased costs and risks including those related to foreign regulation, intensified competition, currency fluctuations and exchange controls. In addition, future growth may place strains on the Company's management resources, management information systems and financial and accounting systems. There can be no assurance that the Company will be successful in implementing its growth strategy, and the Company's failure to do so effectively could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Growth Strategy."


COMPETITION


     The air freight industry is highly competitive. The Company's cargo services compete for cargo volume principally with other all-cargo airlines, integrated carriers and scheduled and non-scheduled passenger airlines which have substantial belly cargo capacity. To a lesser extent, the Company's cargo services also compete for freight forwarding business with fully integrated carriers, some of which are also customers of the Company. The Company's ACMI services compete primarily with other airlines that operate all-cargo aircraft and have lift capacity in excess of their own needs. Many of the Company's competitors have substantially greater financial and other resources and more extensive facilities and equipment than the Company. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors. See "Business--Competition."


CAPITAL INTENSIVE NATURE OF AIRCRAFT OWNERSHIP AND OPERATION


     The airline business is highly capital-intensive. The Company has made significant capital investments to acquire the aircraft, ground and cargo handling equipment and an inventory of spare parts necessary for the operation of its business. The Company historically has purchased, and intends to continue to purchase, used aircraft, which tend to require more maintenance than newer generation aircraft. Older aircraft tend to be subject to more Airworthiness Directives ("ADs") promulgated by the FAA than newer aircraft, and are required to undergo extensive structural inspections on an ongoing basis. Currently, the Company's fleet consists of a single aircraft type, and an AD requiring significant modifications to that aircraft type could require the Company to invest significant additional funds in its aircraft or ground its fleet pending compliance with the AD. The Company cannot predict when and whether new ADs covering its aircraft will be promulgated, and there can be no assurance that compliance with ADs will not adversely affect the Company's business, financial condition or results of operations. In addition, to satisfy FAA rules regarding allowable noise levels, prior to December 31, 1999, the Company must install "hushkits" on its DC-8 aircraft. The Company estimates that the average cost of such hushkits will be approximately $2.25 million per aircraft, and that the aggregate cost to the Company to hushkit its 14 DC-8s and to acquire two spare hushkits will be $36.0 million, approximately $19.2 million of which had been incurred as of June 30, 1998. The Company intends to purchase hushkits for this purpose from Quiet Technology Venture, Limited ("QTV, Ltd."), a related party, which received a Supplemental Type Certificate, a certification from the FAA that authorizes the use of a particular process to perform a major modification to a United States registered aircraft ("STC"), meeting the FAA's Stage III noise emission requirements for its hushkits. See "Certain Transactions." There can be no assurance that the costs of acquiring and installing hushkits on the

Company's aircraft will not exceed management's estimates or that the installation can be completed on a timely basis. See "Business--Government Regulation."


AVAILABILITY OF ADDITIONAL AIRCRAFT AND AIRCRAFT PARTS


     The Company's growth strategy depends in large part upon its ability to acquire additional aircraft to increase its lift capacity. The Company's strategy has been to acquire used aircraft that formerly were in passenger service and to convert such aircraft to cargo use. The market for used aircraft can be affected by a number of factors, including increased demand from other cargo carriers, which could limit the number of available aircraft and increase the acquisition cost thereof. Certain parts and components required for the operation of the Company's existing aircraft may not be readily available in the marketplace when the Company requires them, and the inability of the Company to obtain necessary components or parts in a timely manner could adversely affect the Company's operations. There can also be no assurance that any aircraft acquired in passenger configuration can be converted to cargo configuration on a timely basis. See "Business--Growth Strategy."


CYCLICAL NATURE OF AIR FREIGHT INDUSTRY; SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS


     The air freight industry is highly sensitive to general economic and political conditions, and the results of operations and financial condition of air cargo carriers such as the Company can be adversely affected by economic downturns in global or regional economies that result in decreased demand for air freight transportation. Any prolonged general reduction in the world air freight market could have a material adverse effect on the Company's growth or financial performance. The Company's business has been, and is expected to continue to be, seasonal in nature, with a majority of the Company's revenues and operating income falling in the second half of the year (principally the fourth quarter). The Company's fourth quarter revenues and operating income are typically higher due to an increase in cargo transported in anticipation of and during the holiday season. An interruption in the Company's operations during this period due to unanticipated maintenance, compliance with ADs, severe weather or other factors beyond the Company's control could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."


COST AND AVAILABILITY OF FUEL


     Fuel is a major expense for all airlines, and the cost and availability of aviation fuel are subject to economic and political factors and events which the Company can neither control nor accurately predict. Higher fuel prices resulting from fuel shortages or other factors could adversely affect the Company's profitability if the Company is unable to pass on the full amount of fuel price increases to its customers through fuel surcharges or higher rates. In addition, a shortage of supply could have a material adverse effect on the air freight industry in general and the financial condition and results of operations of the Company. See "Business--Aircraft Fleet--Fuel."


CONTRABAND RISK


     Customers may not inform the Company, despite the requirement to do so, when their cargo includes hazardous materials. In addition, the Company's own checks and searches for hazardous materials, weapons, explosive devices and illegal freight may not reveal the presence of such materials or substances in its customers' cargo. The transportation of unmanifested hazardous materials or of contraband could result in fines, penalties, flight bans or possible damage to the Company's aircraft. In one such instance, the government of Peru has alleged that the Company supplied a chartered aircraft, which transported weapons to Ecuador in February 1995 during the Ecuador-Peru conflict, and has revoked the Company's right to fly commercially into Peru. The particular flight at issue was a chartered aircraft, and the Company denies any wrongdoing. The FAA found after an investigation of the matter that there was not sufficient evidence to support a conclusion that the Company violated regulations governing the transportation of hazardous materials by air. However, the Company continues to be subject to the Peruvian flight ban and is unable to predict when this ban will be lifted. There can be no assurance the Company will not be subject to fines, penalties or flight bans in the future, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Security and Safety."


DEPENDENCE UPON MANAGEMENT AND KEY PERSONNEL


     The Company's success depends to a significant degree upon the continued services of J. Frank Fine and Barry H. Fine, as well as the Company's ability to retain other members of the Company's senior management team and key personnel. The Company does not have employment agreements with either Frank or Barry Fine and does not maintain "key man" life insurance. The loss of services of Messrs. Frank or Barry Fine or certain other officers or key personnel could have a material adverse effect on the Company's results of operations and its future prospects. See "Management."


EMPLOYEE RELATIONS


     Many airline industry employees are represented by labor unions. The Company's employees have been subject to union organization efforts from time to time, and the Company is likely to be subject to future unionization efforts as its operations expand. On October 3, 1997, the International Brotherhood of Teamsters (the "Teamsters") was certified to represent the Company's Flight Deck Crew Members for collective bargaining purposes. Although the Teamsters has been certified by the National Mediation Board, negotiations regarding a collective bargaining agreement have only recently commenced. The unionization of the Company's workforce could result in higher employee compensation and working condition demands that could increase the Company's operating costs or constrain its operating flexibility. See "Business--Employees."


GOVERNMENT REGULATION


     The Company is subject to extensive government regulation under U.S. laws and the laws of the various countries which it serves as well as bilateral and multilateral agreements between the United States and foreign governments. The Company is subject to the jurisdiction of the FAA with respect to aircraft maintenance and operations and other matters affecting air safety. The FAA has the authority to suspend temporarily or revoke permanently the authority of the Company or its licensed personnel for failure to comply with FAA regulations and to assess civil penalties for such failures. The DOT and FAA have authority under the Aviation Safety Noise Abatement Act of 1979, as amended, and under the Airport Noise and Capacity Act of 1990 ("ANCA") to monitor and regulate aircraft engine noise and exhaust emissions. ANCA requires the elimination of Stage II aircraft, pursuant to which airlines such as the Company must bring their fleets into compliance with certain FAA Stage III noise emissions standards in the contiguous 48 states by December 31, 1999. The FAA has promulgated under the ANCA regulations establishing interim compliance dates and phase-out requirements. The Company must currently have at least 50% of its fleet in compliance with the FAA's Stage III noise level requirements. Seventy-five percent of the Company's fleet must be in compliance by December 31, 1998, and the Company's entire fleet must be in full compliance by December 31, 1999. In order to meet the FAA's Stage III requirements, the Company currently intends to install hushkits on between six and eight of its aircraft in 1998 and the balance by December 31, 1999. The Company intends to purchase hushkits for this purpose from a related party. See "Certain Transactions." The Company estimates that the average cost of such hushkits will be approximately $2.25 million per aircraft, and that the aggregate cost to the Company to hushkit its 14 DC-8s and to acquire two spare hushkits will be $36.0 million, of which approximately $19.2 million had been incurred as of June 30, 1998. To date, however, the Company has not installed hushkits on any of its aircraft, and has met the Stage III requirements applicable to it through interchange agreements with other carriers. Pursuant to such interchange agreements and under current rules promulgated by the FAA, the Company leases aircraft that meet the Stage III standards from these other carriers, which has allowed the Company to comply with the FAA's Stage III requirements. The Company is capable and has the authority, right and approval from the FAA to operate, under such interchange agreements, third party aircraft. The Company's current interchange agreement expires in late December 1998 and the Company's ability to continue to meet Stage III requirements through interchange agreements will depend upon its ability to renew such agreement or enter into new interchange agreements with other airlines. There can be no assurance that the FAA will continue to permit or recognize the validity of such interchange agreements. The Company must also remain "fit" under applicable DOT regulations governing, among other things, air carriers' financial health, record of compliance with DOT regulations and U.S. citizenship requirements. The FAA also exercises regulatory jurisdiction over the transportation of hazardous materials. To provide scheduled service to foreign countries, the Company must obtain permission for such operations from both the DOT and the applicable foreign government authorities and comply with all applicable rules and regulations imposed by these foreign government authorities.


     The failure of the Company or its employees to comply with applicable government regulations could subject the Company to substantial fines or penalties or could result in the suspension or loss of the Company's licenses, permits or authority to operate its aircraft or routes. In 1991, Agro Air paid approximately $107,000 in penalties and signed a consent order with the DOT, agreeing that Agro Air was able to lease aircraft and to provide maintenance and insurance, but not to lease or provide aircraft crews to third parties. This consent order has not adversely impacted the Company's operations and the Company has been able to provide ACMI services to third parties. In March 1997, the Company agreed to settle with the FAA and pay civil penalties in the amount of $30,000 for violation of the Federal Aviation Regulations for failing to properly document certain training of some of its crew members.


     Following the August 7, 1997 crash of one of the Company's aircraft, the Company's operations were placed under heightened scrutiny by the FAA. As a result of concerns expressed by the FAA, the Company voluntarily ceased operations on September 4, 1997, and on September 12, 1997 the Company entered into the Consent Agreement. As part of the Consent Agreement, the Company agreed not to resume operations until the FAA approved new cargo handling and hazardous materials procedures to be implemented by the Company. Under the Consent Agreement, the Company agreed to make a remedial payment of $1.5 million to the FAA for the costs of the FAA's investigation, review and re-inspection of the Company. Pursuant to the Consent Agreement, $500,000 of this assessment was waived as a result of the Company's compliance with certain requirements prior to December 31, 1997. The Company resumed operations on a limited basis on October 28, 1997, approximately seven weeks after suspending operations. The Company is in full compliance with the terms of the Consent Agreement.


     Before the Company can operate a new aircraft type, including the L-1011 it owns, it must demonstrate to the FAA that it can safely operate and maintain the aircraft. This includes the preparation by the Company of detailed operational, training and maintenance manuals which must be accepted by the FAA. Furthermore, the Company must demonstrate that it can implement and comply with such manuals, properly train its crews and successfully operate proving flights for the FAA before introducing the new aircraft type into revenue service. There can be no assurance that the FAA will certify the Company for operation of any new aircraft types the Company may seek to operate, including the L-1011 aircraft the Company is currently seeking certification to operate.


     In addition to the foregoing, the adoption of new laws, policies, or regulations, amendments to existing laws or regulations, including ANCA, or changes in the interpretation or application of existing laws, policies or regulations, whether by the FAA, the DOT, the U.S. government or any foreign, state or local government to whose authority the Company is subject could have a material adverse impact on the Company and its operations. See "Business--Government Regulation."


UNINSURED LOSSES; COST OF INSURANCE


     The Company is subject to potential losses as a result of third party claims arising from accidents involving the Company's aircraft or an aircraft that the Company has repaired or maintained. Substantial claims resulting from such an accident could exceed the Company's policy limits and have a material adverse effect on the business, financial condition and results of operations of the Company.

Aviation insurance premiums historically have fluctuated based on factors that include the loss history of the industry in general and the insured carrier, and the ability of the Company to maintain adequate insurance coverage on economical terms could be adversely affected by general industry conditions or losses incurred by the Company.


CHANGE OF CONTROL


     Upon a Change of Control (as defined herein), the Company must make an offer to purchase all the then outstanding Senior Notes, and purchase all such Senior Notes validly tendered pursuant to such offer, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Senior Notes upon the occurrence of a Change of Control. In addition, a Change of Control may cause a default under the Existing Credit Facility. The inability to purchase all of the tendered Senior Notes would constitute an Event of Default (as defined herein) under the Indenture. See "Description of Senior Notes--Change of Control."


CONTROLLING STOCKHOLDERS


     Frank and Barry Fine beneficially own all of the outstanding voting stock of the Company and, by virtue of such stock ownership, have the power to control all matters submitted to the stockholders of the Company and to elect all directors of the Company. The interests of Frank and Barry Fine as equity holders may differ from the interests of the holders of the Senior Notes. See "Ownership" and "Certain Transactions."


ABSENCE OF PUBLIC MARKET FOR NOTES


     The Old Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.


     Although the New Notes may be resold or otherwise transferred by the holders thereof (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the New Notes on a national securities exchange or for quotation of the New Notes on an automated dealer quotation system. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market-making, if initiated, may be discontinued at any time without notice. The liquidity of any market for the New Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The liquidity of, and trading markets for, the New Notes may also be adversely affected by general declines in the market for non-investment grade debt. Such declines may adversely affect the liquidity of, and trading markets for, the New Notes independent of the financial performance of, or prospects for, the Company.


     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with provisions of Rule 144 under the Securities Act.


     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. There can be no assurance that the market, if any, for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the New Notes.


CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES


     The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.


     The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.


EXCHANGE OFFER PROCEDURES


     Subject to the conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message (as defined under "The Exchange Offer--Acceptance for Exchange and Issuance of New Notes") if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is not under a duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.


FRAUDULENT CONVEYANCE; UNENFORCEABILITY OF SUBSIDIARY GUARANTEES


     The Company believes that the indebtedness represented by the Subsidiary Guarantees was incurred for proper purposes and in good faith and the Subsidiary Guarantors are, and at the time of the consummation of the sale of the Old Notes were, solvent, have sufficient capital for carrying on their businesses and are able to pay their debts as they mature. If a court of competent jurisdiction in a suit by a creditor or representative of creditors of a Subsidiary Guarantor (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of the indebtedness represented by a Subsidiary Guarantee, such Subsidiary Guarantor was insolvent, was rendered insolvent by reason of the incurrence of such guarantee, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believes that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than fair consideration or reasonably equivalent value, then such court could, among other things, (i) void all or a portion of such Subsidiary Guarantor's obligations to the holders of the Senior Notes, the effect of which could be that the holders of the Senior Notes may not be repaid in full and/or (ii) subordinate such Subsidiary Guarantor's obligations to the holders of the Senior Notes to other existing and future indebtedness of such Subsidiary Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes. See "Description of Senior Notes--Subsidiary Guarantees."

                              THE EXCHANGE OFFER


PURPOSE OF THE EXCHANGE OFFER


     In connection with the sale of the Old Notes, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchaser, pursuant to which the Company agreed to file and to use its commercially reasonable efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for notes with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the description of the terms of the Registration Rights Agreement is qualified in its entirety by reference thereto.


     The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if a registration statement relating to the Exchange Offer has not been filed by August 3, 1998 and declared effective by November 2, 1998, increased cash interest ("Liquidated Damages") will be payable on the Old Notes. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any Liquidated Damages thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."


     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.


TERMS OF THE EXCHANGE OFFER


     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $200,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $200,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in denominations of $1,000 or any integral multiple thereof.


     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes are outstanding.


     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.


     Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDERS OWN FINANCIAL POSITIONS AND REQUIREMENTS.



     The term "Expiration Date" means 5:00 p.m., New York City time, on November 9, 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).



     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.


     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.


ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES


     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.


     Subject to the conditions set forth under "--Conditions to the Exchange Offer," delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, including an Agent's Message if the tendering holder does not deliver a Letter of Transmittal, (ii) a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when certificates for Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.


     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC. See "--Procedures for Tendering Old Notes; Book-Entry Transfer." The term "Agent's Message" means a message transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.


     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."


     Pursuant to the Letter of Transmittal, or the Agent's Message, as the case may be, a holder of Old Notes will warrant and agree in the Letter of Transmittal or pursuant to the Agent's Message that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.


PROCEDURES FOR TENDERING OLD NOTES


 VALID TENDER


     Except as set forth below, in order for Old Notes to be validly tendered by book-entry transfer, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and in either case any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "--Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below or (ii) the guaranteed delivery procedures set forth below must be complied with.

     Except as set forth below, in order for Old Notes to be validly tendered by a means other than by book-entry transfer, a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, must be delivered to the Exchange Agent by mail, facsimile, hand delivery or overnight carrier at one of the Exchange Agent's addresses set forth under "--Exchange Agent" on or prior to the Expiration Date and either (i) such Old Notes must be delivered to the Exchange Agent on or prior to the Expiration Date or (ii) guaranteed delivery procedures set forth below must be complied with.


     If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.


     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.


 BOOK-ENTRY TRANSFER


     The Exchange Agent and DTC have confirmed that any Direct Participant (as defined in "Description of Senior Notes--Book-Entry, Delivery and Form") in DTC's book-entry transfer facility system may utilize DTC's book-entry procedures to tender Old Notes. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Direct Participant may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message or a completed and signed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal must in any case be delivered to and received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.


     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


 SIGNATURE GUARANTEES


     Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

 GUARANTEED DELIVERY


     If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:


     (a) such tenders are made by or through an Eligible Institution;


     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and


     (c) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in lieu thereof, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.


     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.


     Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent's Message in lieu thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.


     The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.


 DETERMINATION OF VALIDITY


     All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.


     The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.


     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.


     A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.


RESALES OF NEW NOTES


     The Company is making the Exchange Offer for the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.


     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. A Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "--Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.


     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.


WITHDRAWAL RIGHTS


     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.


     In order for a withdrawal to be effective a written, telegraphic or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."


     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliate or assign of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.



INTEREST ON NEW NOTES


     Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after June 5, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for on the Old Notes. Accordingly, such holders of Old Notes as of the record date for the next succeeding Interest Payment Date will be entitled to receive interest on the New Notes issued in exchange therefor accrued from and after June 5, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for on the Old Notes.


CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exist or have not been satisfied:


     (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or


     (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or


     (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.


EXCHANGE AGENT


     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:



                   BY MAIL:                       BY OVERNIGHT DELIVERY OR HAND:
                The Bank of New York                   The Bank of New York
               101 Barclay Street, 7E                   101 Barclay Street
             New York, New York 10286            Corporate Trust Services Window
        Attention: Reorganization Section                  Ground Level
                Nathalie Simon                       New York, New York 10286
 (Registered or Certified Mail Recommended)     Attention: Reorganization Section
                                                          Nathalie Simon



                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:
                                (212) 815-5788



                            FACSIMILE TRANSMISSIONS:
                                 (212) 815-6339
                         (Eligible Institutions Only)


   Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.


FEES AND EXPENSES


     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.


     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


     The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     For U.S. federal income tax purposes, the exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as a taxable exchange for U.S. Federal income tax purposes. In that event, holders who exchange their Old Notes for New Notes would not recognize income, gain or loss for U.S. federal income tax purposes. In addition, a holder's tax basis in the New Notes would be equal to its adjusted basis in the Old Notes, and its holding period would include the period during which it held the Old Notes. Persons considering the exchange of Old Notes for New Notes pursuant to the Exchange Offer should consult their own tax advisers concerning the application of the U.S. federal tax laws to their particular situation as well as the consequences arising under the laws of any other taxing jurisdiction.


     The following summary sets forth the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of a Note, whether an Old Note or a New Note. It does not purport to consider all of the possible tax consequences of the purchase, ownership and disposition of a Note and is not intended to reflect the individual tax position of any holder. It deals only with Notes held as capital assets. Except as expressly indicated, it is addressed only to initial holders who purchased Old Notes at their issue price (as defined below) and does not deal with holders with a special tax status or special tax situation, including financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold Notes as part of a straddle, hedge, synthetic security or conversion transaction, persons whose functional currency is not the U.S. dollar or expatriates or former long-term residents of the United States. This discussion is based on the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in those laws or interpretations, any of which may be applied retroactively. This discussion does not include any description of the tax laws of any state or local government within the United States or of any foreign government that may be applicable to the Notes or holders thereof.


     For purposes of this discussion, a "United States person" means a beneficial owner of a Senior Note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust that is a United States person within the meaning of Section 7701(a)(30)(D) or (E) of the Internal Revenue Code of 1986, as amended. The term "U.S. Holder" includes any United States person or any other person to the extent that income with respect to a
Note is effectively connected with that person's conduct of trade or business within the United States (or, in the case of a beneficial owner to whom an income tax treaty applies, is attributable to a permanent establishment of the beneficial owner in the United States). The term "Non-U.S. Holder" generally refers to any person other than a U.S. Holder. The "issue price" of an Old Note, which was the first price to public (not including bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of Old Notes was sold for money, is $984.49.


TAXATION OF U.S. HOLDERS


     INTEREST PAYMENTS. Interest on a Note will be includible in the gross income of a U.S. Holder as ordinary U.S. source interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.


     SALE OR OTHER DISPOSITION. Upon a sale or other disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's adjusted tax basis in the Note, except to the extent of any amount attributable to accrued interest, which will be taxable as ordinary interest income. A U.S. Holder's tax basis in a Note generally will be the U.S. Holder's U.S. dollar cost for the Old Note, reduced by any principal payments received by the U.S. Holder on the Old Note or the New Note. The gain or loss will be long-term capital gain or loss if, at the time of the sale or other disposition, the Note has been held for more than one year. Under current law, net capital gains of individual taxpayers are taxed at lower rates than items of ordinary income.

     BRANCH PROFITS TAX. A U.S. Holder that is a foreign corporation generally will be subject to a branch profits tax at a rate of 30 percent (or a lower rate if prescribed by a tax treaty) of its effectively connected earnings and profits that are treated as repatriated during the taxable year.


     ESTATE TAX. A Note will be includible in the gross estate of an individual U.S. Holder.


TAXATION OF NON-U.S. HOLDERS


     INTEREST PAYMENTS. Payments of interest (including original issue discount, if any) on a Note to a Non-U.S. Holder will not be subject to U.S. federal income tax, whether by withholding or otherwise, provided that (i) the Non-U.S. Holder (a) does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of voting stock in the Company, (b) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership and (c) is not a bank holding the Note as a result of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (ii) either the beneficial owner of the Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States person. Under temporary U.S. Treasury regulations that apply both to stated interest and to proceeds of a sale or other disposition of a Note, if paid on or before December 31, 1999, the statement may be made by
(i) the beneficial owner of the Note certifying on Internal Revenue Service ("IRS") Form W-8, under penalties of perjury, that it is not a United States person and providing its name and address or (ii) any Financial Institution holding the Note on behalf of the beneficial owner filing a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner and furnishing a copy thereof to the withholding agent. Recently issued final Treasury regulations (the "Final Regulations"), which apply to interest and sale or other disposition proceeds paid after December 31, 1999, also provide that the statement filing requirement generally will be satisfied if the beneficial owner (including partners of certain foreign partnerships), as well as certain foreign partnerships, meet the conditions set forth in the preceding sentence. However, a beneficial owner that is a foreign estate or trust (or fiduciary thereof), a foreign partnership that has entered into a withholding agreement with the IRS, or a Non-U.S. Holder holding a Note through its U.S. branch will be required to provide its "taxpayer identification number" in addition to its name and address on Form W-8. Foreign partnerships and their partners should consult their tax advisers regarding possible additional reporting requirements.


     SALE OR OTHER DISPOSITION. A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. Certain exceptions may apply, and an individual Non-U.S. Holder should consult his tax adviser.


     ESTATE TAX. A Note will not be includible in the estate of an individual Non-U.S. Holder unless the beneficial owner is a direct or indirect ten percent or greater shareholder of the Company.


INFORMATION REPORTING AND BACKUP WITHHOLDING


     U.S. HOLDERS. Information reporting will apply, and backup withholding of tax at a rate of 31 percent may apply, to a payment of principal of or interest or premium, if any, on a Note or the proceeds from a sale or other disposition of a Note, unless the U.S. Holder is a corporation or other exempt recipient. A non-exempt U.S. Holder generally will be subject to backup withholding unless it provides certain identifying information (including its taxpayer identification number) in the manner required.


     NON-U.S. HOLDERS. Generally, information reporting and backup withholding of federal income tax at a rate of 31 percent may apply to payments of principal of and interest and premium, if any, on a

Note to a Non-U.S. Holder if the payee fails to certify that the beneficial owner of the Note is a Non-U.S. Holder. The payment of the proceeds of a disposition of a Note to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies that the beneficial owner is not a United States person or otherwise establishes an exemption. The proceeds of a disposition by a Non-U.S. Holder of a Note to or through a foreign office of a broker will not be subject to backup withholding. However, if a foreign broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for certain periods is effectively connected with a U.S. trade or business, information reporting will apply unless the broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption.


     Any amount withheld under the backup withholding rules is allowable as a refund or credit against the beneficial owner's U.S. federal income tax, provided the required information is provided to the IRS.


     The Final Regulations modify the backup withholding and information reporting requirements in certain respects for payments made after December 31, 1999. A prospective investor is urged to consult its tax adviser regarding the application of the backup withholding and information reporting rules.

                                USE OF PROCEEDS


     The Company will not receive any cash proceeds from the issuance of the New Notes transferred hereby. In consideration for issuing the New Notes in exchange for the Old Notes as described in the Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled.


     The net proceeds to the Company from the sale of the Old Notes were approximately $193.5 million. Of such amount, the Company used approximately $40.5 million to repay indebtedness, including approximately $30.2 million of indebtedness under the Existing Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Existing Credit Facility."


     Of the remaining proceeds, the Company intends to use (i) approximately $16.8 million to acquire and install hushkits on the Company's aircraft and
(ii) approximately $136.2 million to acquire additional DC-8 and widebody aircraft, spare parts, equipment and tooling, to make strategic acquisitions and for working capital and other general corporate purposes.



                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and related Notes thereto and the other financial information appearing elsewhere in this Prospectus.


                                                                                    JUNE 30, 1998
                                                                                   ---------------
                                                                                    (IN THOUSANDS)
Cash and cash equivalents ......................................................       $155,633
                                                                                       ========
Debt(1):
 Existing Credit Facility ......................................................       $     --
 9 7/8% Senior Notes due 2008 ..................................................        200,000
 Capital lease obligations .....................................................            293
 Other debt ....................................................................            460
                                                                                       --------
  Total debt ...................................................................       $200,753
                                                                                       --------
Stockholders' equity:
 Common stock, $0.01 par value, 3,000 shares authorized, issued and outstanding              --
 Retained earnings .............................................................         42,548
 Net unrealized holding gain on investment securities ..........................             22
                                                                                       --------
  Total stockholders' equity ...................................................         42,570
                                                                                       --------
   Total capitalization ........................................................       $243,323
                                                                                       ========

----------------
(1) For a description of the Company's long-term debt, see Note 8 of Notes to the Company's Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA


     The balance sheet data set forth below as of December 31, 1994, 1995, 1996 and 1997 and the statement of operations data for each of the years in the four-year period ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. The balance sheet data as of December 31, 1993 and the statement of operations data for the year then ended have been derived from unaudited financial statements of the Company not included herein. The balance sheet data as of June 30, 1997 and 1998 and the selected statements of operations data for the six months ended June 30, 1997 and 1998 and the twelve months ended June 30, 1997 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results for the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------------------
                                                1993        1994         1995         1996         1997(1)
                                            ----------- ------------ ------------ ------------ --------------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Scheduled cargo services .................  $     --     $ 19,941     $ 40,124     $ 54,775      $56,412
 ACMI services ............................    29,025       44,420       35,340       35,520       31,080
 Repairs, training and other ..............        --          492          885        3,953        2,502
                                             --------     --------     --------     --------      --------
  Total revenues ..........................    29,025       64,853       76,349       94,248       89,994
                                             --------     --------     --------     --------      --------
Total operating expenses ..................    25,136       52,714       64,646       81,040       91,021
                                             --------     --------     --------     --------      --------
Operating income (loss) ...................     3,889       12,139       11,703       13,208       (1,027)
Interest expense ..........................    (1,035)      (1,111)        (985)        (966)      (1,091)
Interest and other income, net ............       274        3,170          320          786        2,233
                                             --------     --------     --------     --------      --------
Net income ................................  $  3,128     $ 14,198     $ 11,038     $ 13,028      $   115
                                             ========     ========     ========     ========      ========
BALANCE SHEET DATA (AT PERIOD END):
Working capital ...........................  $  3,917     $  4,861     $  9,735     $ 13,710      $ 2,970
Total assets ..............................    29,502       45,313       57,026       65,886       82,846
Total debt ................................    17,274       13,946       13,129       11,357       30,084
SELECTED FINANCIAL DATA:
Depreciation and amortization .............  $  2,210     $  3,887     $  6,924     $  9,390      $11,470
Capital expenditures ......................     9,714       14,843       15,164       14,108       32,836
Ratio of earnings to fixed charges(2) .....       3.5x        10.7x         8.2x         8.5x          --(3)
OPERATING DATA:
Destinations served (end of period) .......        --            9           21           27           29
Tons of freight transported--scheduled
 cargo services ...........................        --       32,072       64,906       75,923       68,844
ACMI block hours flown ....................    12,943       15,280       12,068       12,289       10,712
Aircraft in service (end of period) .......        13           13           14           15           14



                                                TWELVE         SIX MONTHS ENDED
                                             MONTHS ENDED          JUNE 30,
                                               JUNE 30,   --------------------------
                                               1997(1)        1997          1998
                                            ------------- ------------ -------------
STATEMENT OF OPERATIONS DATA:
Revenues:
 Scheduled cargo services .................   $ 64,636      $ 33,654     $  36,791
 ACMI services ............................     40,089        17,346        16,055
 Repairs, training and other ..............      2,542         1,203         1,018
                                              --------      --------     ---------
  Total revenues ..........................    107,267        52,203        53,864
                                              --------      --------     ---------
Total operating expenses ..................     90,135        45,540        50,952
                                              --------      --------     ---------
Operating income (loss) ...................     17,132         6,663         2,912
Interest expense ..........................       (902)         (434)       (2,544)
Interest and other income, net ............        436           123         4,186
                                              --------      --------     ---------
Net income ................................   $ 16,666      $  6,352     $   4,554
                                              ========      ========     =========
BALANCE SHEET DATA (AT PERIOD END):
Working capital ...........................   $ 13,829      $ 13,829     $ 160,551
Total assets ..............................     66,236        66,236       253,468
Total debt ................................      9,323         9,323       200,753
SELECTED FINANCIAL DATA:
Depreciation and amortization .............   $ 10,662      $  5,688     $   6,286
Capital expenditures ......................     17,190         9,349        16,480
Ratio of earnings to fixed charges(2) .....       10.2x          8.0x          2.4x
OPERATING DATA:
Destinations served (end of period) .......         29            29            25
Tons of freight transported--scheduled
 cargo services ...........................     80,384        39,974        46,039
ACMI block hours flown ....................     13,841         6,441         5,697
Aircraft in service (end of period) .......         15            15            14

----------------
(1) The Company's 1997 results were adversely affected by the temporary cessation of operations for seven weeks during September and October 1997. The Company gradually resumed operations during the remainder of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Results." The twelve months ended June 30, 1997 data has been presented to illustrate the Company's operating results for the most recent twelve month period prior to the cessation of operations.

(2) In calculating the ratio of earnings to fixed charges, earnings consists of income before income taxes and fixed charges (excluding capitalized interest for the period). Fixed charges consists of interest expense (including amounts capitalized), amortization of debt issue costs and one-third of rental expenses under operating leases (such one-third portion is deemed by the Company to be the equivalent of the interest portion of such payments).

(3) Earnings were insufficient to cover fixed charges by approximately $325,000 for the year ended December 31, 1997.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


     The Company derives its revenues from three sources: scheduled cargo services, ACMI services and repairs, training and other services provided to third parties. During the past four years, the Company's revenues increased to $90.0 million in 1997 from $29.0 million in 1993. The Company's revenue growth during this period has been substantially the result of the introduction and expansion of scheduled cargo services. The Company began offering scheduled cargo services at the beginning of 1994 and has expanded its service to include 25 South and Central American and Caribbean destinations as of June 30, 1998. Revenues from scheduled cargo services increased at a compound annual rate of 41.4% from 1994 to 1997 and represented 62.7% of total revenues in 1997, compared to 30.7% of total revenues in 1994.


     The shift in mix of the Company's revenues during the past three years has impacted its operating margins, as the Company has committed significant resources to build the infrastructure to support its scheduled cargo services, including moving to a new cargo warehouse and new MIA hangar facilities in 1996, opening additional domestic and foreign sales offices, and adding sales, flight, warehouse, cargo and ground handling personnel. Management believes that the Company will be able to utilize its existing infrastructure and fleet, as well as the additional aircraft it intends to acquire, to expand its scheduled cargo services to new destinations in South and Central America and the Caribbean. Management plans to continue to emphasize the development of scheduled cargo services for future revenue growth while at the same time expanding the Company's ACMI services. ACMI services have been more profitable than scheduled cargo services primarily because increased demand for ACMI services during the fourth quarter generally has resulted in higher aircraft utilization and more profitable ACMI rates.


     Revenues from scheduled cargo services consist principally of charges for freight transported on the Company's scheduled cargo routes and charges for transportation logistics services, such as truck and interline transportation of freight, local pick-up and delivery, warehousing and assistance in document preparation and processing. The Company sells air cargo services to destinations its serves directly, destinations served by its ACMI and AMI (aircraft, maintenance and insurance) customers and destinations served by other airlines on an interline basis. Freight rates are structured based upon the type of freight, weight or volume, delivery service and the destination. Beginning in the third quarter of 1996, the Company's revenues from scheduled cargo services include fuel surcharges that the Company instituted following significant increases in fuel prices during the year. During the first quarter of 1997, fuel prices began to decline, and the Company removed its fuel surcharges in certain markets in the second quarter of 1997.


     Revenues from ACMI services are derived from both ACMI and AMI contracts under which the Company supplies its aircraft for specified cargo operations or on an AD HOC basis and charges its customers for such services on a per block hour basis subject, in certain instances, to specified minimum charges. The Company's ACMI customers are responsible for substantially all other aircraft operating expenses, including fuel, landing and parking fees and ground and cargo handling expenses. The Company's AMI customers are responsible for the same operating costs as ACMI customers and also provide their own crews.


     Revenues from repairs, training and other are comprised principally of charges for third party maintenance services, including airframe, component and engine maintenance, repairs and overhauls, as well as spare parts sales, leasing and training.


     Flying operations expenses are comprised principally of fuel costs, crew costs, overflight, landing and parking fees, aircraft rental expenses, expenses for transporting freight to and from the Company's MIA hub from its sales offices and interline transportation expenses. Flying operations expenses associated with ACMI services, such as fuel, overflight, landing and parking fees, are either paid directly by the Company's customer or billed to the customer on a direct pass-through basis. Most of the Company's ACMI customers purchase their own fuel.


     Aircraft and traffic servicing expenses are comprised principally of personnel and equipment repair expenses associated with the Company's cargo warehouse, cargo handling and ground handling operations and communications, personnel and third party expenses related to flight planning. Aircraft and traffic servicing expenses have increased over the past three years as the Company has added personnel to handle the increase in scheduled cargo services.



     Maintenance expenses are comprised principally of labor, parts and supplies associated with the maintenance, repair and overhaul of the Company's aircraft and engines and third party maintenance services. Costs associated with major maintenance ("C" and "D") checks are capitalized when incurred and amortized over their expected useful lives, ranging from 3 years for "C" checks and engine repairs to 8 years for "D" checks. Other maintenance expenses, including expenses associated with routine maintenance checks, are expensed when incurred. Because the Company pays for maintenance whether its aircraft are used in scheduled cargo service or ACMI service, maintenance expenses are not affected by changes in the mix of revenues from these two services.


     General and administrative expenses are comprised principally of salaries and benefits for executive and administrative personnel, insurance, security expenses and rent, utilities and other occupancy expenses associated with the Company's cargo warehouse and MIA hangar facilities and domestic and international operations stations and sales offices.


     Selling expenses are comprised principally of salaries and benefits for sales personnel, commissions paid to third party general sales agents, advertising and marketing expenses and provision for bad debts.


     Depreciation and amortization expenses are comprised principally of depreciation on aircraft, aircraft components and ground equipment, and the amortization of capitalized major airframe and engine maintenance, repairs and overhauls.


     Immediately prior to the consummation of the sale of the Old Notes, each of Messrs. Frank and Barry Fine contributed his interest in Fine Air and Agro Air to the Company, and Fine Air and Agro Air became wholly owned subsidiaries of the Company. The Company's Consolidated Financial Statements included in this Prospectus reflect the consolidated results of the Company, Fine Air and Agro Air for all periods presented. The Company, Fine Air and Agro Air are S corporations and, accordingly, were not subject to federal and certain state corporate income taxes.


RECENT RESULTS


     On September 4, 1997, the Company temporarily suspended operations. During the first half of 1997, the Company had experienced increases over the prior year in revenues from both scheduled cargo services and ACMI services. The Company resumed operations on a limited basis on October 28, 1997, approximately seven weeks after suspending operations. During the remainder of 1997, the Company focused principally on rebuilding service to its scheduled cargo destinations. The cessation of operations resulted in a significant decrease in revenue for the third and fourth quarters of 1997. Although the Company was able to reduce certain overhead expenses during this period, expenses associated with maintaining the infrastructure and personnel necessary to recommence operations and complying with the FAA's requirements resulted in significant operating losses during the second half of 1997.


     The impact of the temporary cessation of operations continued to affect the Company's revenues and profitability during the three months ended March 31, 1998. During the first quarter of 1998, the Company continued to emphasize rebuilding the service level of its scheduled cargo services. By the end of the quarter, the Company's scheduled cargo operations served most of the destinations which had been served during the first half of 1997, and revenues from scheduled cargo services had returned to historical levels. ACMI block hours remained at lower than historical levels during the first quarter of 1998, due primarily to the Company's emphasis on rebuilding its scheduled cargo services. During the second quarter of 1998, both revenue and operating income increased significantly from the first quarter of 1998. Revenues increased 14.3% to $28.7 million in the second quarter of 1998 from $25.1 million in the first quarter of 1998, reflecting increases in both scheduled and ACMI services. Total block hours increased 13.8% to 6,324 in the second quarter of 1998 from 5,556 in the first quarter. Operating profit increased to $2.2 million in the second quarter of 1998 from $.8 million in the first quarter.


     During the second quarter of 1998, the Company surpassed the operating levels in the second quarter of 1997. Revenues increased 9.1% to $28.7 million in the second quarter of 1998 from $26.3 million in the second quarter of 1997 due to increases from both scheduled and ACMI services. Total block hours flown increased 8.4% to 6,324 in the second quarter of 1998 from 5,832 in the second quarter of 1997. Operating profit decreased to $2.2 million in the second quarter of 1998 from $3.3 million in the second quarter of 1997 primarily due to increased crew training and other costs related to planned expansion of both scheduled and ACMI services.


     The tables below sets forth selected unaudited quarterly financial and operating data for 1996, 1997 and the first half of 1998 (dollars in thousands):


                                                                               1996 FISCAL QUARTER ENDED
                                                                  ---------------------------------------------------
                                                                   MARCH 31      JUNE 30      SEPT. 30      DEC. 31
                                                                  ----------   -----------   ----------   -----------
Revenues:
 Scheduled cargo services .....................................    $ 11,693     $ 12,099      $ 13,333     $ 17,650
 ACMI services ................................................       5,430        7,347         6,841       15,902
 Repairs, training and other ..................................       1,796          818           542          797
  Total revenues ..............................................      18,919       20,264        20,716       34,349
Operating income ..............................................       1,305        1,434         1,264        9,205
Tons of freight transported--scheduled cargo services .........      18,360       17,153        19,093       21,317
ACMI block hours flown ........................................       2,146        2,743         3,005        4,395


                                                                                1997 FISCAL QUARTER ENDED
                                                                  -----------------------------------------------------
                                                                   MARCH 31      JUNE 30       SEPT. 30       DEC. 31
                                                                  ----------   -----------   ------------   -----------
Revenues:
 Scheduled cargo services .....................................    $ 16,174     $ 17,480       $ 12,111      $ 10,647
 ACMI services ................................................       9,126        8,220          6,540         7,194
 Repairs, training and other ..................................         626          577            706           593
  Total revenues ..............................................      25,926       26,277         19,357        18,434
Operating income (loss) .......................................       3,349        3,314         (4,423)       (3,267)
Tons of freight transported--scheduled cargo services .........      19,404       20,570         15,933        12,937
ACMI block hours flown ........................................       3,346        3,092          2,537         1,737


                                                                    1998 FISCAL QUARTER
                                                                           ENDED
                                                                  -----------------------
                                                                   MARCH 31      JUNE 30
                                                                  ----------   ----------
Revenues:
 Scheduled cargo services .....................................    $ 17,225     $19,565
 ACMI services ................................................       7,511       8,544
 Repairs, training and other ..................................         408         610
  Total revenues ..............................................      25,144      28,719
Operating income ..............................................         758       2,154
Tons of freight transported--scheduled cargo services .........      21,966      24,073
ACMI block hours flown ........................................       2,686       3,011

RESULTS OF OPERATIONS


     The following table sets forth, for the periods presented, certain revenue, expense and income items as a percentage of total operating revenues:


                                                  YEARS ENDED DECEMBER 31,                JUNE 30,
                                            ------------------------------------   -----------------------
                                               1995         1996         1997         1997         1998
                                            ----------   ----------   ----------   ----------   ----------
Revenues:
 Scheduled cargo services ...............       52.6%        58.1%        62.7%        64.5%        68.3%
 ACMI services ..........................       46.3         37.7         34.5         33.2         29.8
 Repairs, training and other ............        1.1          4.2          2.8          2.3          1.9
                                               -----        -----        -----        -----        -----
  Total operating revenues ..............      100.0%       100.0%       100.0%       100.0%       100.0%
                                               =====        =====        =====        =====        =====
Operating expenses:
 Flying operations ......................       34.0%        38.8%        38.0%        36.8%        36.4%
 Aircraft and traffic servicing .........        9.8          8.4          9.7          8.4         10.2
 Maintenance ............................       10.9         10.5         16.9         11.7         15.0
 General and administrative .............       15.0         15.0         17.9         14.4         15.7
 Selling ................................        5.8          3.3          5.9          5.2          5.4
 Depreciation and amortization ..........        9.1         10.0         12.7         10.9         11.7
                                               -----        -----        -----        -----        -----
  Total operating expenses ..............       84.6         86.0        101.1         87.4         94.6
                                               -----        -----        -----        -----        -----
Operating income ........................       15.4         14.0        ( 1.1)        12.8          5.4
Interest and other income, net ..........      ( 0.9)       ( 0.2)         1.2        ( 0.6)         3.0
                                               -----        -----        -----        -----        -----
Net income ..............................       14.5%        13.8%         0.1%        12.2%         8.4%
                                               =====        =====        =====        =====        =====

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997


  REVENUES.


     Revenues increased 3.3% to $53.9 million in the first half of 1998 from $52.2 million in the first half of 1997, due to an increase in revenues from scheduled cargo services of $3.1 million, partially offset by a decrease in revenues from ACMI services of $1.3 million. During the first half of 1998, the Company was still recovering from the temporary cessation of operations during the last half of 1997. Total block hours flown by the Company's fleet increased 4.7% to 11,880 in the first half of 1998 from 11,344 in the first half of 1997, due to an increase of 1,277 hours in block hours flown for scheduled cargo services partially offset by a 741 hour decrease in ACMI block hours.


     Revenues from scheduled cargo services increased 9.2% to $36.8 million in the first half of 1998 from $33.7 million in the first half of 1997, due primarily to increases in tons of freight transported. Scheduled hours increased 26.0% to 6,182 hours in the first half of 1998 from 4,905 hours in the first half of 1997. Revenue associated with the higher level of scheduled cargo service operations was offset somewhat by $2.2 million of fuel surcharges assessed in the first half of 1997. Tons of freight transported increased 15.2% to 46,039 in the first half of 1998 from 39,974 in the first half of 1997, primarily as a result of increased sales efforts by the Company's domestic and international sales network.


     Revenues from ACMI services decreased 6.9% to $16.1 million in the first half of 1998 from $17.3 million in the first half of 1997, due primarily to the Company's emphasis on scheduled service during the first half of 1998. Total block hours flown for ACMI services decreased 11.5% to 5,697 in the first half of 1998 from 6,438 in the first half of 1997.


     Revenues from repairs, training and other decreased to $1.0 million in the first half of 1998 from $1.2 million in the first half of 1997, due primarily to a decrease in third party engine and airframe repairs.

     OPERATING EXPENSES.


     Flying operations expenses increased 2.1% to $19.6 million in the first half of 1998 from $19.2 million in the first half of 1997, due primarily to increased intermodal/interline transportation and other costs associated with the increase in scheduled cargo service block hours and tons transported, partially offset by a decrease in fuel prices. As a percentage of total revenues, flying operations expenses decreased to 36.4% in the first half of 1998 from 36.8% in the first half of 1997.


     Aircraft and traffic servicing expenses increased 25.0% to $5.5 million in the first half of 1998 from $4.4 million in the first half of 1997, due primarily to the addition of personnel to handle the increase in scheduled cargo services, as well as the implementation of new cargo handling and loading procedures. As a percentage of total revenues, aircraft and traffic servicing expenses increased to 10.2% in the first half of 1998 from 8.4% in the first half of 1997, due to the Company's emphasis on scheduled cargo services.


     Maintenance expenses increased 32.8% to $8.1 million in the first half of 1998 from $6.1 million in the first half of 1997, due primarily to the increase in block hours operated, costs associated with personnel training after the resumption of services and an increase in field line maintenance requirements associated with new domestic ACMI contracts. As a percentage of total revenues, maintenance expenses increased to 15.0% in the first half of 1998 from 11.7% in the first half of 1997.


     General and administrative expenses increased 14.7% to $8.6 million in the first half of 1998 from $7.5 million in the first half of 1997, due primarily to increased salary expense and professional fees to support the expansion of operations and the build-up of the Company's infrastructure. As a percentage of total revenues, general and administrative expenses increased to 15.7% in the first half of 1998 from 14.4% in the first half of 1997.


     Selling expenses increased 7.4% to $2.9 million in the first half of 1998 from $2.7 million in the first half of 1997, primarily due to an increase in commissions and other selling expenses in the first quarter of 1998 associated with the increase in scheduled cargo revenues, partially offset by a $246,000 decrease in provision for bad debts. As a percentage of total revenues, selling expenses increased to 5.4% in the first half of 1998 from 5.2% in the first half of 1997.


     Depreciation and amortization expense increased 14.0% to $6.3 million in the first half of 1998 from $5.7 million in the first half of 1997, due primarily to increases in equipment and increased amortization of capitalized maintenance costs. As a percentage of total revenues, depreciation and amortization expenses increased to 11.7% in the first half of 1998 from 10.9% in the first half of 1997.


     OPERATING INCOME. Operating income decreased 56.7% to $2.9 million in the first half of 1998 from $6.7 million in the first half of 1997. The Company's operating margin decreased to 5.4% in the first half of 1998 from 12.8% in the first half of 1997. The temporary cessation of operations in the second half of 1997 continued to adversely impact the Company during the first half of 1998.


     INTEREST AND OTHER INCOME, NET. Interest and other income, net increased $2.0 million in the first half of 1998 compared to the first half of 1997, due primarily to a gain of $3.4 million related to a lawsuit judgment. Interest expense increased to $2.5 million in the first half of 1998 from $434,000 in the first half of 1997 due primarily to additional borrowings, and the accrued interest related to the Senior Notes.


     NET INCOME. As a result of the above factors, net income decreased 28.1% to $4.6 million in the first half of 1998 from $6.4 million in the first half of 1997.


FISCAL 1997 COMPARED TO 1996


  REVENUES.


     Revenues decreased 4.5% to $90.0 million in 1997 from $94.2 million in 1996, due primarily to the cessation of operations for seven weeks and the subsequent effects of such temporary interruption of services during the second half of 1997. In the first half of 1997, revenues increased 33.2% to $52.2 million from $39.2 million in the first half of 1996 due to increases in revenues from both scheduled cargo services and ACMI services. Total block hours flown by the Company's fleet decreased 10.5% to 19,372 in 1997 from 21,642 in 1996, due primarily to the temporary cessation of operations during the second half of 1997.


     Revenues from scheduled cargo services increased 2.9% to $56.4 million in 1997 from $54.8 million in 1996, due to significant increases in cargo rates, partially offset by a decrease in scheduled block hours of 7.4% as a result of the temporary cessation of operations. Tons of freight transported decreased 9.3% to 68,844 in 1997 from 75,923 in 1996.


     Revenues from ACMI services decreased 12.4% to $31.1 million in 1997 from $35.5 million in 1996, due primarily to a decrease in ACMI block hours in the second half of 1997. Total block hours flown for ACMI services decreased 12.8% to 10,712 in 1997 from 12,288 in 1996. The significant decrease in ACMI hours was primarily the result of the temporary cessation of operations, as well as the Company's strategy to reestablish and focus on normal scheduled cargo services when operations recommenced. In the first half of 1997, revenues from ACMI services increased 35.2% to $17.3 million from $12.8 million in the first half of 1996, due primarily to an increase in block hours flown as a result of the addition of new ACMI customers and increased aircraft utilization.


     Revenues from repairs, training and other decreased 37.5% to $2.5 million in 1997 from $4.0 million in 1996, due primarily to $1.2 million of airframe repairs performed on a single aircraft during the first half of 1996. The aircraft was subsequently purchased from a company owned by a stockholder of the Company.


     OPERATING EXPENSES.


     Flying operations expenses decreased 6.6% to $34.2 million in 1997 from $36.6 million in 1996, due primarily to a 7.4% decrease in scheduled cargo services block hours. As a percentage of total revenues, flying operations expenses decreased to 38.0% in 1997 from 38.8% in 1996.


     Aircraft and traffic servicing expenses increased 10.1% to $8.7 million in 1997 from $7.9 million in 1996, due primarily to the addition of personnel to handle the increase in scheduled cargo services in the first half of 1997 and the Company's reluctance to reduce key personnel during the cessation of operations. As a percentage of total revenues, aircraft and traffic servicing expenses increased to 9.7% in 1997 from 8.4% in 1996, due primarily to the increase in the proportion of total revenues generated from scheduled cargo services. Scheduled cargo tonnage increased 12.6% in the first half of 1997 compared to the first half of 1996.


     Maintenance expenses increased 53.5% to $15.2 million in 1997 from $9.9 million in 1996, due primarily to the increase in block hours operated during the first half of 1997. In addition, during the second half of 1997, the Company continued to perform maintenance during the temporary cessation of operations. As a percentage of total revenues, maintenance expenses increased to 16.9% in 1997 from 10.5% in 1996.


     General and administrative expenses increased 14.2% to $16.1 million in 1997 from $14.1 million in 1996, due to increased legal and professional fees associated with issues surrounding the temporary cessation of operations, rent and payroll related expenses. As a percentage of total revenues, general and administrative expenses increased to 17.9% in 1997 from 15.0% in 1996.


     Selling expenses increased 71.0% to $5.3 million in 1997 from $3.1 million in 1996, due primarily to increased commissions and selling expenses to support anticipated growth in scheduled cargo services. Commissions and other selling expenses related to scheduled cargo services increased $916,000 in 1997 compared to 1996. In addition, provision for bad debts increased $866,000 in 1997 compared to 1996. During 1996, reserves for bad debts were reduced by a $391,000 recovery of previously written-off accounts receivable. As a percentage of total revenues, selling expenses increased to 5.9% in 1997 from 3.3% in 1996.

     Depreciation and amortization expense increased 22.3% to $11.5 million in 1997 from $9.4 million in 1996, due primarily to increases in equipment and leasehold improvements as well as increased amortization of capitalized airframe and engine repair and maintenance costs. As a percentage of total revenues, depreciation and amortization expenses increased to 12.7% in 1997 from 10.0% in 1996.


     OPERATING INCOME (LOSS). Operating income (loss) decreased to a $1.0 million loss in 1997 from a $13.2 million profit in 1996 due to the temporary cessation of operations during the last half of 1997.


     INTEREST AND OTHER INCOME, NET. Interest and other income, net increased $1.3 million in 1997 compared to 1996, due primarily to a gain on insurance settlement of $3.9 million partially offset by $1.0 million of initial public offering expenses and a $1.0 million remedial expense payable to the FAA pursuant to the Consent Agreement.


     NET INCOME. As a result of the above factors, net income decreased to $115,000 in 1997 from $13.0 million in 1996.


FISCAL 1996 COMPARED TO 1995


     REVENUES.


     Revenues increased 23.5% to $94.2 million in 1996 from $76.3 million in 1995, primarily due to an increase in revenues from scheduled cargo services. Total block hours flown by the Company's fleet increased 11.9% to 21,642 in 1996 from 19,340 in 1995 due to the addition of one aircraft placed into service in 1996 and increased utilization of the existing fleet.


     Revenues from scheduled cargo services increased 36.7% to $54.8 million in 1996 from $40.1 million in 1995, due primarily to increases in tons of freight transported and cargo rates and to a lesser extent to fuel surcharges collected during the fourth quarter of 1996. Freight tonnage increased 17.0% to 75,923 in 1996 from 64,906 in 1995, primarily as a result of increases in freight transported to and from destinations already served by the Company (principally in Ecuador, El Salvador, Puerto Rico and Venezuela), and to a lesser extent from sales of air cargo service to new destinations (Colombia, the Dominican Republic and Jamaica). As of December 31, 1996, the Company offered scheduled cargo service to 27 destinations, compared to 21 destinations as of December 31, 1995. Management believes that increased load factors were largely the result of expansion of the Company's domestic and international sales network. During 1995 and 1996, the Company added domestic sales offices in Atlanta and Chicago and entered into general sales agent relationships for the marketing of the Company's scheduled cargo services in the western United States and portions of Canada and Europe. Cargo rates increased approximately 15% during the third and fourth quarters of 1996. Due to significant increases in fuel prices, fuel surcharges were instituted in most markets during the third quarter of 1996 and accounted for approximately $1.5 million of revenues from scheduled cargo services in 1996.


     Revenues from ACMI services increased slightly to $35.5 million in 1996 from $35.3 million in 1995. Revenues from ACMI services in 1995 reflected higher than normal ACMI rates received for several emergency relief cargo flights after a Caribbean hurricane and additional ACMI business that the Company obtained during the temporary discontinuation of air cargo service by a competitor. Total block hours flown for ACMI services increased 1.8% to 12,289 in 1996 from 12,068 in 1995.


     Revenues from repairs, training and other increased to $4.0 million in 1996 from $885,000 in 1995, due primarily to increased airframe and engine overhauls and repairs, including $1.7 million of airframe repairs performed on a single aircraft during 1996. The Company's move during 1996 to a new hangar facility at MIA provided the Company the capability to accomplish a wider range of third party maintenance services, including airframe repairs and maintenance.


     OPERATING EXPENSES.


     Flying operations expenses increased 40.8% to $36.6 million in 1996 from $26.0 million in 1995 due primarily to increased fuel costs and to a lesser extent increased intermodal and interline transportation and other costs associated with scheduled cargo services. As a percentage of total revenues, flying operations expenses increased to 38.8% in 1996 from 34.0% in 1995 as a result of the increase in revenues from scheduled cargo services as a percentage of revenues to 58.1% of total revenues in 1996 from 52.6% in 1995.


     Aircraft and traffic servicing expenses increased 5.3% to $7.9 million in 1996 from $7.5 million in 1995, due primarily to the increase in 1996 in the number of flights operated for scheduled cargo services. As a percentage of total revenues, aircraft and traffic servicing expenses improved to 8.4% in 1996 from 9.8% in 1995, as the Company was able to achieve economies of scale associated with its new cargo warehouse facilities.


     Maintenance expenses increased 19.3% to $9.9 million in 1996 from $8.3 million in 1995, due primarily to the increase in block hours operated during 1996. Despite the significant increase in maintenance services for third parties and the increase in the number of block hours flown during 1996, as a percentage of total revenues, maintenance expenses improved to 10.5% in 1996 from 10.9% in 1995 due to operational economies as a result of the consolidation of the Company's maintenance operations at its new MIA hangar facility.


     General and administrative expenses increased 22.6% to $14.1 million in 1996 from $11.5 million in 1995, due primarily to increases in expenses associated with the expansion of scheduled cargo services as well as increased rent related to the Company's new cargo warehouse, new MIA hangar facility and operations stations and sales office facilities added during 1996, as well as the addition of personnel. Nevertheless, as a percentage of total revenues, general and administrative expenses remained constant at 15.0% in 1996 and 1995.


     Selling expenses decreased 31.1% to $3.1 million in 1996 from $4.5 million in 1995, due primarily to an increase in reserves for bad debts in 1995. The Company provided reserves of approximately $891,000 for bad debts in 1995 compared to only $16,000 in 1996. Commissions and other selling expenses related to scheduled cargo services increased from $2.5 million in 1995 to $3.2 million in 1996. As a percentage of total revenues, selling expenses declined to 3.3% in 1996 from 5.8% in 1995, as the Company realized increased revenues from scheduled cargo services without a corresponding increase in sales personnel.


     Depreciation and amortization expense increased 36.2% to $9.4 million in 1996 from $6.9 million in 1995, primarily due to increased depreciation related to the acquisition of an additional aircraft during the second quarter of 1995 and the amortization of capitalized airframe engine repair and maintenance costs. As a percentage of total revenues, depreciation and amortization expenses increased to 10.0% in 1996 from 9.1% in 1995.


     OPERATING INCOME. As a result of the above factors, operating income increased 12.8% to $13.2 million in 1996 from $11.7 million in 1995. The Company's operating margin decreased to 14.0% in 1996 from 15.4% in 1995, due largely to costs associated with the development of scheduled cargo services.


     INTEREST AND OTHER INCOME, NET. Interest and other income, net increased $486,000 in 1996 compared to 1995. Other income in 1996 included a $364,000 gain on the sale of four surplus aircraft engines. Interest expense decreased slightly to $966,000 in 1996 from $985,000 in 1995 due primarily to lower average outstanding indebtedness during 1996 as a result of scheduled principal payments on long-term debt.


     NET INCOME. As a result of the above factors, net income increased 18.2% to $13.0 million in 1996 from $11.0 million in 1995.


LIQUIDITY AND CAPITAL RESOURCES


     Over the past three years, the Company has funded its operations and the expansion of its business primarily through cash flows from operating activities. At June 30, 1998, the Company had cash and cash equivalents of $155.6 million compared to $2.3 million at December 31, 1997. The Company had working capital of $160.6 million at June 30, 1998, compared to $3.0 million at December 31, 1997.


     Net cash provided by operating activities was $16.1 million and $9.1 million during the six months ended June 30, 1997 and 1998, respectively. This decrease in cash flow from operating activities was due primarily to lower credit sales in December 1997 compared to December 1996. Consequently, cash provided by the decrease in accounts receivable was $5.1 million for the six months ended June 30, 1997 compared to cash used in the increase in accounts receivable of $0.3 million for the six months ended June 30, 1998. In addition, net income decreased by $1.8 million for the six months ended June 30, 1998 compared to the same period in 1997. Net cash provided by operating activities was $17.3 million, $14.8 million and $13.8 million in the years ended December 31, 1995, 1996 and 1997, respectively.


     Net cash used in investing activities was $9.5 million and $16.3 million for the six month periods ended June 30, 1997 and 1998, respectively. This increase resulted primarily from $4.3 million in advances to QTV during the six months ended June 30, 1998 relating to the manufacture of hushkits required to be installed on the Company's DC-8 aircraft and an increase of $2.4 million relating to capitalized engine overhaul and heavy maintenance for the six month period ended June 30, 1998 as compared to the six month period ended June 30, 1997. Net cash used in investing activities was approximately $15.3 million, $11.9 million and $26.4 million in 1995, 1996 and 1997, respectively. Net cash used in investing activities in each period primarily represented additional flight equipment acquired and capitalized airframe and engine maintenance, repairs and overhauls. Net cash used in investing activities in 1996 also included property, equipment and leasehold improvements associated with Company's move to its new MIA hangar facility.


     Net cash provided by financing activities was $160.6 million for the six month period ending June 30, 1998 compared to net cash used in financing activities of $5.3 million for the same period in the prior year. This increase resulted primarily from the $193.5 million of net proceeds received by the Company from the sale of the Old Notes plus an additional $12.0 million term note relating to the purchase of an L-1011 aircraft, partially offset by the repayment of all existing debt other than the Senior Notes in the amount of $41.1 million. Net cash provided by financing activities in 1997 was $13.9 million and primarily represented borrowings under the Existing Credit Facility. Net cash used in financing activities was $2.4 million and $2.1 million in 1996 and 1995, respectively. Cash used in financing activities in 1996 and 1995 primarily represented principal repayments of indebtedness incurred for the acquisition of aircraft. The Company made distributions to its shareholders of $3.0 million, $3.8 million, $1.2 million, $1.1 million and $3.4 million in the six months ended June 30, 1997 and 1998 and the years ended December 31, 1995, 1996 and 1997, respectively, primarily to enable the shareholders to pay income taxes related to the Company's income. During May 1998, the Company made a distribution to its shareholders of approximately $3.5 million in excess of amounts required by the shareholders to pay income taxes. See "Certain Transactions."


     The Company has a $45 million credit facility with NationsCredit Commercial Corporation (the "Existing Credit Facility"), which expires in November 2000. Borrowings under the Existing Credit Facility bear interest at the bank's prime rate plus 0.75%. The unused portion of the line of credit is subject to a fee at the rate of .30% per annum. Borrowings under the Existing Credit Facility are collateralized by substantially all of the Company's existing assets. On June 5, 1998, the date of the consummation of the sale of the Old Notes, the Company had approximately $30.2 million outstanding under the Existing Credit Facility, all of which was repaid in full with a portion of the net proceeds from the sale of the Old Notes. See "Description of the Existing Credit Facility."


     The Company's tax returns for the years ended December 31, 1993 and 1994 are currently under examination by the Internal Revenue Service ("IRS"). The examination relates specifically to the Company's treatment of certain repairs and maintenance, including safety checks mandated by the FAA, as expenses for tax purposes. The Company believes that its treatment of such costs as deductible for tax purposes is proper and is prepared to defend its position vigorously, if it becomes necessary. Should the IRS take the position that these costs should have been capitalized and subsequently depreciated, a substantial assessment could result. Any such assessment will be taxable directly to the S Companies' shareholders, rather than to the Company, and the Company will be required to indemnify such shareholders for the amount of the assessment and any taxes incurred by them on account of the receipt of such indemnity payment. Because the examination is in process, the amount of such an assessment is not presently determinable. See "Certain Transactions" and Note 2 of Notes to the Company's Consolidated Financial Statements.


     The Company has no material commitments for future capital expenditures, apart from normal scheduled major airframe and engine repairs and maintenance and the hushkitting of its DC-8 aircraft. The Company will be required to install hushkits on its existing fleet of 14 DC-8 aircraft by December 31, 1999 to comply with noise abatement regulations. The Company estimates that the average cost of such hushkits will be approximately $2.25 million per aircraft, and that the aggregate cost to the Company to hushkit its 14 DC-8s and to acquire two spare hushkits will be $36.0 million, approximately $19.2 million of which had been incurred as of June 30, 1998. The Company intends to purchase hushkits for this purpose from a related party. See "Certain Transactions." Management believes that the cost of the hushkits to be purchased from the related party will be significantly lower than the cost of other hushkits available in the market.


     The Company believes that the net proceeds from the sale of the Old Notes, together with cash flows expected to be generated by operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 18 months.


NEW ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that public entities report financial and descriptive information about its reportable operating segments, generally on the basis that it is used internally for evaluating segment performance. Required disclosure includes segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of disclosed segment information to the entity's financial statements. Management is currently evaluating the requirements of SFAS No. 131, which will be implemented for the year ending December 31, 1998.


SEASONALITY


     The Company's business has been, and is expected to continue to be, seasonal in nature, with a majority of the Company's revenues and operating income falling in the second half of the year (principally the fourth quarter). The Company's fourth quarter revenues and operating income are typically higher due to an increase in freight transported in anticipation of and during the holiday season. In addition to increased fourth quarter revenues from scheduled cargo services, the Company typically has realized a majority of its ACMI service revenues from flights conducted during this period.


YEAR 2000 COMPLIANCE


     The Company has been assessing the impact that the Year 2000 issue will have on its computer systems, including both hardware and software. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable years. The Company has completed the first phase of this project, which included an inventory of its computer network environment and an assessment of the effort involved to bring its internal computer system environment to full Year 2000 compliance. Third-party hardware and software used by the Company are, for the most part, Year 2000 compliant; those that are not compliant will be upgraded or replaced. Initial review of the Company's DC-8 and L-1011 aircraft computer systems indicate that most of the systems are compliant. The Company has also initiated formal communications with all of its significant suppliers, vendors and/or large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issue. Assuming that remediation projects can be implemented as planned, the Company believes future costs relating to the Year 2000 issue, which will be expensed as incurred, will not have a material adverse effect on the Company's business, operations or financial condition.


     While the Company believes it is taking all the necessary steps to assure its Year 2000 compliance, it is dependent on key business partner compliance to some extent. The Company plans to have all company controllable systems tested and compliant by mid-1999. The Year 2000 problem is pervasive and complex as virtually all computer systems worldwide will be affected in some way. Consequently, no assurance can be given that all Company used third-party systems and vendors/suppliers can achieve Year 2000 compliance.

                               INDUSTRY OVERVIEW


     According to published industry sources, the worldwide air freight market had revenues of $64 billion in 1995 and has grown at a 9.1% compound annual rate since 1985 (measured in revenue ton kilometers). According to reports prepared by Boeing, the world air cargo market is expected to more than triple over the next 20 years. The United States/Latin America air freight market is forecasted, by published industry sources, to be the fifth fastest growing air freight market in the world from 1995 to 2005, with an average annual growth rate of approximately 7.1%, as measured in tons. MIA is the largest air gateway to South and Central America and the Caribbean, with more than 60 all-cargo flights to the region per day. MIA is the primary transshipment point for moving goods by air between North America and South and Central America. During 1997, more than 77% of all air import cargo and more than 83% of all air export cargo between the United States and Latin America moved through MIA. MIA's air trade with South America quadrupled from $3.1 billion in 1990 to $13.1 billion in 1997.


     South and Central American and Caribbean countries are gaining increasing importance in worldwide trade, much of which has been driven by the region's improved economies, increased political stability, upgraded infrastructures, expanding middle class, dismantled tariff barriers and the privatization of state monopolies. South and Central American and Caribbean trade has become global, with consumer and industrial goods being imported from North America, Europe and Asia, and South and Central American and Caribbean products increasingly finding new export markets, especially in the United States. Between 1988 and 1994, United States exports to South America nearly doubled from $14.7 billion to $27.3 billion.


     Air cargo demand in South and Central America and the Caribbean is expected to increase as these markets continue to grow and as trade between the southernmost countries of South America increases, fostered by the 1995 free trade pact between Argentina, Brazil, Uruguay, Paraguay and Chile (the "Mercosur" countries). The Mercosur countries have a population of 200 million people, a combined GDP of $850 billion and comprise 70% of the total land area of South America. The Company believes that continued economic development in the Mercosur countries will further increase demand for widebody air freight services to this region from Europe and the United States through MIA.


     Air cargo traffic between the United States and South and Central America and the Caribbean flows nearly equally northbound and southbound, although it does not flow evenly into and out of each country due to trade imbalances. Limited air freight service by passenger carriers and restraints on their transportation of hazardous cargo have led to the growth of all-cargo carriers in these markets. Providing air cargo service to South and Central America and the Caribbean requires special skills to deal with the varied requirements of numerous foreign government authorities and to transport goods through relatively inefficient and ill-equipped customs and cargo handling operations at many foreign airports.


     As multinational corporations have demanded more sophisticated and customized transportation logistics services and increasingly sought to outsource their transportation logistics functions, freight forwarders have emerged as important participants in the domestic and international air freight markets. Major international freight forwarders increasingly have become reluctant to arrange transportation of their customers' freight with integrated cargo carriers (such as FedEx, UPS or DHL) because these carriers compete with the freight forwarders for the same cargo customers. A majority of southbound air freight to South and Central America and the Caribbean is handled by freight forwarders, which seek low-cost, reliable service to fulfill their customers' varied shipping requirements.


     The growth of the worldwide air freight market depends partially on the availability of freighter aircraft. Many air freight carriers operate aircraft that have been converted from passenger to cargo configurations. The Company believes that, over the next five years, an adequate supply of used DC-8s and widebody aircraft will be available, principally due to refleetings by passenger carriers to newer generation aircraft, resulting in "cascading" of used aircraft to the air freight industry.

                                    BUSINESS


COMPANY OVERVIEW


     The Company is a leading provider of air cargo services between the United States and South and Central America and the Caribbean. Since 1994, the Company has been the largest international air cargo carrier serving Miami International Airport ("MIA"), based on tons of cargo transported to and from that airport. MIA is the largest international cargo airport in the United States and the third largest international cargo airport in the world. The Company's services include: (i) integrated air and truck cargo transportation and other logistics services ("scheduled cargo services"); (ii) long- and short-term ACMI (aircraft, crew, maintenance and insurance) services and AD HOC charters ("ACMI services"); and (iii) third party aircraft and engine maintenance, repairs and overhauls, training and other services. The Company's scheduled cargo services provide seamless transportation through its MIA hub linking North America, Europe, Asia and the Pacific Rim with 25 South and Central America and Caribbean cities as of June 30, 1998. The Company's customers include international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service.


     As of June 30, 1998, the Company marketed its scheduled cargo services through a sales network consisting of seven domestic sales offices serving 57 major U.S. cities, six international sales offices serving over 30 cities in Europe, Canada, Asia and the Pacific Rim and 23 sales offices in South and Central America and the Caribbean. The Company receives cargo at its MIA hub and its foreign operations stations (i) through its domestic and international sales network, (ii) from other airlines pursuant to interline agreements and
(iii) directly from freight forwarders and other shippers. See "Business--Customers." The Company utilizes its own fleet of 14 DC-8 aircraft and the services of other airlines through interline and other contractual relationships to provide reliable air cargo service between MIA and South and Central America and the Caribbean. The Company has interline relationships with over 50 airlines, including Air France, China Airlines, Continental Airlines, Iberia, Korean Air and Virgin Atlantic. The Company's scheduled cargo services transported approximately 68,900 tons of freight in 1997, compared to 75,900, 64,900 and 32,000 tons of freight in 1996, 1995 and 1994, respectively. The Company plans to expand its scheduled cargo services by acquiring both widebody and additional DC-8 aircraft.


     The Company's customers utilize the Company's ACMI services to obtain lift capacity without acquiring their own aircraft. Under a typical ACMI contract, the Company supplies an aircraft, crew, maintenance and insurance, either on a regularly scheduled or AD HOC basis, while the customer bears all other aircraft operating expenses, including fuel, landing and parking fees and ground and cargo handling expenses. The Company's ACMI customers also bear the risk of utilizing the cargo capacity of the Company's aircraft. By offering ACMI services in addition to scheduled cargo services, the Company is able to schedule its fleet to satisfy demand on its own routes while improving utilization and generating additional revenue from ACMI services.


     The Company's FAA-approved repair stations perform a full range of maintenance, repair and overhaul services for DC-8 aircraft and Pratt & Whitney JT3D-3B aircraft engines. The Company also operates professional pilot and mechanic training schools. In 1996, the Company moved into a new hangar and maintenance facility at MIA, which enables the Company to expand its third party repair and maintenance services while performing all necessary repairs and maintenance on its own aircraft. The Company began marketing its third party repair and maintenance capabilities in 1996 and intends to seek certification to provide similar services for other types of aircraft and engines.


COMPANY HISTORY


     For approximately 20 years prior to founding the Company's predecessor in 1976, J. Frank Fine owned farming operations in 12 different Latin American and Caribbean countries and, as a result, had depended on the airlines serving these countries for timely delivery of his products to processing plants located primarily in the United States. Many of these airlines did not maintain adequate capacity to handle the seasonal needs of growers or were ill-equipped to handle the special requirements of doing business in Latin American and Caribbean markets. Perceiving a need for reliable transport, in 1976 Mr. Fine acquired two early model Boeing 707 aircraft which he leased to airlines serving those markets. In 1982, Barry H. Fine joined the Company, which at the time owned three aircraft which it leased primarily to international airlines serving South and Central America and the Caribbean. To maintain control over its operating costs and improve the turn-around time and reliability of its aircraft, the Company developed its own maintenance and repair capabilities, and was certified in 1986 as an FAA repair station for DC-8 aircraft, and in 1987, as an FAA repair station for Pratt & Whitney JT3D-3B aircraft engines. These certifications allowed the Company to lease and provide its aircraft on an AMI (aircraft, maintenance and insurance) basis. By 1989, the Company's fleet consisted of five DC-8 aircraft, which it leased on an AMI basis to a number of domestic and foreign airlines for both regular and AD HOC cargo service throughout South and Central America and the Caribbean. The Company received its U.S. air carrier operating certificate in November 1992. The Company began developing its own cargo routes in 1994 and has expanded the coverage of its scheduled cargo services from nine destinations as of December 31, 1994 to 25 cities in 17 countries in South and Central America and the Caribbean as of June 30, 1998. The Company opened its first regional sales offices in Houston and New York in 1994. Since that time, the Company has expanded its sales network to include additional regional sales offices in Chicago and Atlanta, 16 cargo sales offices in South and Central America and the Caribbean and general sales agents that represent the Company in the western United States, Canada, Europe, Asia and the Pacific Rim and in seven South and Central American and Caribbean cities as of June 30, 1998.


COMPETITIVE STRENGTHS


     Management believes that the Company's success has largely been the result of the following strengths:


     /bullet/ ESTABLISHED MARKET POSITION. Since 1994, the Company has transported more international air cargo to and from MIA, the principal air gateway for South and Central America and the Caribbean, than any other carrier. Management believes that the Company has achieved its market position as a result of the frequency of the Company's flights and its excellent reputation for reliability and service to its customers, which include freight forwarders, integrated carriers, passenger and cargo airlines and major shippers. The Company believes that regulatory and other restrictions imposed by U.S. and foreign governmental authorities would make it difficult for a new airline entrant to obtain the necessary operating authority and route rights to duplicate the Company's business. Management also believes that the scarcity of available facilities at MIA will inhibit potential competitors seeking to duplicate the Company's operations.


     /bullet/ LOW AIRCRAFT AND OPERATING COST STRUCTURE. The Company maintains a low cost structure through: (i) the opportunistic acquisition of used aircraft, engines and spare parts, (ii) the elimination of duplicative costs by maintaining favorable labor rates and other operating costs associated with the centralizing of its principal flight and maintenance operations in Miami, (iii) the "in-sourcing" of activities such as training, aircraft and engine repairs and maintenance, and (iv) the use of its own ground and cargo handling personnel and equipment. The Company also seeks to increase its profitability and enhance aircraft utilization by maintaining an optimum balance of scheduled cargo services and ACMI services for third parties. The Company's uniform aircraft fleet has allowed it to standardize its spare part inventories, and maintenance and training operations, thereby increasing operating efficiencies and improving the reliability of the Company's air cargo services. The Company's low cost structure also enables it to utilize its aircraft profitably in lower yielding freight markets.


     /bullet/ ASSET OWNERSHIP. The Company has made a substantial investment to acquire the assets necessary to support its operations, including 14 DC-8 and one L-1011 aircraft, 20 used spare aircraft engines, an extensive inventory of spare parts and aircraft components, maintenance and engine repair equipment and substantially all of the equipment and vehicles for its aircraft ground and cargo handling requirements. See "Business--Aircraft Fleet." Management believes that the value of the Company's operating assets is substantially in excess of their book value. The Company has also made a substantial commitment of capital and resources to obtain required governmental authorizations, develop its sales and marketing network and build the infrastructure necessary to support its scheduled cargo and ACMI services.


     /bullet/ EXPERIENCED MANAGEMENT TEAM. The Company is led by an experienced management team, headed by Messrs. Frank and Barry Fine, who together have over 50 years of experience in the air cargo industry and whose knowledge of the South and Central American and Caribbean business environment has been a key element of the Company's success. The other key members of the Company's management team, including those responsible for the Company's flight operations, maintenance and repair facilities, as well as marketing and sales activities, each have over 20 years of industry experience, including significant experience in the Company's markets.


     /bullet/ DIVERSITY OF CUSTOMER BASE. The Company offers a wide range of air cargo services to a diverse customer base of over 1,200 customers that includes international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service. Because the Company is able to provide its customers a broad range of services tailored to their particular needs, management believes that the Company is well positioned to benefit from the expected growth in demand for air freight transportation between the United States and South and Central America and the Caribbean.


GROWTH STRATEGY


     The Company's growth strategy revolves around capitalizing on its position as a leading provider of air freight transportation services between the United States and South and Central America and the Caribbean. Principal elements of the Company's strategy are as follows:


     /bullet/ INCREASE LIFT CAPACITY. The Company believes that there are opportunities to expand its air cargo services to South and Central America and the Caribbean and intends to strengthen its market position by utilizing both the capabilities and capacity of its existing aircraft and the increased range and capacity of the widebody aircraft. Management believes that the Company's existing DC-8 fleet will accommodate expected growth in air freight service demand in the Company's existing markets and can also be employed effectively to commence service to new markets within South and Central America and the Caribbean. The Company intends to increase the number of markets it can serve and its capacity in existing markets by adding both widebody and additional DC-8 aircraft to its fleet. In December 1997, the Company acquired an L-1011 aircraft, which it expects to place into service during the second half of 1998. Widebody aircraft have longer range and significantly larger volume capacity than DC-8s and will permit the Company to extend its route structure to serve the southernmost countries of South America, such as the Mercosur countries, and to more economically serve high cargo volume routes on which the Company currently operates multiple daily flights. DC-8s that are utilized on these routes will be redeployed to increase capacity to existing markets and to develop service to new destinations that are more efficiently served with narrowbody aircraft. Management believes that increasing the number of destinations the Company serves will enhance its ability to develop and broaden relationships with freight forwarders, airlines and other shippers.


     /bullet/ EXPAND SALES NETWORK AND TRANSPORTATION LOGISTICS SERVICES. The Company plans to expand its domestic and international sales network by opening new domestic sales offices, adding sales personnel, increasing the number of general sales agents who market the Company's services domestically and internationally and expanding the Company's interline relationships with major international airlines. The Company has general sales agents that market its air cargo services in the western United States, Canada, Europe, Asia and the Pacific Rim. The Company supplements the air cargo sales efforts of its own personnel and general sales agents by entering into interline relationships with international airlines that sell air freight services to destinations served by the Company. The Company intends to expand the number of such relationships and the amount of air freight it transports for these airlines. The Company also plans to increase the scope of its transportation logistics services, particularly in South and Central America and the Caribbean, where other airlines and freight forwarders play a much smaller role in arranging for these services. The Company already offers its customers intermodal services, such as local freight pick-up and delivery, in El Salvador and the Dominican Republic.


     /bullet/ EXPAND ACMI SERVICES. Management believes that demand for ACMI services will continue to increase, from South and Central America, Caribbean and domestic carriers seeking to increase their lift capacity without committing to purchase or lease additional aircraft. Management further believes that the Company's acquisition of widebody aircraft will enable it to market its ACMI services to a broader range of customers, including those who require the longer range and/or larger volume capacity of these aircraft. The Company also plans to utilize its existing and any newly acquired DC-8s to increase its ACMI capabilities. By continuing to provide ACMI services with its existing and any newly-acquired aircraft, the Company believes that it can further increase aircraft utilization at the same time it expands its scheduled cargo services.


     /bullet/ PURSUE STRATEGIC ACQUISITIONS. The Company intends to pursue strategic acquisitions that are complementary to the Company's business. Management's criteria for identifying attractive acquisition opportunities include: (i) expanding fleet size at a favorable cost, (ii) diversifying and expanding the Company's customer base, (iii) increasing economies of scale related to maintenance and cargo handling and (iv) adding operating and route authority. Although the Company is continually evaluating acquisition opportunities, the Company currently has no agreements with respect to any acquisitions.


AIR CARGO SERVICES


     The Company's scheduled cargo services provide seamless transportation through its MIA hub linking North America, Europe, Asia and the Pacific Rim with South and Central America and the Caribbean to serve the varied needs of international and domestic freight forwarders, integrated carriers, passenger and cargo airlines, major shippers and the United States Postal Service. The Company offers its customers a number of services, including scheduled cargo services, ACMI services, AD HOC charters and transportation logistics services, such as warehousing, local pick-up and intermodal transportation of freight.


  SCHEDULED CARGO SERVICES


     As of June 30, 1998, the Company offered regular air cargo service between its MIA hub and 25 cities in South and Central America and the Caribbean, of which 19 are served directly by Company routes, three are served by customers that utilize the Company's aircraft on an ACMI or AMI basis to service such routes and three are served by other airlines pursuant to interline relationships. Cargo service is offered on a pre-booked, priority or space-available basis, and the Company imposes no size or weight restrictions on shipments, except limitations necessitated by the capacity of the aircraft serving the particular route. The Company does not dedicate a particular aircraft to any one route and maintains the flexibility to adjust its flight services, number of daily flights and the cargo capacity of the aircraft serving each destination and to add intermediate stops to pick up or deliver additional cargo based on variations in demand. The Company has operated as many as six flights per day to a particular destination to meet the demand for air cargo service to such destination. The Company's scheduled cargo services transported approximately 32,000 tons of freight in 1994 and approximately 68,900 tons of freight in 1997, a compound annual increase of 29.1%.


     The Company's freight rates are based upon the type of freight, weight or volume, delivery service and destination. Rates vary depending on the type of freight and, in most instances, durable goods command higher rates than perishable or dry goods. The Company offers priority next day delivery service at double the Company's normal rates and second day delivery service which is billed on a space-available basis. Rates on longer routes generally are higher than short-haul destinations. Freight is priced on a per kilogram basis and is adjusted for low weight, high volume freight in accordance with industry standards. The Company also offers pallet rates for larger shipments. From time to time, the Company's customers require the shipment of hazardous or restricted materials or oversized pieces which require additional handling, and the customer is charged higher rates. The Company charges a base rate plus prevailing second carrier agreement rates for its interline services.


     As of June 30, 1998, the Company offered scheduled cargo services to and from MIA and the following destinations:


                DESTINATION
-------------------------------------------    DAYS OF SERVICE     ROUND-TRIP FLIGHTS
         COUNTRY                 CITY            PER WEEK(1)          PER WEEK(1)
------------------------   ----------------   -----------------   -------------------
Brazil                     Guarulhos                 2                     2
Brazil                     Viracopos                 2                     2
British Virgin Islands     Tortola(2)                1                     1
Colombia                   Bogota(3)                 6                    18
Costa Rica                 San Jose                  5                     5
Dominican Republic         Santo Domingo             6                     6
Dominican Republic         Puerto Plata              3                     3
Ecuador                    Guayaquil                 6                     9
Ecuador                    Quito                     6                     9
Ecuador                    Manta                     2                     2
El Salvador                San Salvador              5                     5
Guatemala                  Guatemala City            7                     7
Haiti                      Port-au-Prince            2                     2
Honduras                   San Pedro Sula            4                     4
Jamaica                    Montego Bay(3)            3                     3
Jamaica                    Kingston(3)               3                     3
Nicaragua                  Managua                   5                     5
Panama                     Panama City               6                     6
Puerto Rico                San Juan                  5                     5
Trinidad and Tobago        Port-of-Spain             2                     2
U.S. Virgin Islands        St. Thomas(2)             5                     5
U.S. Virgin Islands        St. Croix(2)              5                     5
Venezuela                  Caracas                   6                    12
Venezuela                  Maracaibo                 3                     3
Venezuela                  Valencia                  7                     7

----------------
(1) Represents the typical number of days of service and round-trip flights per week that the Company offers air cargo services to and from each destination. The actual number of days of service and round-trip flights per week to a destination varies depending on demand.
(2) The Company sells air cargo services for these destinations, which it does not directly serve. Customers' cargo is transferred pursuant to an interline arrangement at the Company's Puerto Rico hub.
(3) The Company sells air cargo services on these routes, on which other carriers provide service utilizing the Company's aircraft, either on an ACMI or AMI basis.


     The Company transports a broad range of goods and commodities. Generally, a majority of the southbound freight consists of durable goods, such as industrial equipment and parts, electronic and computer equipment, medical instruments, pharmaceuticals, vehicles, oilfield equipment, magazines, newspapers and mail, consumer durables and textiles. Northbound freight is comprised mainly of finished textiles, pharmaceuticals, handicrafts, seafood, flowers and fruits and vegetables. Many of the items that the Company transports northbound to the United States are perishable commodities, and its customers rely on the dependability of the Company's cargo service and its ability to accommodate seasonal and variable air freight requirements.


  CARGO SALES NETWORK AND MARKETING


     CARGO SALES NETWORK. As of June 30, 1998, the Company's sales network was comprised of the Company's Miami headquarters, six regional sales offices in major U.S. cities (four of which are

Company operated and two of which are operated by general sales agents), 23 sales offices in South and Central America and the Caribbean (16 of which are Company operated and seven of which are operated by general sales agents) and general sales agents in Europe, Canada, Asia and the Pacific Rim. The Company's sales efforts are designed to maximize utilization of the Company's scheduled cargo service by seeking to achieve a balance between southbound and northbound air cargo shipments.


     Each of the Company's sales offices markets the Company's air cargo services to customers within its region. The Company's U.S. sales offices, as well as its offices in El Salvador and the Dominican Republic, have transportation logistics capabilities, including intermodal relationships with major trucking companies for local pick-up and delivery of customers' freight. Company personnel solicit shipment orders and process air waybills and other documentary requirements for customers' shipments. In areas not covered directly by the Company's own sales personnel, the Company engages general sales agents on a commission basis to sell its air cargo services. Most of these general sales agents represent the Company on an exclusive basis to destinations served by the Company. Air cargo sales made by general sales agents are based on the Company's published rate sheets and are documented utilizing the Company's air waybills.


     The following table sets forth certain information concerning the location of the Company's and its general sales agents' offices and the major cities served by such offices as of June 30, 1998:


                   DOMESTIC                                      INTERNATIONAL
----------------------------------------------   ---------------------------------------------
 LOCATION AND CITIES SERVED      DATE OPENED      LOCATION AND CITIES SERVED      DATE OPENED
----------------------------   ---------------   ----------------------------   --------------
MIAMI                          1st Qtr. 1994     Caracas, Venezuela             1st Qtr. 1994
 Ft. Lauderdale, FL                              Guatemala City, Guatemala      1st Qtr. 1994
 Jacksonville, FL                                Managua, Nicaragua             1st Qtr. 1994
 Orlando, FL                                     Maracaibo, Venezuela           1st Qtr. 1994
 Tallahassee, FL                                 San Pedro Sula, Honduras       1st Qtr. 1994
 Tampa, FL                                       San Salvador, El Salvador      1st Qtr. 1994
                                                 Panama City, Panama            3rd Qtr. 1994
HOUSTON, TX                    1st Qtr. 1994     San Jose, Costa Rica           3rd Qtr. 1994
 Austin, TX                                      Guayaquil, Ecuador             2nd Qtr. 1995
 Albuquerque, NM                                 Port of Spain, Trinidad(1)     2nd Qtr. 1995
 Dallas, TX                                      Port Au Prince, Haiti(1)       2nd Qtr. 1995
 Laredo, TX                                      Quito, Ecuador                 2nd Qtr. 1995
 Little Rock, AK                                 British Virgin Islands(1)      3rd Qtr. 1995
 New Orleans, LA                                 San Juan, Puerto Rico          3rd Qtr. 1995
 Memphis, TN                                     U.S. Virgin Islands(1)         3rd Qtr. 1995
 Oklahoma City, OK
 San Antonio, TX                                 LONDON, ENGLAND(1)             4th Qtr. 1995
 Tulsa, OK                                        Amsterdam, Holland
                                                  Brussels, Belgium
NEW YORK, NY                   1st Qtr. 1994      Dublin, Ireland
 Albany, NY                                       Frankfurt, Germany
 Baltimore, MD                                    Paris, France
 Boston, MA                                       Prestwick, Scotland
 Buffalo, NY                                      Milan, Italy
 Hartford, CT                                     Madrid, Spain
 Newark, NJ                                       Copenhagen, Denmark
 Norfolk, VA                                      Zurich, Switzerland
 Philadelphia, PA                                 Lisbon, Portugal
 Pittsburgh, PA
 Providence, RI                                   Bogota, Colombia              1st Qtr. 1996
 Richmond, VA                                     Kingston, Jamaica(1)          1st Qtr. 1996
 Rochester, NY                                    Montego Bay, Jamaica(1)       1st Qtr. 1996
 Syracuse, NY                                     Puerto Plata, D.R.            1st Qtr. 1996
 Washington, D.C.                                 Santo Domingo, D.R.           1st Qtr. 1996

                   DOMESTIC                                        INTERNATIONAL
----------------------------------------------   -------------------------------------------------
 LOCATION AND CITIES SERVED      DATE OPENED        LOCATION AND CITIES SERVED        DATE OPENED
----------------------------   ---------------   --------------------------------   --------------
SAN FRANCISCO, CA(1)           1st Qtr. 1995     TORONTO, ONTARIO(1)                1st Qtr. 1997
 Denver, CO                                       Calgary
 Portland, OR                                     Regina
 Salt Lake City, UT                               Vancouver
 Seattle, WA                                      Winnipeg

CHICAGO, IL                    1st Qtr. 1995     MONTREAL, QUEBEC(1)                1st Qtr. 1997
 Cleveland, OH                                    Halifax
 Cincinnati, OH                                   Ottawa
 Columbus, OH                                     Quebec City
 Detroit, MI
 Indianapolis, IN                                HONG KONG AND BEIJING(1)           2nd Qtr. 1997
 Kansas City, MO                                  Bangkok, Thailand
 Lincoln, NE                                      Djakarta, Indonesia
 Louisville, KY                                   Ho Chi Min City, Vietnam
 Milwaukee, WI                                    Kuala Lumpur, Malaysia
 Minneapolis, MN                                  Osaka, Japan
 Omaha, NE                                        Seoul, Korea
 St. Louis, MO                                    Shanghai, Peoples Republic of
                                                   China
LOS ANGELES, CA(1)             1st Qtr. 1995      Singapore
 Las Vegas, NV                                    Taipei, Taiwan
 Phoenix, AZ                                      Tokyo, Japan
 San Diego, CA
                                                 Sao Paulo, Brazil                  2nd Qtr. 1997
ATLANTA, GA                    1st Qtr. 1995
 Birmingham, AL                                  SYDNEY/MELBOURNE, AUSTRALIA(1)     1st Qtr. 1998
 Charlotte, NC
 Columbia, SC                                    JOHANNESBURG, SOUTH AFRICA(1)      1st Qtr. 1998
 Greensboro, SC
 Jackson, MS                                     Manta, Ecuador                     2nd Qtr. 1998
 Knoxville, TN                                   Valencia, Venezuela                2nd Qtr. 1998
 Nashville, TN
 Savannah, GA
 Winston-Salem, NC

----------------
(1) Represents the office of a general sales agent or interline sales agent.


     MARKETING. The Company's sales personnel and general sales agents market the Company's air cargo services directly to freight forwarders, integrated carriers, passenger and cargo airlines and major shippers. The Company participates in international air cargo trade shows and advertises its services in industry trade journals. General sales agents directly market the Company's air cargo services to potential customers within their territories using the Company's trade name. In addition, some of the Company's general sales agents, such as Air Cargo Partners (an affiliate of Virgin Atlantic), which represents the Company in Europe and Asia, include the Company's air cargo services in their sales literature and published rate sheets.


     TRANSPORTATION LOGISTICS SERVICES


     Freight forwarders, integrated carriers and airlines generally deliver their cargo to the Company's facility at the point of departure. Accordingly, most of the freight transported by the Company is either delivered to the Company's MIA hub for shipment to South or Central America or the Caribbean, or to a Company operations station in South or Central America or the Caribbean for shipment to the United States or beyond. Smaller freight forwarders with less developed logistics capabilities often rely on the Company to arrange for truck or air transportation of their cargo between the Company's MIA hub and the point of origin and/or destination. In addition, some major freight forwarders request the Company to arrange for shipment, generally by truck carrier, of their customers' freight from the point of origin to expedite shipment and minimize administrative and handling costs.


     When the Company provides transportation logistics services, Company personnel determine the best means of, and then arrange for, the transportation of the freight between the Company's warehouse facilities in Miami and the customers points of origin and destination. Whenever possible, the Company seeks to achieve cost savings for its customers by consolidating shipments and using major truckload carriers to transport the consolidated freight. Southbound shipments that are more time-sensitive or which have a value that justifies the cost of expedited delivery usually are transported by air on scheduled passenger or cargo airlines to Miami. Each Company sales office maintains warehouse capabilities for storage and consolidation of freight, generally through arrangements with local third party warehouse operators.


     The Company offers its customers a variety of ancillary services tailored to their particular needs. These services include arranging for local pick-up and delivery, warehousing of cargo shipments, expedited document delivery for customs clearance and priority notification to consignees of cargo arrival. The Company also assists in the preparation of air waybills and shipping documents (including customs export declarations, pro forma and foreign consular invoices and other customs documentary requirements), assists its customers in obtaining export or import licenses and arranges for cargo insurance. The Company generally charges its customers additional fees for each of these services.



     CUSTOMERS


     FREIGHT FORWARDERS. Freight forwarders are important participants in the domestic and international air freight markets. Major international freight forwarders increasingly have become reluctant to arrange transportation of their customers' freight through integrated cargo carriers (such as FedEx, UPS or DHL) because these carriers compete with the freight forwarders for the same cargo customers. As a result, management believes that air cargo service companies such as the Company, who can provide reliable air cargo services and handle the air and truck cargo transportation requirements of both large and small freight forwarders, have an opportunity to capture an increasing share of the air freight market. Management estimates that sales to freight forwarders in 1997 accounted for approximately 85% of the Company's revenues from scheduled cargo services. Freight forwarder customers include major international freight forwarders (such as Air Express International, Danzas, Eagle USA, Expeditors International, Fritz Companies and Nippon Express) as well as smaller regional freight forwarders.


     INTERLINE CUSTOMERS. Many major international airlines sell air cargo services to destinations they do not serve directly and utilize other airlines or cargo carriers to transport their customers' cargo from the cities they serve to the ultimate destination. For example, most of the Company's European interline customers fly to Miami or one or more major South and Central American or Caribbean destinations but sell air cargo services to other destinations to which they have no direct flights. These airlines will deliver cargo to the Company at its MIA hub or a regional sales office for transportation at a fixed rate to the Company's South and Central American or Caribbean scheduled destinations. The Company also transports cargo at a fixed rate from its South and Central American and Caribbean scheduled destinations to interline customers at its MIA hub to be distributed by interline customers to destinations throughout the world. As of June 30, 1998, the Company handled interline freight for the following airlines:

Aerolineas Argentinas    B.W.I.A.               LACSA                    South African Airways
Aeromar                  Cargolux               Lan Chile Airlines       Surinam Airways
Aero Transcolombiana     Challenge              Lauda                    Swiss World
Air Canada               China Airlines         Laparkan                 Taca International Airlines
Air France               Continental Airlines   L.T.U. Int'l Airways     Tampa Airlines S.A.
Air Haiti                Copa Airlines          Lufthansa                Tolair
Air Jamaica              Delta Airlines         Malev                    Tower Air
Alitalia                 El Al                  MAS Air                  TransWorld Airlines
ALM Antillean Airlines   Fast Air               Martinair                Turks Air
Amerijet                 Finnair                Midas Airlines           United Airlines
Austrian Airlines        Four Star Cargo        NICA                     U.S. Airways
Avensa/Servivensa        Iberia                 Northwest Orient         Varig Brazilian Airlines
Aviateca                 Interamericana         Polar Air Cargo          Virgin Atlantic Airways
British Airways          Korean Air             Qantas Airways Limited

     OTHER CUSTOMERS. The Company's customers also include the United States Postal Service, the U.S. Department of State, industrial manufacturers, distributors and other large corporations that arrange for the shipment of their own air freight. Because of the Company's reliability, reputation and position in its South and Central American and Caribbean markets, several major multinational corporations have also either directed their independent freight forwarders to use the Company's air cargo services or designated the Company as their air carrier of choice for shipments to or from these markets.


     During the year ended December 31, 1997 and the six months ended June 30, 1998, Aero Transcolombiana accounted for 13.5% and 10.8%, respectively of the Company's total revenues. The Company had no single customer that accounted for more than 10% of its total revenues in 1995 or 1996.



     ACMI SERVICES


     The Company's customers utilize the Company's ACMI services to obtain lift capacity without acquiring their own aircraft. The Company currently has ACMI contracts with eight unaffiliated customers, most of which are international airlines. Under these contracts, the Company provides its aircraft from as infrequently as one flight per week to as many as twelve flights per week, or on an AD HOC basis. In addition, two of the Company's aircraft currently are dedicated exclusively to service under AMI contracts that expire in 1999. The Company also provides ACMI services for the seasonal or peak demands of Latin American produce and flower growers and domestic delivery services such as the United States Postal Service and United Parcel Service. Additionally, the Company has received certification to fly equipment and cargo for the U.S. Department of Defense.


     A typical ACMI contract requires the Company to supply the aircraft, crew, maintenance and insurance for specified cargo operations, while the customer is responsible for substantially all other aircraft operating expenses, including fuel, landing and parking fees and ground and cargo handling expenses. Under the contract, the Company has exclusive operating control and direction of its aircraft and its customer must obtain any government authorizations and permits required to service the designated routes. See "--Government Regulation." Most of the Company's ACMI contracts do not require the Company to operate a specific aircraft for its customer. Generally, the Company's ACMI contracts are for a two-year term but are cancelable by either party upon five days' written notice.


     With the exception of two aircraft operated by AMI customers, all of the Company's aircraft are operated both on its own cargo flights and for ACMI customers. This enables the Company to schedule its fleet to satisfy demand on its own routes while improving fleet utilization and generating additional revenue from ACMI services.

AIRCRAFT FLEET


     The Company's operating fleet is comprised of 14 narrowbody DC-8s, which are short- to medium-range (2,000 to 3,000 nautical miles), medium cargo volume (72,000 to 93,000 pounds) aircraft. The Company's fleet includes two "stretch" DC-8s, which have a longer fuselage and more cargo volume capacity and are generally utilized by the Company to serve higher volume routes. The Company maintains flexibility to adjust on a daily basis the aircraft it uses for its own cargo routes based on demand. For example, the Company may respond to low demand on a particular route by utilizing the same aircraft to handle two or more destinations or to satisfy higher demand on another route by utilizing its stretch aircraft or adding additional flights. Similarly, although the Company may commit to provide a cargo flight for an ACMI customer at a particular time or date, the Company maintains the flexibility to utilize whichever of its aircraft best serves the capacity and distance required for the flight.


     The Company's aircraft range in age from 27 to 39 years, with an average age of approximately 33 years. Based on the DC-8's useful life estimated by the FAA and McDonnell Douglas and the Company's current maintenance program, the Company expects to be able to operate its DC-8 aircraft for at least 10 more years.


     The following table contains information concerning the Company's operating fleet at May 1, 1998:



                     YEAR OF       NO. OF PALLETS      APPROX. CARGO      MOST RECENT MAJOR
AIRCRAFT TYPE      MANUFACTURE       UPPER/LOWER      CAPACITY (LBS)     MAINTENANCE CHECK(1)
---------------   -------------   ----------------   ----------------   ---------------------
DC-8-61F              1971             18/4              91,300         June 1997
DC-8-61F              1967             18/4              91,800         April 1998
DC-8-55JT             1965             13/2              92,700         October 1996(2)
DC-8-54JT             1965             13/2              92,300         in progress
DC-8-54JT             1968             13/2              91,700         May 1997
DC-8-54JT             1963             13/2              92,300         November 1996
DC-8-54JT             1963             13/2              92,200         July 1996
DC-8-54JT             1963             13/2              89,200         August 1995
DC-8-54JT             1963             13/2              92,600         December 1995
DC-8-54FM             1962             13/2              91,500         March 1998
DC-8-51F              1968             13/2              77,200         August 1997
DC-8-51F              1966             13/2              75,200         February 1998
DC-8-51F              1964             13/2              75,300         October 1997
DC-8-51F              1959             13/2              72,300         in progress

----------------
(1) The most recent major maintenance check for each aircraft was a "C" check, unless otherwise indicated. See "--Maintenance."
(2) The most recent major maintenance check for this aircraft was a "D" check.


     The Company intends to increase its lift capacity by acquiring widebody aircraft and additional DC-8 aircraft. In December 1997, the Company acquired one L-1011 aircraft. The Company is in the process of becoming certified to operate L-1011 aircraft and currently expects to place this aircraft in service during the second half of 1998. As it has in the past, the Company expects to acquire aircraft from a variety of sources, including airlines, aircraft leasing companies, banks and other financial institutions and individual aircraft owners.


     Widebody aircraft, such as the McDonnell Douglas DC-10 or the Lockheed L-1011, are capable of mid-range and long-range flights carrying a larger volume cargo, resulting in operating efficiencies and economies of scale. The Company believes that operating widebody aircraft will allow it to commence service to more distant destinations which cannot be effectively served by the Company at present due to the cargo capacity and range of its current fleet, as well as increase its flexibility to serve current markets where air freight demand is strong. To the extent the Company utilizes widebody aircraft to service existing routes, it will redeploy the DC-8s currently serving those markets to increase capacity to other markets, develop service to new markets which are more efficiently serviced by narrowbody aircraft and increase its ACMI services.

     FLIGHT OPERATIONS AND CONTROL. The Company's flight operations (including aircraft dispatching, flight following and crew scheduling) are planned and controlled by the Company's dispatch and flight operations personnel from the Company's MIA base. The Company's flight control office is manned 24 hours per day, seven days per week. Logistical support necessary for operations into the airports served by the Company's flights also are coordinated from the Company's MIA base.


     To enhance the reliability of its service, the Company seeks, when possible, to maintain at least one spare aircraft at all times. The spare aircraft can be dispatched on short notice to most locations served by the Company when a substitute aircraft is needed. Maintaining one or more spare aircraft allows the Company to better ensure the availability of aircraft for its regular cargo flights and to provide its ACMI customers with a high dispatch reliability.


     MAINTENANCE. The Company performs at its own facilities substantially all of the inspections, maintenance and repairs required to keep the Company's aircraft in operation and in compliance with the Company's FAA-approved maintenance program. Whenever possible, the Company also utilizes its own employees to perform line maintenance, such as correcting irregularities noted by flight crews and maintaining aircraft log books, at the foreign airports served by the Company. By maintaining its own fleet, the Company believes that it reduces the maintenance costs, minimizes out-of service time for its aircraft and achieves a high level of reliability.


     Maintenance required by the FAA includes: routine daily maintenance; maintenance every 150 hours or six months, whichever comes first (an "A Check"), at an approximate cost of $500; scheduled maintenance every 425 hours or 12 months, whichever comes first (a "B Check"), at an approximate cost of $7,000; scheduled major maintenance work every 3,300 hours or 36 months, whichever comes first (a "C Check"), at an approximate cost of $500,000; and a major maintenance overhaul every 25,000 hours or 12 years, whichever comes first (a "D Check"), at an approximate cost of between $1.3 million and $1.6 million. The Company generally schedules major maintenance on its aircraft during periods of lower utilization. The Company estimates that, at current rates of operation, six scheduled C Checks will be completed on the Company's aircraft in 1998 and six will be completed in 1999 and that, on average, one of its aircraft will require a D Check each year.


     Since 1986, the Company's maintenance facility has been certificated as an FAA repair station to perform maintenance on DC-8 series aircraft and their related avionics and accessories, including all required airframe maintenance, ranging from routine inspections to major airframe overhauls, as well as ADs and service bulletin compliance. The Company also operates an FAA certified repair station for Pratt & Whitney JT3D-3B aircraft engines, which performs complete repair services on all Company aircraft engines. The Company's MIA facility accommodates up to two large widebody aircraft (such as Boeing 747s), three medium widebody aircraft (such as McDonnell Douglas DC-10s or Lockheed L-1011s) or three narrowbody aircraft (such as DC-8s) simultaneously for repairs and maintenance. See "--Facilities."


     The Company's maintenance and engineering personnel coordinate all routine and non-routine maintenance operations, including tracking the maintenance status of each aircraft, communicating with maintenance personnel in connection with every arrival and departure, consulting with manufacturers and vendors about procedures to correct irregularities and training the Company's line maintenance personnel on the requirements of the Company's FAA-approved maintenance program. The Company conducts virtually all of its own maintenance training.


     The Company owns 20 used spare Pratt & Whitney JT3D-3B aircraft engines and an extensive inventory of spare aircraft parts and consumable materials required to support line maintenance, scheduled airframe maintenance and engine maintenance and repairs. The Company purchased its spare aircraft engines at various times between 1987 and 1995 and has maintained its spare aircraft engines in accordance with FAA standards. All spare aircraft engines are continually overhauled and refurbished to extend their useful life and are used in the Company's normal operations on an as-needed basis. In addition, the Company owns larger aircraft components, such as airframe structures, landing gears and flight controls. The Company also owns three DC-8s that are used solely for parts and has a supply of parts from four disassembled aircraft. The Company opportunistically purchases spare parts, spare engines, entire inventories and other aircraft components when "bulk" purchases of these items have been available or market conditions are otherwise favorable. Generally, bulk purchase opportunities have arisen when airlines or manufacturers of parts sell large amounts of inventory in a single transaction or in conjunction with a bankruptcy. Opportunistic inventory purchases have allowed the Company to obtain a large inventory of spare parts at a lower cost than could have been obtained by purchasing on an individual basis. From time to time, parts may become unavailable or be in short supply. In the past, the Company has been able to design and manufacture from manufacturers' drawings structural parts pursuant to a limited license granted by the manufacturer. The Company believes that such practices will continue to be available within the industry in the near future.


     TRAINING. The FAA mandates initial and recurrent training for most flight, maintenance and engineering personnel. Initial pilot training consists of a two-month program that involves FAA regulations and licensing exams, emergency and security procedures, handling of hazardous materials, systems, flight simulator sessions and actual operating experience with the Company's aircraft. The Company generally hires pilots whom it has "pre-screened" as a result of such training. The Company pays for all of the recurrent training required for its pilots and pays for most of the training of its ground service and maintenance personnel. The Company's training programs have received all required FAA approvals.


     The Company operates its own professional training schools at its FAA-approved MIA facility, where it conducts all of the training programs required for its personnel. In addition, the Company offers training to third-party individuals in an effort to control its overhead costs related to training. Generally at least 25% of each training class is comprised of third-party individuals.


     GROUND HANDLING. The Company utilizes its own ground handling personnel and equipment for loading, servicing and maintaining the Company's aircraft at MIA and at most of the other airports served by the Company.


     FUEL. Fuel is a significant operating cost. The Company generally purchases bonded fuel which is tax-free to the Company because the fuel is utilized for international flights. The Company's exposure to fuel risk is reduced to the extent that it provides air cargo services under ACMI contracts, under which the customer is responsible for providing fuel. In the winter months, the Company engages in a limited amount of market hedging against possible winter price increases. The Company does not believe that fluctuations in the price of fuel have had a significant impact on its results of operations in recent years because it has been able to pass on increases to customers in the form of fuel surcharges.


INFORMATION SYSTEMS


     The Company has invested significant management and financial resources in the development of information systems to facilitate its cargo, flight and maintenance operations, provide its personnel accurate and timely information and increase the level of service and information provided to its customers. The Company is currently assessing its management information systems and plans to upgrade or replace its existing systems, as necessary, within the next 18 months in order to meet the requirements of the Company's anticipated growth.


     Information concerning the status of shipments currently is available only to the Company's personnel, but the Company intends to increase the amount of information available on-line to its customers. The Company also utilizes the U.S. Customs Department's Automated Manifest System, which was first made available at MIA, to expedite customs clearance for its customers' air freight. This system allows the Company to electronically transfer its cargo manifest to customs while a flight is in transit and "pre-clear" much of the cargo, thereby reducing transfer delays, promptly releasing freight and allowing it to be transported to its destination more quickly.


     The Company's maintenance operations utilize information systems with bar coding to track and control spare parts inventory and costs associated with each maintenance task. In addition to maintaining records concerning the maintenance status and history of each major aircraft part or component, as required by FAA regulations, the Company utilizes its information systems to track the labor and parts cost of each maintenance task performed by its personnel.

     The Company's flight operations dispatch department utilizes
Company-developed software to coordinate the Company's flight and crew schedules, track flight time (both for scheduling of aircraft and parts maintenance and overhauls and for invoicing the Company's ACMI customers for their flights) and provide Company personnel and customers with flight status information.


SECURITY AND SAFETY

     SECURITY. The Company conducts various security procedures to comply with FAA regulations. The Company's customers are required to inform the Company in writing of the nature and composition of their air freight. The Company also conducts daily cargo searches, x-rays its customers' air freight and conducts searches for hazardous materials, weapons, explosive devices and illegal freight. The Company uses search dogs in Miami to seek out explosives and controlled substances. The Company also conducts searches for contraband in foreign countries at the point of origin prior to departure for the United States. Notwithstanding these procedures, the Company could unknowingly transport contraband or hazardous materials for its customers, which could result in fines, penalties, flight bans or possible damage to the Company's aircraft. The Company believes it maintains an excellent cooperative relationship with U.S. Customs, the U.S. Department of Agriculture and the U.S. Drug Enforcement Agency.

     SAFETY AND INSPECTIONS. Management is committed to the safe operation of the Company's aircraft. In compliance with FAA regulations, the Company's aircraft are subject to various levels of scheduled maintenance or "checks" and periodically go through complete overhauls. See "--Aircraft Fleet--Maintenance." The Company's maintenance efforts are monitored closely by the FAA, with FAA representatives often being on-site to observe maintenance being performed. The Company also conducts extensive safety checks and audits on a regular basis.
All of the Company's flight operations and maintenance manuals are FAA approved.

     In 1996, the Company underwent a Regional Aviation Safety Inspection Program (RASIP) inspection, during which a team of regional FAA inspectors conducted a focused inspection over a one-week period. The FAA advised the Company that there were no material adverse findings as a result of the RASIP inspection. In connection with the Company's move to its new hangar facility, the Company underwent an audit by the local FAA Flight Standards District Office, which resulted in the reissuance of the Company's repair station certificate for that facility. In accordance with national FAA policy and procedures, in April 1997, the Company passed a National Aviation Safety Inspection Program (NASIP) inspection, the most stringent and in-depth FAA inspection, in which a team of national FAA inspectors thoroughly audited and inspected the Company's entire maintenance and flight operations for a period of three weeks.

     Following the August 7, 1997 crash of one of the Company's aircraft, the Company's operations were placed under heightened scrutiny by the FAA. As a result of concerns expressed by the FAA, the Company voluntarily ceased operations on September 4, 1997, and on September 12, 1997 the Company entered into the Consent Agreement. As part of the Consent Agreement, the Company agreed not to resume operations until the FAA approved new cargo handling and hazardous materials procedures to be implemented by the Company. Under the Consent Agreement, the Company agreed to make a remedial payment of $1.5 million to the FAA for the costs of the FAA's investigation, review and re-inspection of the Company. Pursuant to the Consent Agreement, $500,000 of this assessment was waived as a result of the Company's compliance with certain requirements prior to December 31, 1997. The Company resumed operations on a limited basis on October 28, 1997, approximately seven weeks after suspending operations. The Company is in full compliance with the terms of the Consent Agreement.

     Other than the August 1997 accident involving a Company aircraft, during the last 10 years, the Company's aircraft, while being operated by the Company, have not been involved in any accidents.

According to the National Transportation Safety Board Regulations, an "aircraft accident" is an occurrence associated with the operation of an aircraft which takes place between the time any person boards the aircraft with the intention of flight and all said persons have disembarked, and in which any person suffers death or serious injury, or in which the aircraft receives substantial damage. In May 1994, one of the Company's aircraft, while being leased and operated by a non-affiliated foreign airline, was involved in a non-fatal aircraft accident. The aircraft sustained significant damage during take-off due to the failure of the aircraft's nose gear component and was declared a total loss by the insurers.


RISK MANAGEMENT


     The Company is exposed to potential losses that may be incurred in the event of an aircraft accident. An accident could result in substantial cost to repair or replace a damaged aircraft or claims for damaged or destroyed cargo and significant potential liability for claims for injury or death to third parties and Company crew members. The Company purchases hull insurance for its aircraft on an agreed value basis to provide coverage for total losses and repair expenses in the event of a partial loss, subject to a $500,000 deductible in the event of partial losses. The DOT requires airlines to carry at least $20 million of liability insurance. The Company currently maintains public liability insurance in the amount of $500 million per occurrence. With the exception of claims relating to the August 1997 crash of a Company aircraft, the Company has had a low claim experience and believes that it enjoys a good reputation with its insurance providers.


     To insure against risks associated with its maintenance and engine repair operations, the Company maintains aviation and airline products liability, premises and hangarkeepers insurance in amounts and on terms generally consistent with industry practice. To date, the Company has not experienced any significant uninsured or insured claims related to its maintenance or engine repair services.


     The Company is legally responsible to its customers for the safe delivery of cargo to its ultimate destination, subject to contractual and legal limitations on liability of $20.00 per kilogram ($9.07 per pound) for international flights. The Company carries insurance for these claims.


COMPETITION


     The air freight industry is highly competitive. The Company's scheduled cargo services compete for cargo volume principally with other all-cargo airlines, integrated carriers and scheduled and non-scheduled passenger airlines which have substantial belly cargo capacity. To a lesser extent, the Company's scheduled cargo services also compete for freight forwarding business with fully integrated carriers, some of which are also customers of the Company. The Company's ACMI services compete primarily with other airlines that operate all-cargo aircraft and have lift capacity in excess of their own needs. The Company believes that the most important competitive factors in the air freight transportation industry are price, flexibility and the quality and reliability of the cargo transportation service. Competition in the ACMI business is dependent principally on the payload and cubic capacities of available aircraft, price and reliability. Many of the Company's competitors have substantially greater financial and other resources and more extensive facilities and equipment than the Company.


FACILITIES


     All of the Company's aircraft loading, unloading, maintenance, flight operations and ground handling are accomplished at its MIA hangar facility, which consists of approximately 130,000 square feet of hangar space, maintenance shops, work areas, and parts storage areas; approximately 448,000 square feet of aircraft ramp space; 20,000 square feet of administrative offices; and approximately 50,000 square feet of expansion space which the Company can employ in the future for offices or additional work shops. The hangar facility accommodates up to two large widebody aircraft (such as Boeing
747s), three medium widebody aircraft (such as McDonnell Douglas DC-10s or Lockheed L-1011s) or three narrowbody aircraft (such as DC-8s) simultaneously. Management believes that the Company's maintenance facilities are more than adequate to meet the Company's own maintenance needs for at least the next several years and will permit the Company to take advantage of opportunities to provide third party maintenance and airframe repair work.


     The Company maintains two cargo facilities at MIA. The Company's main cargo facility consists of 56,600 square feet of warehouse space, which is utilized primarily to process air freight for export and 14,500 square feet of office space, at which the Company's executive offices and Miami sales offices are located. The Company's other cargo facility consists of 22,500 square feet of warehouse space and 3,360 square feet of office space.


     The Company leases its MIA hangar facility from Metropolitan Dade County under a lease that expires in 2001, with two five-year renewal options. The Company's MIA cargo facilities are also leased from Metropolitan Dade County. The lease for the Company's main cargo facility expires in 1999 and the other cargo facility is leased on a month-to-month basis.


     The Company leases approximately 33,000 square feet for its engine repair facilities from an unrelated third party under leases which expire in September 2001.


     The Company maintains regional sales and administrative offices for its scheduled cargo services operations located at or near airports in four major U.S. cities and 14 South and Central American and Caribbean cities. See "Business--Cargo Sales Network and Marketing--Cargo Sales Network." All of such properties are leased from unrelated third parties.


EMPLOYEES


     As of April 1, 1998, the Company had 864 employees, including 111 flight operations personnel, 386 maintenance, technical and security personnel, 188 cargo handling personnel and 179 executive, administrative, sales and financial personnel. The Company considers its relations with its employees to be satisfactory.


     On October 3, 1997, the Teamsters was certified to represent the Company's Flight Deck Crew Members for collective bargaining purposes. Although the Teamsters has been certified by the National Mediation Board, negotiations regarding a collective bargaining agreement have only recently commenced. The unionization of the Company's workforce could result in higher employee compensation and working condition demands that could increase the Company's operating costs or constrain its operating flexibility. None of the Company's other employees are subject to a collective bargaining agreement. However, many airline industry employees are represented by labor unions, and the Company believes that, as it continues to expand, other of its employees may be subject to union organizing efforts.


     FAA regulations require the Company's pilots to be licensed as commercial pilots, with specific ratings for the aircraft type to be flown, and to be medically certified as physically fit to fly aircraft. Licenses and medical certification are subject to periodic continuation requirements, including recurrent training and minimum amounts of recent flying experience. Mechanics and quality control inspectors must also be licensed and qualified for specific aircraft. Under the Company's supplemental certification status flight dispatchers do not need to be licensed. The Company routinely performs employee background checks for a ten-year period prior to employment and conducts more pre-employment screening than mandated by FAA regulations. In addition, the Company's management personnel who are directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet experience standards prescribed by FAA regulations. All of the Company's employees are subject to pre-employment drug and alcohol testing, and employees holding certain positions are subject to subsequent random testing.


GOVERNMENT REGULATION


     GENERAL. The Company is subject to regulation under U.S. laws and the laws of the various countries to which it flies its aircraft. The Company is also subject to various international bilateral air services agreements between the United States and the countries to which the Company provides scheduled cargo services and must obtain permission from the applicable foreign government to provide service to that country.


     DOMESTIC REGULATION. The Company is subject to the jurisdiction of the FAA with respect to aircraft maintenance and operations, including flight operations, equipment, aircraft noise, ground facilities, dispatch, communications, training, weather observation, flight time, crew qualifications, aircraft registration, and other matters affecting air safety. The FAA has the authority to suspend temporarily or revoke permanently the authority of the Company or its licensed personnel for failure to comply with regulations promulgated by the FAA and to assess substantial civil penalties for such failure. The Company's aircraft, flight personnel and flight and emergency procedures are subject to periodic inspections and tests by the FAA. The FAA also conducts safety audits and has the power to impose fines and other sanctions for violations of airline safety regulations. The FAA also has jurisdiction over the transportation of hazardous materials. Shippers and air carriers of hazardous materials generally share responsibility for compliance with these regulations, and shippers are responsible for proper packaging and labeling. Substantial monetary penalties can be imposed on both shippers and air carriers for infractions of these regulations as well as possible criminal penalties.


     The FAA has promulgated under the ANCA regulations certain Stage III noise requirements, pursuant to which airlines such as the Company must bring their fleets into compliance with allowable noise levels in phases, with full compliance required by December 31, 1999. In order to meet the Stage III requirements, the Company currently intends to install hushkits on between six and eight of its aircraft in 1998 and the balance by December 31, 1999. The Company intends to purchase hushkits for this purpose from a related party. See "Certain Transactions." The Company estimates that the average cost of such hushkits will be approximately $2.25 million per aircraft, and that the aggregate cost to the Company to hushkit its 14 DC-8s and to acquire two spare hushkits will be $36.0 million, of which approximately $19.2 million had been incurred as of June 30, 1998. To date, however, the Company has not installed hushkits on any of its aircraft, and has met the Stage III requirements applicable to it through interchange agreements with other carriers. Pursuant to such interchange agreements and under current rules promulgated by the FAA, the Company leases aircraft that meet the Stage III standards, at a flat rate cost of $6,000 per month per aircraft and between $2,200 and $2,700 per block hour, from these other carriers, which has allowed the Company to comply with the FAA's Stage III requirements. The Company is capable and has the authority, right and approval from the FAA to operate, under such interchange agreements, third party aircraft.


     The DOT maintains authority over domestic and international aviation and has jurisdiction over international routes. In order to engage in its air transportation business, the Company is required to maintain a Certificate of Public Convenience and Necessity ("CPCN"). Prior to issuing a CPCN, DOT examines a company's managerial competence, financial resources and plans and compliance disposition in order to determine whether the carrier is fit, willing and able to engage in the transportation services it has proposed to undertake. Among other things, a company holding a CPCN must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a State, territory or possession thereof; that its chief executive officer and at least two-thirds of its Board of Directors and other managing officers be United States citizens; that not more than 25% of its voting stock be owned or controlled, directly or indirectly, by foreign nationals; and that it not otherwise be subject to foreign control. A CPCN confers no proprietary rights on the holder and DOT may impose conditions or restrictions on such a CPCN. The DOT has issued the Company (i) a CPCN to engage in interstate and overseas charter air transportation, (ii) a CPCN to engage in foreign charter air transportation and (iii) a CPCN to engage in scheduled air transportation between Miami, Florida and Santo Domingo, Dominican Republic. By virtue of the CPCNs to engage in interstate, overseas and foreign charter air transportation of property and mail, the Company is vested with authority from the U.S. government to conduct all-cargo operations worldwide. In addition, the DOT has granted the Company numerous "exemptions" from the federal transportation statute to permit the Company to engage in scheduled foreign air transportation to 26 cities in 17 countries. Many carriers operate under such exemption authority, which is granted for up to a period of two years and is typically renewed by the DOT upon timely requests to do so. CPCNs and grants of exemption authority are subject to standard DOT terms, conditions and limitations and may be conditioned, suspended or withdrawn. The Company is also required to obtain separate DOT authorization for each long-term (over 60 days) ACMI arrangement.


     Several aspects of airline operations are subject to regulation or oversight by Federal agencies other than the FAA or the DOT. For instance, labor relations in the air transportation industry are generally regulated under the Railway Labor Act, which vests in the National Mediation Board certain regulatory powers with respect to disputes between airlines and labor unions arising under collective bargaining agreements. In addition, the Company is subject to the jurisdiction of other governmental entities, including the FCC regarding its use of radio facilities pursuant to the Federal Communications Act of 1934, as amended; the Commerce Department regarding the Company's interstate transportation of cargo; the Customs Service regarding inspection of cargo imported from the Company's international destinations; the Immigration and Naturalization Service regarding the citizenship of the Company's employees; the Animal and Plant Health Inspection Service of the Department of Agriculture regarding the inspection of animals, plants and produce imported from the Company's international destinations regarding the Company's international operations; the Environmental Protection Agency regarding shipment of hazardous materials and compliance with standards for aircraft exhaust and noise emissions; and the Department of Labor regarding the Company's employees. The Company believes that it is in material compliance with all applicable laws and regulations of such governmental entities.


     FOREIGN REGULATION. To the extent required to do so, the Company obtains authority to conduct foreign operations from applicable aeronautical and other governmental authorities. As with the certificates and license obtained from U.S. authorities, the Company must comply with all applicable rules and regulations imposed by foreign governmental authorities or be subject to the suspension, amendment or modification of its operating authorities.


LEGAL PROCEEDINGS


     As a result of the August 1997 accident, the Company is currently subject to lawsuits brought by the families of the individuals who died and several businesses that were affected by the accident and is aware of other claims pending which have not reached litigation. All such litigation is being defended by the Company's insurance carrier, without reservation of rights, and management has no reason to believe that the Company's liability insurance coverage will not be sufficient to cover all claims arising from the accident.


     While the Company is from time to time involved in litigation in the ordinary course of its business, there are no material legal proceedings currently pending against the Company or to which any of its property is subject.

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES


     The following table sets forth certain information regarding the directors, executive officers and certain key employees of the Company:


NAME                                AGE                           POSITION
----                                ---                           --------
DIRECTORS AND EXECUTIVE OFFICERS
J. Frank Fine ..................    73     Chairman of the Board
Barry H. Fine ..................    45     President, Chief Executive Officer and Director
John D. Zappia .................    46     Senior Vice President and Chief Operating Officer
Orlando M. Machado .............    39     Senior Vice President and Chief Financial Officer

CERTAIN KEY EMPLOYEES
Celeste A. Lipworth ............    35     Vice President, General Counsel
Terence T. Sullivan ............    36     Vice President, Director of Finance
Nanci Adels ....................    41     Vice President, Director of Sales
Hugh P. Nash ...................    57     Vice President, Marketing and Sales
Anthony D. Phillips ............    53     Vice President, Interline and International Marketing
Daniel L. Stemen ...............    30     Vice President, Director of ACMI Services

     J. FRANK FINE founded the Company's predecessor in 1976 and has served as the Company's Chairman of the Board since its inception. Mr. Fine also served as the Company's President and Chief Executive Officer from its inception until June 1997. Mr. Fine also served as Vice President, North America and General Sales Agent of Alas de Transporte International, S.A., a Dominican all-cargo airline ("Alas"), from 1988 to 1992; Vice President, North America and General Sales Agent of Interamericana de Aviacion, C.A., a Venezuelan all-cargo airline ("Interamericana"), from 1988 to 1992; Vice President, North America and General Sales Agent of Aerochago, S.A., a Dominican all-cargo airline ("Aerochago"), from 1985 to 1988; and President, North America and General Manager of Aeromar C. por A., a Dominican all-cargo carrier ("Aeromar"), from 1978 to 1985. Mr. Fine is the father of Barry H. Fine.


     BARRY H. FINE has served as the Company's President and Chief Executive Officer since June 1997 and has served as a director of the Company since its inception. Mr. Fine served as Vice President and General Manager of the Company from its inception until June 1997. Mr. Fine served as Vice President, North America, U.S. General Counsel and U.S. General Sales Agent of Alas from 1988 to 1992; Vice President, North America and U.S. General Sales Agent of Interamericana from 1988 to 1992; Vice President, North America and General Counsel of Aerochago from 1985 to 1988; and Vice President, North America and General Counsel of Aeromar from 1982 to 1985.


     JOHN D. ZAPPIA has served as the Company's Senior Vice President and Chief Operating Officer since June 1997. Mr. Zappia served as Senior Vice President, Maintenance and Operations of the Company from November 1992 until June 1997. Since 1991, Mr. Zappia has been a member of the Miami Maintenance Management Council, an association of maintenance companies and was its President from 1991 to 1995. From March 1984 to November 1992, Mr. Zappia served as Vice President of Maintenance of Agro Air. Prior to joining the Company, Mr. Zappia's experience in the airline industry includes: Electrical and Avionic Lead Mechanic of Air Florida (1980-1984); Technical Consultant to Aviation Components and Accessories, Inc., an FAR 145 repair station (1981-1984); Lead Avionics and Electrical Mechanic of Airlift International, Inc. (1979-1980); Supervisor, FAA Accessory Overhaul Shop of Marco Island Airways (1977-1979); and Accessory Mechanic of Dixie Air Parts Inc. (1972-1979).


     ORLANDO M. MACHADO has served as the Company's Senior Vice President and Chief Financial Officer since July 1997. From December 1987 to June 1997, Mr. Machado held various positions at Greenwich Air Services, Inc., a diversified independent gas turbine engine repair and overhaul company

("Greenwich"), and most recently served as Vice President of Finance. Prior to joining Greenwich, Mr. Machado, who is a certified public accountant, was employed by Coopers & Lybrand, L.L.P., as an audit manager.


     CELESTE A. LIPWORTH has served as a Vice President of the Company since November 1997 and as the Company's General Counsel since November 1996. From 1993 to 1996, Ms. Lipworth was an associate at the law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. From 1991 to 1992, Ms. Lipworth was an associate at the law firm of Crowell & Moring.


     TERENCE T. SULLIVAN has served as the Company's Vice President, Director of Finance since July 1997. From June 1994 to July 1997, Mr. Sullivan served as Controller of the Company. From May 1993 to May 1994, Mr. Sullivan served as Controller of Aeromar. From September 1991 to May 1993, Mr. Sullivan served as Controller of Miami Aircraft Support, Inc., a ground support services company. From August 1988 to August 1991, Mr. Sullivan served as Controller and was a partner of International Futures Strategists, an investment brokerage company. From April 1984 to July 1988, Mr. Sullivan was an accountant with the firm of Samuels & Company.


     NANCI ADELS has served as Fine Air's Vice President, Director of Sales since July 1996. From 1991 to 1996, Ms. Adels served as Regional Manager for Fine Air's S.W. Region in Houston, Texas. From 1980 to 1987, Ms. Adels held various positions at British Caledonian Airways, an international passenger and cargo airline company, and most recently served as Cargo Sales Manager.


     HUGH P. NASH has served as Fine Air's Vice President, Marketing and Sales since November 1994, and served as Vice President, Northeast Region of Fine Air from November 1993 to November 1994. Mr. Nash's experience in the air cargo industry includes: Regional Manager, Southwest United States of Stair Cargo Services/Intertrans Corp., a multinational forwarding company (1984-1993); President of DCA, an airline general sales agency (1992-1994); Sales Manager, Cargo of British Caledonian Airways (1980-1982); various positions, including Agency Administrator, North America and Director, National Accounts, with MSAS, a multinational air and ocean forwarding company (1971-1980); and various positions, including International Sales Specialist/Eastern Region, with Emery Air Freight (1965-1971).


     ANTHONY D. PHILLIPS has served as Fine Air's Vice President, Interline and International Marketing since October 1994. Mr. Phillips' experience in the air cargo industry includes: General Manager, North America of Belize Air International (1988-1994); various positions, including Director, Industry Affairs and Director, Reservations, with Northeastern International Airways (1983-1986); various positions, including Director, Caribbean and Director, European Operations, with Air Florida (1977-1983); Regional Sales Manager of Olympic Airways and Sabena World Belgian Airlines (1973-1977); and various positions, including Systems Trainer, with Pan American Airways.


     DANIEL L. STEMEN has served as Fine Air's Vice President, Director of ACMI Services since January 1998 and as Assistant Director of Operations since January 1995. From October 1992 until January 1995, Mr. Stemen served as the Manager of Flight Operations of the Company. Since 1993, Mr. Stemen has also been licensed as a DC-8 First Officer. From 1986 to 1992, Mr. Stemen served as a technical adviser and FAA Liaison for several small airlines operating out of MIA and from 1988 to 1992 he served as Vice President of Operations for Trans International Crew Leasing.


     Officers of the Company serve at the pleasure of the Board of Directors. Except as noted above, there are no family relationships among any of the Company's executive officers and directors. Following the completion of the Offering, the Company intends to increase the size of its Board of Directors and add at least one independent director.

EXECUTIVE COMPENSATION


     SUMMARY COMPENSATION TABLE. The following table sets forth all compensation awarded to, earned by or for services rendered to the Company in all capacities during the year ended December 31, 1997 by the Chief Executive Officer and the other executive officers of the Company whose salary and bonus during 1997 exceeded $100,000 (the "Named Officers").



                                                             ANNUAL COMPENSATION(1)
                                                   ------------------------------------------
                                                                               OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                           SALARY       BONUS     COMPENSATION(2)     COMPENSATION
------------------------------------------------   ------------   -------   -----------------   -------------
J. Frank Fine,
 Chairman of the Board .........................    $ 164,742      $ --          $11,079             $ --
Barry H. Fine,
 President and Chief Executive Officer .........      199,842        --           23,095               --
John D. Zappia,
 Chief Operating Officer .......................      134,762        --               --               --

----------------
(1) Does not include cash dividends paid to the Named Officers of which approximately $652,000 for J. Frank Fine and approximately $201,000 for Barry H. Fine was in excess of amounts of funds required to pay tax obligations for the Company's income. See "Certain Transaction." Messrs. Frank and Barry Fine currently receive annual salaries of $250,000.
(2) Represents amounts related to the Named Officers' personal use of Company automobiles and a portion of the premiums for health insurance provided to Named Officers.


EMPLOYMENT AGREEMENT


     Effective July 7, 1997, the Company entered into a three-year employment agreement with Orlando M. Machado, pursuant to which he will serve as Chief Financial Officer. Mr. Machado will receive an annual base salary of $150,000 and such bonuses as may be awarded from time to time in the discretion of the Board or any compensation committee thereof. If the agreement is terminated prior to the expiration of the term other than by reason of death, Disability (as defined) or Cause (as defined), or by him for Good Reason (generally defined as the diminution of his duties or other breach by the Company of the agreement), Mr. Machado (or his estate or beneficiaries) will receive, in addition to accrued salary and other benefits to which he may be entitled, his base salary for a period of two years following such termination. The agreement prohibits Mr. Machado from competing with the Company during the term of the agreement and for a period of one year after termination of his employment, other than a termination by him for Good Reason or a termination by the Company without Cause.

                                   OWNERSHIP


     The following table sets forth information as of the date of this Prospectus concerning the beneficial ownership of the Company's outstanding Common Stock.



                                             SHARES BENEFICIALLY
                                                    OWNED
                                            ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)      NUMBER      PERCENT
-----------------------------------------   --------   ----------
J. Frank Fine ...........................    1,500         50.0%
Barry H. Fine ...........................    1,500         50.0%

----------------
(1) The address of each person or entity listed is c/o Fine Air Services, Inc., 2261 N.W. 67th Avenue, Bldg. 700, Miami, Florida 33152.

                              CERTAIN TRANSACTIONS


     J. Frank Fine, the Company's Chairman, and Barry H. Fine, the Company's President and Chief Executive Officer (collectively, the "Principal Shareholders"), each own 50% of the capital stock of the Company. The Principal Shareholders also each owned 50% of the capital stock of Fine Air and Agro Air. On June 3, 1998, each of the Principal Shareholders contributed to the Company his interest in Fine Air and Agro Air, each of which became a wholly owned subsidiary of the Company. The Principal Shareholders received no additional consideration for contributing their interests in Fine Air and Agro Air to the Company.


     The Company has been subject to taxation under Subchapter S of the Code and comparable provisions of state income tax laws. As a result, the net income of the Company, for federal and certain state income tax purposes, was reported by and taxable directly to the Company's shareholders during that time rather than to the Company. The Company has paid cash dividends to their shareholders in amounts at least sufficient to provide them funds for tax obligations payable by them on account of the Company's income. During 1995, 1996 and 1997 and the six months ended June 30, 1998, the Company made aggregate cash distributions to its shareholders of $1,248,655, $1,110,091, $3,370,212 and $3,640,000, respectively. Frank and Barry Fine received 58% and 42%, respectively, of the aggregate cash distributions made by the Company during 1995, 1996, 1997 and the six months ended June 30, 1998. During May 1998, the Company made a distribution to its shareholders of approximately $3.5 million in excess of amounts required by the shareholders to pay income taxes.


     At December 31, 1996 and 1997 and June 30, 1998, the Company had advanced $150,000, $352,000 and $364,000, respectively, to several related parties affiliated with the Company's stockholders.


     In December 1996, the Company purchased a cargo aircraft from Frank Fine Company, a corporation owned by J. Frank Fine. The purchase price was $2,859,000 consisting of (i) forgiveness of accounts receivable from Frank Fine Company, related to an overhaul performed on the aircraft, in the amount of $1,700,000, (ii) forgiveness of loans and advances to Mr. Fine of $481,000 and
(iii) forgiveness of loans, interest receivable and accounts receivable from parties related to Mr. Fine of $678,000.


     The Principal Shareholders own 30% of the capital stock of Quiet Nacelle Corporation ("QNC") and 100% of the capital stock of Quiet Technology, Inc. ("QTI") and Quiet Technology DC-8, Inc. ("QTD"). Quiet Technology Venture, Limited ("QTV, Ltd."), a partnership engaged in the development of hushkits for DC-8-50 series and DC-8-61 aircraft (the aircraft used by the Company), in which (i) QTD is the general partner and has a 1% interest, (ii) QTI is a limited partner and has a priority return on capital and 94.83% interest and
(iii) QNC is a limited partner and has a 4.16% interest. During 1996, 1997 and the six months ended June 30, 1998, the Company performed approximately $1,886,000, $1,121,000 and $1,146,000 of services for QTV, Ltd. The Company's services consisted of supplying parts and labor to build and test prototype hushkit components in support of QTV, Ltd.'s research and development efforts. At December 31, 1997 and June 30, 1998, the balances of Company's accounts receivable due from QTV, Ltd. were $1,753,000 and $2,698,000, respectively.


     The Company intends to purchase from QTV, Ltd. at least 16 hushkits (including 14 for its existing DC-8 aircraft and two spares). The purchase price for these hushkits will be (i) for the first 10 hushkits, QTV, Ltd.'s cost plus $125,000 and (ii) for any additional hushkits, QTV, Ltd.'s cost. The Company has paid QTV, Ltd. a non-refundable $750,000 deposit. In addition, as of December 31, 1996 and 1997 and June 30, 1998, the Company had cumulative advances to QTV, Ltd. of $1,619,000, $8,804,000 and $16,529,000, respectively, for the manufacture of hushkits on its behalf. Management estimates that the average cost of such hushkits will be approximately $2.25 million, which management believes will be significantly lower than the cost of other hushkits available in the market.


     Management believes that the terms of the Company's transactions with Frank Fine Company and QTV, Ltd. were at least as favorable to the Company as those that could have been obtained from unaffiliated third parties.

                    DESCRIPTION OF EXISTING CREDIT FACILITY


     The Company has a $45 million credit facility with NationsCredit Commercial Corporation (the "Existing Credit Facility"), which expires in November 2000. Borrowings under the Existing Credit Facility bear interest at the bank's prime rate plus 0.75%. The unused portion of the line of credit is subject to a fee at the rate of .30% per annum. Borrowings under the Existing Credit Facility are collateralized by substantially all of the Company's existing assets; provided, that the lender's security interest does not cover four of the Company's DC-8 aircraft and aircraft and engines acquired in the future would not collaterize the Existing Credit Facility. The Existing Credit Facility contains no maintenance covenants.


     On June 5, 1998, the date of the consummation of the sale of the Old Notes, the Company had approximately $30.2 million outstanding under the Existing Credit Facility, all of which was paid in full with a portion of the net proceeds from the sale of the Old Notes.

                          DESCRIPTION OF SENIOR NOTES


     The Old Notes were, and the New Notes will be, issued under an Indenture, date as of June 5, 1998, among the Company, as issuer, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospecuts forms a part. The following is a summary of the material terms and provisions of the Senior Notes. The terms of the Senior Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and prospective purchasers of the Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary does not purport to be a complete description of the Senior Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Senior Notes and the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. For purposes of this "Description of Senior Notes," "Senior Notes" refers to the Old Notes and the New Notes. Copies of the proposed form of the Indenture are available from the Company or the Initial Purchaser on request.


GENERAL


     The Old Notes are, and the New Notes will be, (i) senior unsecured obligations of the Company, (ii) fully and unconditionally guaranteed by the Subsidiary Guarantors on a joint and several basis and (iii) limited to $200 million aggregate principal amount. The Senior Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Senior Notes will mature on June 1, 2008 and bear interest at the rate of 9 7/8% per annum from June 5, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in cash in arrears on June 1 and December 1 of each year, commencing December 1, 1998, to the Persons in whose names the Senior Notes are registered at the close of business on the preceding May 15 or November 15, as the case may be (whether or not a business day). Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.


     Principal of, and premium, if any, and interest on the Senior Notes will be payable (i) in same-day funds on or prior to the payment dates with respect to those amounts in the case of Senior Notes held of record by the Depositary or its nominee and (ii) at the corporate trust office of the Trustee in New York, New York, in the case of Senior Notes held of record by Holders other than the Depositary or its nominee, and the Senior Notes may be surrendered for registration of transfer or exchange at the corporate trust office of the Trustee in New York, New York. The Company may, at its option, pay interest on Senior Notes held of record by Holders other than the Depositary or its nominee by check mailed to the addresses of the Persons entitled thereto as they appear in the Note Register on the Regular Record Date for that interest or by wire transfer of immediately available funds to an account located in the United States designated by the Holder.

OPTIONAL REDEMPTION


     The Company may, at its option, redeem the Senior Notes in whole or from time to time in part, on or after June 1, 2003, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the twelve-month period beginning on June 1 of the applicable year indicated below:



YEAR                                 OPTIONAL REDEMPTION PRICE
----                                 -------------------------
   2003 .........................             104.938%
   2004 .........................             103.292%
   2005 .........................             101.646%
   2006 and thereafter ..........             100.000%

     Notwithstanding the foregoing, from time to time prior to June 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 109.875% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; provided that (i) at least 65% of the principal amount of the Senior Notes originally issued remains outstanding immediately after any such redemption and (ii) the Company effects such redemption within 60 days after the Public Equity Offering closes.


     If less than all of the Senior Notes are to be redeemed, the Trustee will, not less than 30 nor more than 60 days prior to the redemption date, select the particular Senior Notes (or any portion thereof that is an integral multiple of $1,000) to be redeemed, PRO RATA, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Senior Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.


     No sinking fund or mandatory redemption is provided for the Senior Notes.


MANDATORY OFFER TO REPURCHASE


     The net proceeds from the sale of the Old Notes shall be utilized for the purposes set forth under "Use of Proceeds." In the event that on the date that is 18 months from the date of the issuance of the Old Notes, all of the proceeds of the sale of the Old Notes have not been utilized for such purposes and the amount of the unutilized net proceeds exceeds $15 million, the Company shall, within five business days of such day, either (i) make an offer (the "Mandatory Repurchase Offer") to purchase Senior Notes having an aggregate principal amount equal to the Unutilized Proceeds Amount at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date or (ii) purchase Senior Notes having an aggregate principal amount equal to the Unutilized Proceeds Amount in the open market and deliver such Senior Notes to the Trustee for cancellation. If the Company elects to make the Mandatory Repurchase Offer, the Mandatory Repurchase Offer shall remain open for not less than 20 business days and be otherwise made in accordance with the requirements of the Indenture. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, if there is an Unutilized Proceeds Amount and the Company is obligated to repurchase Senior Notes as described above.


RANKING


     The Senior Notes are senior unsecured obligations of the Company and rank PARI PASSU in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company. The Senior Notes and

Subsidiary Guarantees, however, will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors with respect to the assets securing that Indebtedness. At June 30, 1998, the Company and the Subsidiary Guarantors had no Indebtedness outstanding other than the Senior Notes, substantially all of which Indebtedness is secured. Subject to certain limitations, the Company and its Subsidiaries (including the Subsidiary Guarantors) may incur additional Indebtedness in the future. See "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock".


SUBSIDIARY GUARANTEES


     The Company's payment obligations under the Senior Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by each Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior unsecured obligation of the applicable Subsidiary Guarantor and will rank PARI PASSU in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor. As of the Issue Date, all of the Company's Subsidiaries will be Subsidiary Guarantors.


     The obligations of each Subsidiary Guarantor under a Subsidiary Guarantee are limited to the maximum amount that, after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of that other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of that Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal law or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee will be entitled to a pro rata contribution from each other Subsidiary Guarantor based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.


     Each Subsidiary Guarantor may consolidate with or merge with or into or sell or otherwise dispose of all or substantially all of its property and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the covenant described in "--Certain Covenants--Limitations on Mergers and Certain Other Transactions" below. The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor under the Senior Notes and the Indenture, pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) immediately after giving effect to such transaction, the Company could incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" below.


     The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor to a third party or an Unrestricted Subsidiary in a transaction that does not violate any of the covenants of the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Subsidiary Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligation under its Subsidiary Guarantee; PROVIDED that, in the case of a sale of such Capital Stock not constituting a sale governed by the covenant in the Indenture described under "--Certain Covenants--Limitations on Mergers and Certain Other Transactions" below, the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Certain Covenants--Limitations on

Asset Sales". In addition, any Subsidiary Guarantor that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the terms and conditions of the Indenture will be released and relieved of any obligation under its Subsidiary Guarantee. As of the date of this Prospecuts, the Company has no Unrestricted Subsidiaries.


     Separate financial statements of the Subsidiary Guarantors have not been provided because the Subsidiary Guarantors are jointly and severally liable for the obligations of the Company under the Senior Notes and the aggregate assets, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the consolidated assets, earnings and equity of the Company.


CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, the Company is obligated to make an offer to each Holder of the Senior Notes to repurchase (a "Change of Control Offer") such Holder's outstanding Senior Notes and will purchase, on a business day not more than 60 days nor less than 30 days following the date notice is mailed, as provided below (such purchase date being the "Change of Control Purchase Date"), all Senior Notes properly tendered pursuant to such offer to purchase and not withdrawn, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Change of Control Purchase Date, all in accordance with the following paragraph.There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Senior Notes upon the occurrence of a Change of Control.


     Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and send to each Holder of Senior Notes by first-class mail, postage prepaid, at the address of such Holder appearing in the Note Register, a notice (i) describing the transaction or transactions that constitute the Change of Control, (ii) offering to repurchase, pursuant to the procedures required by the Indenture and described in such notice, on the Change of Control Purchase Date specified in such notice and for the Change of Control Purchase Price, all Senior Notes properly tendered by such Holder pursuant to such offer to purchase for the Change of Control Purchase Price;
(iii) that any Senior Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change in Control Purchase Price, any Senior Notes accepted for payment pursuant to Change of Control Offer shall cease to accrue interest on the Change of Control Purchase Date; and (v) describing the procedures that Holders must follow to accept the Change of Control Offer or to withdraw such acceptance. The Change of Control Offer shall remain open for at least 20 business days (or such longer period as is required by law).


     The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness of the Company and its Restricted Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control occurs there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Senior Notes that might be tendered by Holders of Senior Notes seeking to accept the Change of Control Offer and other amounts that might become due and payable in respect of other Indebtedness of the Company. The Company's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under such Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the Holders of the Senior Notes the rights described under "--Events of Default."


     The Change of Control feature of the Senior Notes, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control feature is a result of negotiations between the Company and the Initial Purchaser. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.


     The Company will comply with Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, if a Change of Control occurs and the Company is required to offer to repurchase Senior Notes as described above.


CERTAIN COVENANTS


     The Indenture contains, among others, the covenants described below.


     LIMITATIONS ON ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL STOCK. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (a) incur any Indebtedness (including, without limitation, Acquired Indebtedness), or (b) issue any Disqualified Capital Stock; PROVIDED that, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness and may incur other Indebtedness or issue Disqualified Capital Stock, if after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.75 to 1.0.


     LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Company will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.


     LIMITATION ON THE ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly-Owned Restricted Subsidiary, (ii) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary in compliance with the other provisions of the Indenture or (iii) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary. The proceeds of any sale of Capital Stock permitted hereunder and referred to in clauses (ii) and (iii) above will be treated as Net Available Proceeds and must be applied in a manner consistent with the provisions of the covenant described under "--Limitations on Asset Sales".


     LIMITATIONS ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:


          (i) no Default or Event of Default has occurred and is continuing;


          (ii) the Company would be permitted to incur at least $1.00 of additional Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under "--Limitations on Additional Indebtedness and Disqualified Capital Stock" above; and


          (iii) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date does not exceed the sum (without duplication) of the following: (A) 50% of
     (x) the Company's Consolidated Net Income (taken as one accounting period) less (y) Permitted Income Tax Distributions, in each case accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income less Permitted Tax Distributions shall be a deficit, minus 100% of such aggregate deficit) plus (B) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance and sale (other than to a Subsidiary of the Company) of (1) shares of the Company's Capital Stock other than Disqualified Capital Stock or (2) debt securities of the Company that have been converted into the Company's Capital Stock that is not Disqualified Capital Stock (and is not then held by a Subsidiary of the Company), plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash proceeds of the sale, liquidation or repayment received by the Company or a Restricted Subsidiary net of the fees and expenses actually incurred in connection with such sale, liquidation or repayment plus (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company in accordance with the definition of "Unrestricted Subsidiary".


     The foregoing provisions will not prohibit: (1) the payment of any dividend by the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Capital Stock of the Company (other than any Disqualified Capital Stock); (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of (a) Subordinated Indebtedness so long as the new Subordinated Indebtedness has (1) a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of the Subordinated Indebtedness being defeased, redeemed, repurchased or otherwise retired and (2) terms of subordination no less favorable to the Holders of the Senior Notes than those applicable to the Subordinated Indebtedness being defeased, redeemed, repurchased or otherwise retired or (b) Capital Stock of the Company (other than to any Restricted Subsidiary); (4) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock held by any member of the Company's management pursuant to any management equity subscription agreement, employment agreement, stock option agreement or other compensation agreement in an amount not to exceed $500,000 in the aggregate in any fiscal year of the Company; (5) Restricted Investments the amount of which, together with the amount of all other Restricted Investments made pursuant to this clause (5) after the Issue Date, does not exceed $5.0 million; PROVIDED that, in the case of this clause (5), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein; (6) any Restricted Investment made with the net cash proceeds received by the Company after the Issue Date from a Public Equity Offering; PROVIDED that no Default or Event of Default has occurred or is continuing at the time of such payment; or (7) amounts paid in respect of a Permitted Income Tax Distribution.


     The Restricted Payment permitted pursuant to clauses (1), (2), (3), (4) and (6) of the immediately preceding paragraph shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the second preceding paragraph with respect to any subsequent Restricted Payments.


     Not later than 10 business days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted by and complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations will be based upon the Company's latest available consolidated financial statements.


     LIMITATIONS ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Restricted Subsidiaries, except for (a) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture in effect at the time of such incurrence and not created in contemplation of such event, provided that such Payment Restriction is not extended to apply to any of the assets of the entities not previously subject thereto; (b) any such Payment Restriction arising in connection with Existing Indebtedness (provided such Payment Restrictions are no more restrictive than those existing on the Issue Date) and Refinancing Indebtedness, PROVIDED that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, materially more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced; (c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired; (d) the entering into of a contract for the sale or other disposition of assets, directly or indirectly, so long as such restrictions do not extend to assets that are not subject to such sale or other disposition; (e) the terms of any agreement evidencing any Indebtedness of Restricted Subsidiaries that was permitted by the Indenture to be incurred that only restrict the transfer of the assets purchased with the proceeds of such Indebtedness; (f) customary restrictions imposed on the transfer of copyrighted or patented materials; (g) the terms of any merger agreement, stock purchase agreement, asset sale agreement or similar agreement that limit the transfer of properties and assets pending consummation of the subject transaction; (h) Permitted Liens which are customary limitations on the transfer of collateral; and (i) any such Payment Restriction existing or by reason of applicable law or customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business.


     LIMITATION ON SALE/LEASEBACK TRANSACTIONS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale/Leaseback transaction unless (i) the Company would be permitted to incur Indebtedness not constituting Permitted Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio test described under "--Limitations on Additional Indebtedness and Disqualified Capital Stock" above in an amount equal to the Attributable Indebtedness arising from the Sale/Leaseback Transaction, (ii) the Company or the Restricted Subsidiary receives proceeds from the Sale/Leaseback Transaction at least equal to the fair market value of the property or assets subject thereto (as determined in good faith by the Board of Directors, whose determination in good faith and evidenced by a Board Resolution will be conclusive), (iii) the Company applies an amount in cash equal to the Net Available Proceeds of the Sale/Leaseback Transaction in accordance with the provisions of the covenant described under "--Limitations on Asset Sales" below as if the Sale/Leaseback Transaction were an Asset Sale and (iv) the Sale/Leaseback Transaction would not result in a violation of the covenant described under "--Limitations on Liens" below.


     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of Restricted Subsidiary to, enter into, renew or extend any contract, agreement, transaction or arrangement with or for the benefit of an Affiliate of the Company (including, without limitation the sale, purchase or lease of assets, property or services from or to any Affiliate of the Company) (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Board Resolution that has been adopted by a vote of a majority of the Independent Directors approving such Affiliate Transaction or, if at the time there are no Independent Directors then in office, an Officers' Certificate executed by the Chief Financial Officer, Chief Operating Officer or the General Counsel of the Company and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments of $5.0 million or more, the certificates or documentation described in the preceding clause (a) and an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor; PROVIDED, HOWEVER, that the following shall not be deemed to be Affiliate
Transactions: (i) transactions exclusively between or among (1) the Company and one or more Wholly-Owned Restricted Subsidiaries or (2) Wholly-Owned Restricted Subsidiaries; (ii) transactions between the Company or any Restricted Subsidiary and any qualified employee stock ownership plan established for the benefit of the Company's employees, or the establishment or maintenance of any such plan;
(iii) reasonable director, officer and employee compensation and other benefits, and indemnification arrangements existing on the Issue Date, and with respect to any material modification of such arrangements after the Issue Date, as approved by a majority of the Independent Directors or in the event there are no Independent Directors, as certified by the Chief Financial Officer, Chief Operating Officer or the General Counsel of the Company pursuant to an Officers' Certificate; (iv) transactions permitted by the provisions described under "Limitations on Restricted Payments"; (v) the existing relationships and transactions between the Company and its Restricted Subsidiaries, on one hand, and QTV, Ltd., and Quiet Technologies, Inc., ("QTI"), on the other hand, including but not limited to, the purchase of hushkits and the funding by the Company or its Restricted Subsidiaries of the research and development costs of QTV, Ltd. and QTI (as described under "Certain Transactions") or any new relationships or transactions (other than continuations, including future hushkit purchases and research and development funding, of such existing relationships or transactions as described under "Certain Transactions" above) between the Company and its Restricted Subsidiaries, on the one hand, and QTV, Ltd. and QTI, on the other hand ("New Transactions"), so long as the total amount paid by the Company and any Restricted Subsidiary of the Company with respect to such New Transactions does not exceed the fair market value of the services and equipment delivered in connection therewith as determined by a majority of the Independent Directors, or in the event there are no Independent Directors, as certified by the Chief Financial Officer, the Chief Operating Officer or the General Counsel of the Company pursuant to an Officers' Certificate; PROVIDED, HOWEVER, with respect to New Transactions between the Company and QTV, Ltd. or QTI such determination shall only be made on an annual basis on the anniversary date of the Indenture.


     LIMITATIONS ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur assume, affirm or suffer to exist or become effective any Lien of any nature whatsoever on any property of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or upon any income or profits therefrom, except Permitted Liens, unless prior thereto or simultaneously therewith, the Senior Notes or the Subsidiary Guarantee, as the case may be, are equally and ratably secured, or effective provision is made to secure the Senior Notes with (or if such Lien secures Subordinated Indebtedness, prior to) the Indebtedness secured by that Lien.


     LIMITATIONS ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to such Asset Sale (as determined by the Board of Directors, whose determination in good faith will be conclusive and evidenced by a Board Resolution), (ii) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of the Asset Sale consists of cash or Cash Equivalents and
(iii) the Company delivers to the Trustee an Officers' Certificate certifying that the Asset Sale complies with clauses (i) and (ii) of this sentence. The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is expressly assumed by the transferee in an Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of that Indebtedness will be deemed to be cash for purposes of clause (ii) of the preceding sentence and will also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph. If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition will constitute an Asset Sale and the Net Available Proceeds therefrom must shall be applied in accordance with this covenant. A transfer of assets by the Company to a Wholly-Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary will not constitute an Asset Sale, and a transfer of assets that constitutes a Restricted Investment and that is permitted under covenant described under "--Limitations on Restricted Payments" above will not constitute an Asset Sale.


     If the Company or any Restricted Subsidiary consummates an Asset Sale, the Company or that Restricted Subsidiary, as the case may be, may either, no later than 270 days after such Asset Sale, (i) apply all or any of the Net Available Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness) of the Company or any Restricted Subsidiary, PROVIDED, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of the Indebtedness so repaid or (ii) invest all or any part of the Net Available Proceeds thereof in the purchase of properties or assets that replace the properties or assets that were the subject of the Asset Sale or in other properties or assets that are being, or will be, used in the business of the Company and its Restricted Subsidiaries or in a Related Business (together with any short-term assets incidental thereto). The amount of the Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds." Pending application of such Net Available Proceeds pursuant to this paragraph, the Company or such Restricted Subsidiary may invest such Net Available Proceeds in Cash Equivalents, or temporarily reduce amounts outstanding under any revolving credit facility of the Company or any Restricted Subsidiary.


     If substantially all (but not all) the property and assets of the Company and its Restricted Subsidiaries are transferred as an entirety to a Person in a transaction permitted under the covenant described under "--Certain Covenants--Limitations on Mergers and Certain Other Transactions" below, and the Company or a Restricted Subsidiary received cash or Cash Equivalents in such transaction, then the successor entity will be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant and cash at least equal to the fair market value of the assets deemed to be sold must be applied in accordance with the preceding paragraph.


     NET PROCEEDS OFFER. When the aggregate amount of Excess Proceeds equals or exceeds $5.0 million, the Company will be required to make an offer to purchase, from all Holders of the Senior Notes, an aggregate principal amount of Senior Notes equal to the amount of such Excess Proceeds, as follows:


          (i) The Company will make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Senior Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Senior Notes that may be purchased out of the amount (the "Payment Amount") of such Excess Proceeds.


          (ii) The offer price for the Senior Notes will be payable in cash in an amount equal to 100% of the principal amount of the Senior Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of Senior Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the covenant described under "--Limitations on Restricted Payments" above.


          (iii) If the aggregate Offered Price of Senior Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, the Trustee will select the Senior Notes to be purchased on a PRO RATA basis in accordance with the relative aggregate principal amounts of the Senior Notes so tendered and not withdrawn.


          (iv) When a Net Proceeds Offer is completed in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.


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

     The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to offer to repurchase Senior Notes as described above.


     LIMITATIONS ON MERGERS AND CERTAIN OTHER TRANSACTIONS. The Company will not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and its Subsidiaries (taken as a whole), or assign any of its obligations under the Senior Notes and the Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor"), is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Senior Notes and the Indenture; (b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) except in the case of the consolidation or merger of the Company with or into a Restricted Subsidiary or any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, or the Company or a Restricted Subsidiary with or into any other Person that has no other Indebtedness outstanding immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (2) the Company or the Successor, as the case may be, would be able to incur $1.00 of additional Indebtedness not constituting Permitted Indebtedness at such specified time pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" above; and (d) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the Successor under the Senior Notes and the Indenture. For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.


     ADDITIONAL SUBSIDIARY GUARANTEES. If the Company or any Restricted Subsidiary acquires or creates another Subsidiary after the Issue Date, such newly acquired or created Subsidiary must execute a Subsidiary Guarantee in accordance with the terms of the Indenture, unless the Board of Directors has duly designated that Subsidiary as an Unrestricted Subsidiary in accordance with the definition of Unrestricted Subsidiary under the caption "--Certain Definitions" below.


     REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company will file with the Commission, to the extent such filings are accepted by the Commission, all quarterly and annual reports and other information, documents and reports that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also (i) file with the Trustee (with exhibits), and provide to each Holder (without exhibits), without cost to that Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were subject to Section 13 or 15(d) of the Exchange Act and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder promptly on its written request. For so long as any Senior Notes remain outstanding, the Company will also furnish to the Holders and beneficial holders of Senior Notes and to prospective purchasers of Senior Notes designated by the Holders of Transfer Restricted Securities (as defined in the Registration Rights Agreement) and to broker-dealers, on their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT


     The following will be "Events of Default" under the Indenture:


       (i) any default in the payment of the principal of or premium, if any, on any of the Senior Notes, whether such payment is due at Stated Maturity or on redemption, repurchase pursuant to a Change of Control Offer, a Net Proceeds Offer, a Mandatory Repurchase Offer, acceleration or otherwise; or


       (ii) any default in the payment of any installment of interest on any Senior Note, when due, and the continuance of that default for a period of 30 days; or


       (iii) any default in the performance or breach by the Company or any Restricted Subsidiary of the covenants described under "--Certain Covenants--Limitations on Mergers and Certain Other Transactions" above, or any failure of the Company to make or consummate either a Change of Control Offer, a Net Proceeds Offer, a Mandatory Repurchase Offer or the other repurchases described under "Mandatory Offer to Repurchase," in accordance with the applicable provisions of the Indenture; or


       (iv) any failure of the Company or any Restricted Subsidiary to perform or observe any other term, covenant or agreement applicable to it and contained in the Senior Notes, the Indenture (other than a default specified in clause
(i), (ii) or (iii) above) or the Subsidiary Guarantees, as the case may be, for a period of 30 days after written notice of that failure is given (a) to the Company or the Restricted Subsidiary, as the case may be, by the Trustee or (b) to the Company or the Restricted Subsidiary, as the case may be, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding; or


       (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of any Indebtedness of the Company (other than the Senior Notes) or any Restricted Subsidiary for money borrowed when due at final Stated Maturity, or any other default resulting in acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed, PROVIDED that the aggregate principal amount of such Indebtedness exceeds $5.0 million; or


       (vi) one or more final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and require the direct payment by the Company in money (I.E., in excess of applicable insurance coverage), either individually or in an aggregate amount, in excess of $5.0 million are not paid, discharged or stayed for a period of 30 days; or


       (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary; or


       (viii) except as permitted by the Indenture and the Senior Notes, the cessation of the effectiveness of any Subsidiary Guarantee or the repudiation by any Subsidiary Guarantor (or by any Person acting on behalf of any Subsidiary Guarantor) of its obligations under its Subsidiary Guarantee.


     If an Event of Default (other than an Event of Default specified in clause
(vii) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding by written notice to the Company and the Trustee may, and the Trustee on the request of the Holders of not less than 25% in aggregate principal amount of the Senior Notes then outstanding will declare the principal of and premium, if any, and accrued and unpaid interest on all the Senior Notes due and payable immediately, on which declaration all amounts payable in respect of the Senior Notes will be immediately due and payable declare all amounts owing under the Senior Notes to be due and payable immediately. If an Event of Default of any type described in clause (vii) occurs, then the principal of and premium, if any, and accrued and unpaid interest on all Senior Notes will become due and payable without any declaration, notice or other act in the part of the Trustee or any Holder.


     After a declaration of acceleration under the Indenture, but before the Trustee obtains a judgment or decree for payment of the money due, the Holders of a majority in aggregate principal amount of the outstanding Senior Notes, by written notice to the Company and the Trustee, may, under certain circumstances, rescind and annual that declaration and its consequences if all Events of Default, other than the nonpayment of principal of and premium, if any, or interest on the Senior Notes that has become due solely because of that declaration, have been cured or waived. No such rescission will affect any subsequent Default or Event of Default or impair any right consequent thereto.


     No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (i) that Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding Senior Notes have made written request, and offered reasonable indemnity, to the Trustee to institute that proceeding as Trustee under the Senior Notes and the Indenture, (ii) the Trustee has failed to institute that proceeding within 60 days after receipt of that notice and offer and (iii) the Trustee, within that 60-day period, has not received directions inconsistent with that written request by Holders of a majority in aggregate principal amount of the outstanding Senior Notes. These limitations will not apply, however, to a suit instituted by any Holder to enforce the payment of the principal of and premium, if any, or interest on that Holder's Senior Note on or after the respective due dates expressed in that Senior Note.


     The Holders of a majority in principal amount of the Senior Notes may waive any existing Default or Event of Default under the Indenture and its consequences, except a default (i) in the payment of the principal of or premium, if any, or interest on any Senior Notes or (ii) in respect of any provision that cannot be modified or amended without the consent of the Holder of each Senior Note.


     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.


LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE


     The Company may, at its option and at any time, terminate its obligations respecting the outstanding Senior Notes (that action being a "legal defeasance"). If legal defeasance occurs, the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes and to have been discharged from all its other obligations with respect to the Senior Notes (and the Subsidiary Guarantors will be deemed to be released from the Subsidiary Guarantees), except for (i) the rights of Holders to receive payment from the trust described below in respect of the principal of and premium, if any, and interest on their outstanding Senior Notes when those payments are due, (ii) the Company's obligations to replace any temporary Senior Notes, register the transfer or exchange of any Senior Notes, replace mutilated, destroyed, lost or stolen Senior Notes and maintain an office or agency for payments in respect of the Senior Notes, (iii) rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligation to comply with certain covenants in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with those covenants will not constitute a Default or an Event of

Default respecting the Senior Notes (that action being a "covenant defeasance"). If covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default" will no longer constitute Events of Default respecting the Senior Notes.


     In order to exercise either the legal defeasance or the covenant defeasance option: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, Government Securities (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Senior Notes to redemption or maturity; (ii) the Company must deliver to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, this opinion must refer to and be based on a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses
(vii) and (viii) under the first paragraph of "--Events of Default" above are concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such legal defeasance or covenant defeasance or covenant defeasance must not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company; (v) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound; (vi) the Company must deliver to the Trustee an opinion of counsel experienced in bankruptcy matters to the effect that the use of the trust funds to pay the principal of and premium, if any, and interest on the outstanding Senior Notes would not be avoidable as a preferential payment under Section 547 of the Bankruptcy Law or recoverable under Section 550 of the Bankruptcy Law in the event the Company became a debtor in a proceeding commenced thereunder; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the interest of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, satisfactory to the Trustee, each stating that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.


SATISFACTION AND DISCHARGE


     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Notes, as expressly provided for in the Indenture) as to all outstanding Senior Notes when: (i) either (a) all the Senior Notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed Senior Notes that have been replaced or paid and Senior Notes for whose payment money or certain Government Securities have been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, and interest on the Senior Notes to the date of deposit (in the case of Senior Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
(ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate stating and an opinion of counsel opining that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.


TRANSFER AND EXCHANGE


     A Holder will be able to register the transfer of or exchange Senior Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, neither the Trustee nor the Registrar is required (i) to register the transfer of or exchange any Senior Note selected for redemption, (ii) to register the transfer of or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed or (iii) to register the transfer or exchange of a Senior Note between a record date and the next succeeding interest payment date. The registered Holder of a Senior Note will be treated as the owner of such Senior Note for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER


     Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holders of at least a majority in principal amount of the Senior Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Senior Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Senior Notes) of the Holders of a majority in principal amount of the Senior Notes then outstanding; PROVIDED that:


       (A) no such modification or amendment may, without the consent of the Holders of 75% in aggregate principal amount of such series of Senior Notes then outstanding, amend or modify the obligations of the Company under the caption "Change of Control" or the definitions related thereto that could adversely affect the rights of any Holder of the Senior Notes; and


       (B) without the consent of each Holder affected, the Company, the Subsidiary Guarantors and the Trustee may not: (i) extend the maturity of any Senior Note; (ii) affect the terms of any scheduled payment of interest on or principal of the Senior Notes (including, without limitation any redemption provisions); (iii) take any action that would expressly subordinate in right of payment the Senior Notes or the Subsidiary Guarantees to any other Indebtedness of the Company or any of the Subsidiary Guarantors, respectively, or otherwise affect the ranking of the Senior Notes or the Subsidiary Guarantees; or (iv) reduce the percentage of Holders necessary to consent to an amendment, supplement or waiver to the Indenture.


     Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or acquisition, to make any change that does not adversely affect the rights of any Holder, to secure the Senior Notes pursuant to the requirements of the covenant described under the caption "--Certain Covenants--Limitations on Liens", to add any additional Subsidiary Guarantor or to release any Subsidiary Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


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

NO PERSONAL LIABILITY


     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Senior Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Subsidiary Guarantors in the Indenture or in any of the Senior Notes or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Senior Notes, waives and releases all such liability.


CONCERNING THE TRUSTEE


     The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Senior Notes. The Indenture (including the provisions of the Trust Indenture Act incorporated therein) contains certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Indenture will permit the Trustee to engage in other transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.


     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.


GOVERNING LAW


     Each of the Indenture, the Senior Notes and the Subsidiary Guarantees provides that it is to be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws. The Company and the Subsidiary Guarantors have expressly submitted to the nonexclusive jurisdiction of the State of New York and the U.S. federal courts sitting in The City of New York for the purposes of any suit, action or proceeding with respect to the Indenture, the Senior Notes and the Subsidiary Guarantees and for actions brought under federal or state securities laws with respect to the Senior Notes. The Company and the Subsidiary Guarantors have appointed CT Corporation System as their agent upon which process may be served in any such action or proceeding with respect to the Indenture, the Senior Notes or the Subsidiary Guarantees.


BOOK-ENTRY, DELIVERY AND FORM


     The Old Notes sold to Qualified Institutional Buyers initially were in the form of one or more registered global notes without interest coupons (collectively, the "Rule 144A Global Notes"). Upon issuance, the Rule 144A Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Old Notes sold in offshore transactions in reliance on Regulation S initially were in the form of one or more temporary registered, global book-entry notes without interest coupons (the "Regulation S Temporary Global Notes"). The Regulation S Temporary Global Notes were deposited with the Trustee, as custodian for DTC, in New York, New York and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). All registered global notes are referred to herein collectively as "Global Notes." DTC will maintain the Senior Notes in denominations of $1,000 and integral multiples thereof through its book entry facilities.

     Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time. In addition, beneficial interests in the Regulation S Global Notes and the Rule 144A Global Notes are subject to restrictions on transfer.


     The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances.


     Initially, the Trustee will act as Paying Agent and Registrar. The Senior Notes may be presented for registration of transfer and exchange at the offices of the Registrar.


     DTC has advised the Company as follows: It is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities, such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the DTC only through Participants or Indirect Participants.


     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Senior Notes evidenced by the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the interests of the Participants), the Participants and the Indirect Participants.


     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Senior Notes will be limited to such extent.


     Investors in the Global Note may hold their interests directly through DTC, if they are Participants in such system, or indirectly through organizations that are Participants in such system.


     So long as a nominee of DTC is the registered owner of the Global Notes, such nominee will be considered the sole Holder of outstanding Senior Notes represented by such Global Notes under the Indenture. Except as provided below, beneficial owners of Senior Notes evidenced by the Global Notes will not be entitled to have Senior Notes registered in their names and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee thereunder. None of the Company, the Subsidiary Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Senior Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Senior Notes.


     Payments in respect of the principal of, premium, if any, and interest on any Senior Notes registered in the name of DTC's nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC's nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names any Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes (including principal, premium, if any,


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and interest). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.


     Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in definitive form. Upon any such issuance, the Trustee is required to register such Senior Notes in the name of, and cause the same to be delivered to, such person (or the nominee thereof). In addition, if
(i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in definitive form under the Indenture, then, upon surrender by DTC's nominee of its Global Note, Senior Notes in such form will be issued to each person that such Global Note Holder or DTC identifies as being the beneficial owner of the related Senior Notes.


     Neither the Company nor the Trustee will be liable for any delay by DTC's nominee or DTC in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC's nominee or DTC for all purposes.


     The Indenture requires that payments in respect of the Senior Notes represented by a Global Note (including principal, premium, if any, and interest, if any) be made in same-day funds. The interests in the Global Note trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Senior Notes is, therefore, required by DTC to be settled in same-day funds. Transfers between Participants will be effected in accordance with DTC procedures and will be settled in same-day funds.


PAYMENT


     Payment of principal of and interest on the Notes represented by the Global Notes will be made by the Company in U.S. dollars through the Paying Agent to Cede & Co., the nominee for DTC, as the registered holder of the Global Notes.


     Payment by DTC Participants and Indirect DTC Participants (as defined herein) to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held by the accounts of customers registered in "street name", and will be the responsibility of the DTC Participants and Indirect DTC Participants. Neither the Trustee nor the Paying Agent will have any responsibility or liability for any aspect of the records of the DTC relating to or payments made by DTC on account of beneficial interests in the Global Notes or for maintaining, supervisiing or reviewing any records of DTC relating to such beneficial interests.


CERTAIN DEFINITIONS


     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.


     "ACQUIRED INDEBTEDNESS" means (a) with respect to any Person, Indebtedness of such Person existing at the time such other Person becomes a Restricted Subsidiary, including Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (b) with respect to the Company or any of its Restricted Subsidiaries, any Indebtedness of a Person (other than the Company or a Restricted Subsidiary) existing at the time such Person merges or consolidates with or into the Company or a Restricted Subsidiary, or Indebtedness assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of properties or assets from another Person,


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which Indebtedness, including Indebtedness incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.


     "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the specified Person. For purposes of this definition: (i) "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing; (ii) beneficial ownership at any time of 10% or more of the outstanding voting common equity of a Person (including voting common equity subject to being acquired pursuant to the exercise of options, warrants or other rights exercisable within 60 days of that time) will be deemed to constitute control of that Person at that time; (iii) without limiting other Persons who may be deemed to control a limited partnership, the general partner of a limited partnership and each limited partner holding 10% or more of the limited partnership interests in such limited partnership will be deemed to control such limited partnership; or (iv) with respect to an individual, any immediate family member (i.e., spouse, parent or child) of such Person.


     "ASSET SALE" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than the Company or a Wholly--Owned Restricted Subsidiary (including, without limitation, by means of a Sale/Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any other Restricted Subsidiary or (b) any other properties or assets of the Company or any Restricted Subsidiary. Notwithstanding the preceding sentence, the following do not constitute "Asset Sales": (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under "--Certain Covenants--Limitations on Mergers and Certain Other Transactions"; (ii) any transfer of properties or assets constituting a Restricted Investment, if permitted under the covenant described under "--Certain Covenants--Limitations on Restricted Payments"; (iii) any transfer of properties or assets from the Company to a Restricted Subsidiary to another Restricted Subsidiary or any Person if such transfer to a Restricted Subsidiary or other Person is permitted under the covenant described under "--Certain Covenants--Limitations on Restricted Payments"; (iv) any transfer of properties or assets relating to aircraft engines, aircraft components, aircraft parts or spare parts pursuant to customary pooling, exchange or other similar agreements; (v) any asset swap involving aircraft engines, aircraft components, aircraft parts or spare parts (provided that the assets received by the Company or Restricted Subsidiary have a fair market value at least equal to the asset transferred (provided with respect to any asset swap or series of related asset swaps involving assets with a fair market value exceeding $3.0 million, such determination shall be made by the Board of Directors)); and (vi) transfers of damaged, worn-out or obsolete equipment, inventory or assets that, in the Company's reasonable judgment, are no longer useful in the business of the Company and the Restricted Subsidiaries; and (vii) any transfers that, but for this clause (viii), would be Asset Sales, if after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $500,000.


     "ATTRIBUTABLE INDEBTEDNESS," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale/Leaseback Transaction.


     "BOARD RESOLUTION" means a duly adopted resolution of the Board of Directors of the Company.


     "CAPITAL STOCK" of any Person means (i) any and all shares or other equity interests (including without limitation common stock, preferred stock and partnership interests) in such Person and (ii) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.


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     "CAPITALIZED LEASE OBLIGATION" of any Person means the obligations of such
Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and, for purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at that date determined in accordance with GAAP.



     "CASH EQUIVALENTS" means (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof; (ii) U.S. dollar denominated demand and time deposits and certificates of deposit or acceptances of any financial institution (a) that is a member of the Federal Reserve System and has combined capital and surplus and undivided profits of not less than $500 million or (b) whose short-term commercial paper rating or that of its parent company is at least A-1 or the equivalent thereof from S&P or P-1 or the equivalent thereof from Moody's (any such bank, an "Approved Bank"), in each case with a maturity of 180 days or less from the date of acquisition; (iii) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any Person with a short-term commercial paper rating of at least A-1 or the equivalent-thereof by S&P or at least P-1 or the equivalent thereof by Moody's, and in each case maturing no more than 180 days from the date of acquisition; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any Approved Bank; and (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.


     "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not otherwise in compliance with the provisions of the Indenture):
(i) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, (ii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries to any Person (other than a Restricted Subsidiary), (iii) the Company or any of its Subsidiaries consolidates with, or merges with or into, any Person, and as a result of such consolidation or merger the Voting Stock of the Company outstanding prior to such consolidation or merger does not represent (either by remaining outstanding or by being converted into Voting Stock of the surviving Person or any parent thereof) at least a majority of the total voting power of the outstanding Voting Stock of the Company or the surviving Person or any parent thereof outstanding immediately after such consolidation or merger, or
(iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.


     "CONSOLIDATED AMORTIZATION EXPENSE" for any period means the amortization expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.


     "CONSOLIDATED DEPRECIATION EXPENSE" for any period means the depreciation expense of the Company and its Restricted Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income), determined on a consolidated basis in accordance with GAAP.


     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any determination date, the ratio for the four full fiscal quarters immediately preceding the determination date (for any determination, the "Reference Period"), of (a) EBITDA to (b) Consolidated Interest Expense for such Reference Period. In making such computations, (i) EBITDA and Consolidated Interest Expense shall be calculated on a PRO FORMA basis assuming that (A) the Indebtedness to be incurred or the Disqualified Capital Stock to be issued (and all other Indebtedness incurred or Disqualified Capital


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Stock issued after the first day of such Reference Period referred to in the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Capital Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such Reference Period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such PRO FORMA calculation and (B) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties of assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the stated maturity thereof, in either case since the first day of such Reference Period through and including the date of determination, had been consummated on such first day of such Reference Period;
(ii) the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a PRO FORMA basis in accordance with the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate; (iii) the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a PRO FORMA basis in accordance with the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, PROVIDED that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period;
(iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a floating rate basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable Reference Period and before the date of determination, the Company has permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of Capital Stock (other than Disqualified Capital Stock) of the Company within 60 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a PRO FORMA basis as if such Indebtedness had been retired on the first day of such period.


     "CONSOLIDATED INCOME TAX EXPENSE" for any period means the provision, if any, for federal, state, local and foreign income taxes based on income and profits of the Company and its Restricted Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income for such period.


     "CONSOLIDATED INTEREST EXPENSE" for any period means the sum, without duplication, of the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations, (vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) all cash dividend payments (and non-cash dividend payments in the case of a Restricted Subsidiary) on any series of preferred stock of the Company or any Restricted Subsidiary, (x) all interest payable with respect to discontinued operations, and (xi) all interest paid by the Company or any Restricted Subsidiary under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any other Person.


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

     "CONSOLIDATED NET INCOME" for any period means the net income (or loss) of the Company and its consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded from such net income or loss (to the extent otherwise included therein), without duplication (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company and its Restricted Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by the Company and its Restricted Subsidiaries in the form of dividends or other distributions during such period; (ii) except to the extent includable in the consolidated net income of the Company pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary; (iii) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income (a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period or (b) would be subject to any taxes payable on such dividend or distribution; (iv) any gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any loss), together with any related provisions for taxes, if any, on any such gain (or if applicable, the tax effects of such loss), realized during such period by the Company or any Restricted Subsidiary upon
(a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any of its Restricted Subsidiaries; (v) any extraordinary gain (or, only in the case of a determination of Consolidated Net Income as used in EBITDA, any extraordinary loss), together with any related provision for taxes, if any, on any such extraordinary gain (or, if applicable, the tax effects of such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period; and (vi) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; AND PROVIDED, FURTHER, that any gain referred to in clauses (iv) and (v) above that relates to a Restricted Investment and which is received in cash by the Company or a Restricted Subsidiary during such period shall be included in the consolidated net income of the Company. For purposes of clause (i) above, the amount of any distribution of property or assets shall be deemed to be equal to the fair market value of such property or assets as determined in good faith by the Board of Directors as evidenced by a Board Resolution.


     "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date, as determined in accordance with GAAP.


     "CONSOLIDATED TANGIBLE ASSETS" means, at any date, the total of all assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries as of that date prepared in accordance with GAAP, after deducting therefrom, without duplication, all amounts shown on such balance sheet in respect of goodwill, trade names, trademarks, patents, patent applications, licenses and rights in any thereof, and similar intangibles, and any other items which are treated as intangibles in conformity with GAAP.


     "DEFAULT" means any event, act or condition that is, or after notice or the passage of time or both would become, an Event of Default.


     "DISQUALIFIED CAPITAL STOCK" of any specified Person means any Capital Stock of such Person that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the Stated Maturity of the Senior Notes; PROVIDED, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption


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(pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or any other Indebtedness, shall not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.


     "EBITDA" for any period means without duplication, the sum of the amounts for such period of (i) Consolidated Net Income PLUS (ii) in each case to the extent deducted in determining Consolidated Net Income for such period (and without duplication), (A) Consolidated Income Tax Expense, (B) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense), (C) Consolidated Depreciation Expense (D) Consolidated Interest Expense and (E) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP and MINUS (iii) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any such non-cash items resulting from changes in accrued liabilities in the ordinary course of business, but only to the extent such non-cash items reduced Consolidated Net Income for a prior period).


     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.


     "EXISTING INDEBTEDNESS" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date after giving effect to the issuance of the Senior Notes.


     "FAIR MARKET VALUE" of any asset or items means the fair market value of such asset or items as determined in good faith by the Board of Directors and evidenced by a Board Resolution.


     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) the statements and pronouncements of the Financial Accounting Standards Board or (iii) in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.


     "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to (i) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, or (ii) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates or fuel prices, in each case, entered into in the ordinary course of business for BONA FIDE hedging purposes and not for the purpose of speculation.


     The term "INCUR" means, with respect to any Indebtedness, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise with respect to such Indebtedness; PROVIDED that (i) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (ii) neither the accrual of interest nor the accretion of accreted value shall be deemed to be an incurrence of Indebtedness.


     "INDEBTEDNESS" of any Person at any date means, without duplication: (i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (or reimbursement obligations with respect thereto); (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods,


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materials or services; (v) the maximum fixed redemption or repurchase price of all Disqualified Capital Stock of such Person; (vi) all Capitalized Lease Obligations of such Person; (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; PROVIDED that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; (ix) all Attributable Indebtedness of such Person; and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and
(B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased or redeemed on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.


     "INDEPENDENT DIRECTOR" means a director of the Company who has not and whose Affiliates have not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, if such compensation, payment or benefit would require disclosure pursuant to
Item 404 of Regulation S-K in a registration statement filed under the Securities Act or a proxy statement filed under the Exchange Act, other than customary directors fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company's or Affiliate's board and board committee meetings.


     "INDEPENDENT FINANCIAL ADVISOR" means an accounting, appraisal or investment banking firm of nationally recognized standing that is disinterested and independent with respect to the Company and its Affiliates and, in the reasonable judgment of a majority of the Company's Board of Directors, is qualified to perform the task for which it has been engaged.


     "INTEREST PAYMENT DATE" means the Stated Maturity of an installment of interest on the Senior Notes.


     "INVESTMENTS" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding (A) commission, travel and similar advances to officers and employees made in the ordinary course of business and (B) other loans and advances to officers and employees made in the ordinary course of business not to exceed $1.0 million at any time outstanding) or similar credit extensions constituting Indebtedness of such Person, (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person (other than the Company or its Restricted Subsidiaries) and (iii) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. The following are not "Investments": (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with the Company's normal practices; (ii) Hedging Obligations, but only to the extent that the same constitute Permitted Indebtedness; and (iii) endorsements of negotiable instruments and documents in the ordinary course of business.


     "ISSUE DATE" means the date the Old Notes were initially issued.

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     "LIEN" means any mortgage, charge, pledge, deed of trust, lien (statutory or other), security interest, hypothecation, assignment for security, claim or encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property or assets of any kind. A Person will be deemed to own subject to a Lien any property or assets that the Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.


     "MOODY'S" means Moody's Investors Service, Inc., and its successors.


     "NET AVAILABLE PROCEEDS" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) (a) owning a beneficial interest in the properties or assets subject to the Asset Sale, (b) having a Lien on such properties or assets or (c) requiring such payment as a condition to providing any consent necessary to consummate the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.


     "OFFICER" means any of the following of the Company: the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer or the General Counsel.


     "OFFICERS' CERTIFICATE" means a certificate signed by any two Officers.


     "PAYMENT RESTRICTION" with respect to any Subsidiary, any consensual encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Restricted Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to the Company or any other Restricted Subsidiary, (c) guarantee any Indebtedness of the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture) or (ii) the Company or any other Restricted Subsidiary to receive or retain any such dividends, distributions or payments, loans or advances, guarantee, or transfer of properties or assets.


     "PERMITTED INCOME TAX DISTRIBUTIONS" means, for all taxable periods commencing with 1998 (or 1997, to the extent sufficient distributions, in accordance with the principles set forth below, have not yet been made to the Company's shareholders with respect to the Company's taxable income for such period) during which the Company qualifies as an "S" corporation under Subchapter S of the Internal Revenue Code of 1986, as amended, distributions to the Company's shareholders which do not exceed an amount equal to the sum of
(i) the product of (a) the Company's taxable income for federal income tax purposes for such period (reduced by the Company's taxable loss for federal income tax purposes for any prior taxable period to the extent such losses have not previously been taken into account in determining taxable income in prior periods or Permitted Income Tax Distributions) minus the amount determined pursuant to clause (ii) below for such period and (b) the highest marginal individual federal income tax rate (taking into account the reduction of itemized deductions based on gross income) for each such period plus (ii) if the Company's shareholders are obligated to pay any state or local income taxes on account of the Company's income, the product of (a) the Company's taxable income for state or local income tax purposes for each such period (reduced by the Company's taxable loss for state or local income tax purposes for any prior taxable period to the extent such losses have not previously been taken into account in determining taxable income in prior periods or Permitted Income Tax Distributions) and (b) the highest applicable marginal individual state or local income tax rate (taking into account any differences in applicable state and local income tax rates) for each such period; PROVIDED, HOWEVER, (A) that such amount shall be increased to the extent that the Company's shareholders are subject to the federal alternative minimum tax for any such taxable period in respect of the Company's income; (B) that such amount shall be reduced by the Company's tax credits for each such period for federal and applicable state and local income tax purposes (or, if applicable, alternative minimum tax credits or carryforwards); and (C) an amount representing that portion of the projected Permitted Income Tax Distribution that the Company reasonably estimates to be payable by the Company's shareholders in order to avoid penalties for the underpayment of estimated taxes may be distributed not more than ten (10) business days prior to the due date for such payment of estimated tax (except that the estimated tax payment otherwise due in January shall be deemed to be due prior to December 31). All computations shall be made as if the Company's shareholders' only income or loss is the net income or loss of the Company. In the event that the Company's taxable income for any prior taxable period is adjusted by any taxing authority or as a result of the filing of any amended tax return, the Company may distribute as an additional Permitted Income Tax Distribution to all shareholders (current and former) impacted by the adjustment an amount equal to the liability resulting from such adjustment. Notwithstanding any other provision in the Indenture, the Company may take any action it determines to be necessary to cause the Company to be in compliance with any federal, state and local withholding requirements with respect to any allocation or distribution by the Company to any shareholder. All amounts so withheld shall be treated as Permitted Income Tax Distributions to the applicable shareholders.


     "PERMITTED INDEBTEDNESS" means any of the following:


     (i) Indebtedness of the Company and any Restricted Subsidiary under any revolving credit facility entered into by the Company in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $45.0 million, or (b) the sum of 80% of the consolidated accounts receivable of the Company plus 15% of the consolidated net property, plant and equipment of the Company, calculated as of the end of the most recent fiscal quarter for which financial statements are available, determined in accordance with GAAP;


     (ii) Indebtedness under the Old Notes, the New Notes, the Subsidiary Guarantees, and the Indenture;


     (iii) Existing Indebtedness;


     (iv) Indebtedness under Hedging Obligations, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by the Consolidated Fixed Charge Coverage Ratio test described under "--Certain Covenants-- Limitations on Additional Indebtedness and Disqualified Capital Stock" above, and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;


     (v) Indebtedness of the Company to a Wholly-Owned Restricted Subsidiary and Indebtedness of any Wholly-Owned Restricted Subsidiary to the Company or any other Wholly-Owned Restricted Subsidiary; PROVIDED, HOWEVER, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Wholly-Owned Restricted Subsidiary ceasing to be a Wholly-Owned Restricted Subsidiary or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Wholly-Owned Restricted Subsidiary), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the Consolidated Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitation on Additional Indebtedness and Disqualified Capital Stock" above at the time the Wholly-Owned Restricted Subsidiary in question ceased to be a Wholly-Owned Restricted Subsidiary or the time such transfer or other disposition occurred;


     (vi) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);


     (vii) Refinancing Indebtedness;


     (viii) Indebtedness, in addition to Indebtedness incurred pursuant to the other clauses of this definition, with an aggregate principal amount at any time outstanding for all such Indebtedness incurred pursuant to this clause not in excess of $5.0 million; and


     (ix) Indebtedness incurred prior to June 1, 2001 in connection with (i) the assumption of Acquired Indebtedness of a Related Business; (ii) the acquisition of, or a business combination transaction with, a Related Business; or (iii) the purchase of aircraft, engines or aircraft-related or engine-related parts, supplies and equipment, or other fixed assets to be used in the business of the Company and its Restricted Subsidiaries, PROVIDED that (A) if, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be greater than 2.0 to 1.0 but less than 2.25 to 1.0, the amount of such Indebtedness shall not exceed 60% of the total cost of the related transaction; or (B) if, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio would be greater than 2.25 to 1.0 but less than 2.75 to 1.0, the amount of such Indebtedness shall not exceed 80% of the total cost of the related transaction; or (C) if, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio would be at least equal to 2.75 to 1.0, there shall be no percentage limitation on the amount of such Indebtedness in relation to the total cost of the related transaction; PROVIDED, FURTHER, in each case that the Consolidated Fixed Charge Coverage Ratio shall be determined on a PRO FORMA basis as if such incurrence or issuance and the application of the net proceeds therefrom had occurred at the beginning of the four-quarter period used to calculate such Consolidated Fixed Charge Coverage Ratio. If, after giving effect to the incurrence of Indebtedness pursuant to this clause
   (ix), the Consolidated Fixed Charge Coverage Ratio would be less than 2.0 to 1.0, the Company may not incur such Indebtedness under this clause (ix).



     "PERMITTED LIENS" means the following types of Liens:


     (i) Liens securing the Senior Notes or the Subsidiary Guarantees;


     (ii) Liens in favor of the Company or, with respect to a Restricted Subsidiary, Liens in favor of another Restricted Subsidiary;


     (iii) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or a Restricted Subsidiary, as the case may be, has set aside on its books such reserves, or has made such other appropriate provision, if any, as is required by GAAP;


     (iv) Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other similar Liens incurred in the ordinary course of business for sums not delinquent or being contested in good faith, and as to which the Company or a Restricted Subsidiary, as the case may be, has set aside on its books such reserves, or has made such other appropriate provision, if any, as is required by GAAP;


     (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);


     (vi) Liens securing any judgment not giving rise to a Default or Event of Default and so long as any appropriate legal proceedings that may have been duly initiated for the review of the judgment has not been finally terminated or the period within which those proceedings may be initiated has not expired;


     (vii) easements, rights-of-way, reservations, zoning and other restrictions and other similar encumbrances not interfering in any material, respect with the ordinary conduct of business of the Company or any Restricted Subsidiary;


     (viii) leases or subleases granted to others that do not interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;


     (ix) rights of a common owner of any interest in property held by the Company or any Restricted Subsidiary and that common owner as tenants in common or through other common ownership;


     (x) Liens or equitable encumbrances deemed to exist by reason of (a) fraudulent conveyance or transfer laws or (b) negative pledge or other agreements to refrain from giving Liens; and


     (xi) Liens, other than Liens referred to in clauses (i) through (x) above, on assets not to exceed (a) the Company's Consolidated Tangible Assets, plus (b) $20.0 million, less (c) the total amount of outstanding Senior Unsecured Debt.


     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.


     "PLAN OF LIQUIDATION" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.


     "PREFERRED STOCK" means, with respect to any Person, any and all share, interests, participations and other equivalents (however designated) of that Person's preferred or preference Capital Stock, whether outstanding on or after the Issue Date, including, without limitation, all classes and series of preferred or preference Capital Stock of that Person.


     "PRINCIPALS" means, collectively, J. Frank Fine, Barry H. Fine, any immediate family member of either of the foregoing and any probate estate of any such individual and any trust, so long as one or more of the foregoing individuals, or members of their immediate families, are the principal beneficiaries of such trust, and any other partnership, corporation, or other entity all of the partners, shareholders, members or owners of which are any one or more of the foregoing.

     "PUBLIC EQUITY OFFERING" means an underwritten primary offering of Capital Stock of the Company (other than Disqualified Capital Stock or Preferred Stock) pursuant to a registration statement filed with the Commission in accordance with the Securities Act and declared effective by the staff of the Commission, or a private placement of primary shares of the Capital Stock of the Company pursuant to an available exemption from registration and, in the case of any such private placement, a majority of such placement of which is sold to Persons that are not then and were not at the Issue Date Affiliates of the Company.


     "REFINANCING INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or any Restricted Subsidiary (the "Refinanced Indebtedness") in a principal amount not in excess of the principal amount of the Refinanced Indebtedness (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement), plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Refinanced Indebtedness or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing; PROVIDED that: (i) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness; (ii) if the Refinanced Indebtedness was subordinated to or PARI PASSU with the Senior Notes, then such Refinancing Indebtedness, by its terms, is expressly PARI PASSU with (in the case of Refinanced Indebtedness that was PARI PASSU with) the Senior Notes, or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Senior Notes at least to the same extent as the Refinanced Indebtedness; (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Senior Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Senior Notes; and (iv) the Refinancing Indebtedness is secured only to the extent, if at all, that the Refinanced Indebtedness is secured.


     "RELATED BUSINESS" means any business in which the Company and its Restricted Subsidiaries operate on the Issue Date and any business related, ancillary or complementary to the business of the Company and the Restricted Subsidiaries on that date.


     "RESTRICTED DEBT PAYMENT" means any purchase, redemption, defeasance (including without limitation in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Restricted Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.


     "RESTRICTED INVESTMENT" means any Investment by the Company or any Restricted Subsidiary (other than investments in Cash Equivalents) in any Person that is not the Company or a Restricted Subsidiary, including in any Unrestricted Subsidiary.


     "RESTRICTED PAYMENT" means with respect to any Person: (i) any declaration or payment of any dividend (other than a dividend declared and paid by a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary), or any other distribution with respect to any shares of Capital Stock of that Person (but excluding dividends or distributions payable solely in shares of Capital Stock (other than Disqualified Capital Stock) of that Person); (ii) any purchase, redemption, retirement or other acquisition for value of (A) the Capital Stock of the Company or (B) the Capital Stock of any Restricted Subsidiary, or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock, and excluding any such payment to the extent actually received by the Company or a Restricted Subsidiary); (iii) any Restricted Investment; or (iv) any Restricted Debt Payment.


     "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company, whether existing on or after the Issue Date, other than an Unrestricted Subsidiary.


     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.


     "SALE/LEASEBACK TRANSACTIONS" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.


     "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended.


     "SENIOR UNSECURED DEBT" means Indebtedness of the Company or any Restricted Subsidiary which is not (i) Subordinated Indebtedness or (ii) secured by any Lien.


     "STATED MATURITY" means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of that Indebtedness or that installment of interest is due and payable.


     "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment to the Senior Notes or the Subsidiary Guarantee of such Restricted Subsidiary, respectively.


     "SUBSIDIARY" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of the Voting Stock is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Voting Stock of such entity entitling the holder thereof to vote or otherwise participate in the selection of the governing body, partners, managers or others that control the management and policies of such entity. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.


     "SUBSIDIARY GUARANTOR" means each Restricted Subsidiary of the Company and each other Person who is required to become (or whom the Company otherwise causes to become) a Subsidiary Guarantor by the terms of the Indenture.


     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Restricted Subsidiary other than the Subsidiary Guarantor, existing on the date of the Indenture to be an Unrestricted Subsidiary, and any such designation shall be deemed to be a Restricted Investment at the time of and immediately upon such designation by the Company and its Restricted Subsidiaries in the amount of the greater of the Consolidated Net Worth or the fair market value of such designated Subsidiary and its consolidated Subsidiaries at such time, PROVIDED that such designation shall be permitted only if (A) the Company and its Restricted Subsidiaries would be able to make the Restricted Investment deemed made pursuant to such designation at such time, (B) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (x) is Guaranteed by the Company or any Restricted Subsidiary, (y) is recourse to the Company or any Restricted Subsidiary or (z) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (C) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare such Indebtedness of the Company or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, and any such designation shall be deemed to be an incurrence by the Company and its Subsidiaries of the Indebtedness (if any) of such Subsidiary so designated for purposes of the Consolidated Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" above as of the date of such designation, PROVIDED that such designation shall be permitted only if immediately after giving effect to such designation and the incurrence of any such additional Indebtedness deemed to have been incurred thereby (x) the Company would be able to incur $1.00 of additional Indebtedness not constituting Permitted Indebtedness at such specified time pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "--Certain Covenants--Limitations on Additional Indebtedness and Disqualified Capital Stock" above and (y) no Default or Event of Default shall be continuing. Any such designation by the Board of Directors described in the two preceding sentences shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.


     "UNUTILIZED PROCEEDS AMOUNT" shall mean an amount equal to the difference between (i) the amount by which net proceeds from the sale of the Old Notes not utilized for the purposes set forth under "Use of Proceeds" as of the date 18 months after the Issue Date exceeds $15 million, minus (ii) the aggregate principal amount of Senior Notes that, prior to such date, have been repurchased by the Company in the open market and delivered to the Trustee for cancellation in the 90 day period prior to the date 18 months after the Issue Date.


     "VOTING STOCK" with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.


     "WEIGHTED AVERAGE LIFE TO MATURITY", when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.


     "WHOLLY-OWNED RESTRICTED SUBSIDIARY" means a Restricted Subsidiary of which 100% of the Capital Stock (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

                             PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. A Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer--Exchange Agent." See "The Exchange Offer--Resales of New Notes."


     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.


     Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



                                 LEGAL MATTERS


     The validity of the New Notes offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., Miami, Florida.



                                    EXPERTS


     The consolidated balance sheets as of December 31, 1996 and 1997, and the consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, Independent Accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                              PAGE
                                                                                             -----
Report of Independent Accountants ........................................................    F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 ...........    F-3

Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997
 and the Six Months Ended June 30, 1997 and 1998 .........................................    F-4

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
 December 31, 1995, 1996 and 1997 and the Six Months Ended June 30, 1998 .................    F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997
 and the Six Months Ended June 30, 1997 and 1998 .........................................    F-6

Notes to Consolidated Financial Statements ...............................................    F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Directors of
Fine Air Services Corp.


     We have audited the accompanying consolidated balance sheets of Fine Air Services Corp. and subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fine Air Services Corp. and subsidiaries as of December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




COOPERS & LYBRAND L.L.P.


Miami, Florida
March 3, 1998, except for the last paragraph of Note 2, as to which the date is March 31, 1998

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                                                    DECEMBER 31,
                                                                          ---------------------------------
                                                                                1996             1997         JUNE 30, 1998
                                                                          ---------------- ---------------- ----------------
                                                                                                               (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents ..............................................  $     972,058    $   2,276,912    $ 155,632,707
 Investment securities ..................................................        224,668           56,602           64,850
 Accounts receivable, net of allowance for losses of $1,309,000,
   $1,247,000 and $1,533,000, respectively ..............................     22,517,818       14,847,410       13,863,093
 Loans receivable, current portion ......................................             --          430,669          430,669
 Expendable parts .......................................................        781,498          545,998          428,248
 Prepaid expenses and other current assets ..............................        747,278          639,042          734,632
                                                                           -------------    -------------    -------------
  Total current assets ..................................................     25,243,320       18,796,633      171,154,199
                                                                           -------------    -------------    -------------
Property and equipment:
 Flight equipment .......................................................     58,977,975       78,085,073       85,536,289
 Other ..................................................................      5,062,243       13,942,209       23,019,392
                                                                           -------------    -------------    -------------
                                                                              64,040,218       92,027,282      108,555,681
 Less accumulated depreciation and amortization .........................    (26,230,950)     (35,446,183)     (41,600,951)
                                                                           -------------    -------------    -------------
 Net property and equipment .............................................     37,809,268       56,581,099       66,954,730
                                                                           -------------    -------------    -------------
Other assets:
 Restricted cash ........................................................        181,673          709,012          722,678
 Accounts receivable from related party (Note 11) .......................      1,886,000        1,753,000        2,698,295
 Loans receivable, less current portion .................................             --        3,569,331        3,358,787
 Deposits and other assets ..............................................        766,057          983,213        1,780,305
 Deferred debt issuance costs ...........................................             --          453,427        6,798,717
                                                                           -------------    -------------    -------------
  Total assets ..........................................................  $  65,886,318    $  82,845,715    $ 253,467,711
                                                                           =============    =============    =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Line of credit .........................................................  $     700,000    $          --    $          --
 Current portion of long-term debt ......................................      1,334,369        4,305,045               --
 Accounts payable .......................................................      6,634,586        5,448,188        4,375,468
 Interest payable .......................................................        666,775          801,256        1,308,786
 Accrued expenses .......................................................      2,197,639        5,158,986        4,805,484
 Capital lease obligation, current portion ..............................             --          113,014          113,014
                                                                           -------------    -------------    -------------
  Total current liabilities .............................................     11,533,369       15,826,489       10,602,752
Capital lease obligation, less current portion ..........................             --          196,400          180,333
Long-term debt, less current portion ....................................      9,322,770       24,779,630               --
9 7/8% Senior Notes due 2008 ............................................             --               --      200,000,000
Other debt ..............................................................             --          230,000          115,000
                                                                           -------------    -------------    -------------
  Total liabilities .....................................................     20,856,139       41,032,519      210,898,085
                                                                           -------------    -------------    -------------
Commitments and contingencies (Notes 9, 11, 12, 13, 14 and 17)
Stockholders' equity:
 Common stock, $0.01 par value; 3,000 shares authorized, issued
   and outstanding ......................................................             30               30               30
 Retained earnings ......................................................     45,054,666       41,799,668       42,547,850
 Net unrealized holding (losses) gains on investment securities .........        (24,517)          13,498           21,746
                                                                           -------------    -------------    -------------
  Total stockholders' equity ............................................     45,030,179       41,813,196       42,569,626
                                                                           -------------    -------------    -------------
  Total liabilities and stockholders' equity ............................  $  65,886,318    $  82,845,715    $ 253,467,711
                                                                           =============    =============    =============

   The accompanying notes are an integral part of these financial statements.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                       SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                        JUNE 30,
                                                ----------------------------------------------- ------------------------------
                                                      1995            1996            1997           1997            1998
                                                --------------- --------------- --------------- -------------- ---------------
                                                                                                         (UNAUDITED)
Revenues:
 Scheduled cargo services .....................  $ 40,123,759    $ 54,774,892    $ 56,412,349    $33,654,093    $ 36,790,677
 ACMI services ................................    35,340,514      35,519,906      31,079,449     17,345,929      16,055,204
 Repairs, training and other ..................       885,183       3,953,131       2,502,372      1,202,982       1,017,812
                                                 ------------    ------------    ------------    -----------    ------------
  Total operating revenues ....................    76,349,456      94,247,929      89,994,170     52,203,004      53,863,693
                                                 ------------    ------------    ------------    -----------    ------------
Operating expenses:
 Flying operations ............................    25,971,028      36,609,604      34,198,136     19,189,881      19,627,581
 Aircraft and traffic servicing ...............     7,475,080       7,938,513       8,709,798      4,366,222       5,501,584
 Maintenance ..................................     8,340,343       9,894,441      15,247,112      6,051,298       8,072,520
 General and administrative ...................    11,481,798      14,110,869      16,131,561      7,500,185       8,573,659
 Selling ......................................     4,454,051       3,095,842       5,264,365      2,744,891       2,890,933
 Depreciation and amortization ................     6,923,711       9,390,396      11,469,954      5,687,519       6,285,660
                                                 ------------    ------------    ------------    -----------    ------------
  Total operating expenses ....................    64,646,011      81,039,665      91,020,926     45,539,996      50,951,937
                                                 ------------    ------------    ------------    -----------    ------------
  Operating income (loss) .....................    11,703,445      13,208,264      (1,026,756)     6,663,008       2,911,756
                                                 ------------    ------------    ------------    -----------    ------------
Other income (expense):
 Interest income ..............................        92,085          94,651         225,017         92,284         829,678
 Interest expense, net of interest
   capitalized of $440,000 in fiscal 1997 .....      (985,201)       (966,058)     (1,090,838)      (434,088)     (2,543,535)
 Gain on insurance settlement .................            --              --       3,905,373             --              --
 Initial public offering costs ................            --              --        (978,243)            --              --
 Other, net ...................................       227,293         691,414        (919,339)        30,644       3,356,435
                                                 ------------    ------------    ------------    -----------    ------------
  Total other, net ............................      (665,823)       (179,993)      1,141,970       (311,160)      1,642,578
                                                 ------------    ------------    ------------    -----------    ------------
Net income ....................................  $ 11,037,622    $ 13,028,271    $    115,214    $ 6,351,848    $  4,554,334
                                                 ============    ============    ============    ===========    ============

   The accompanying notes are an integral part of these financial statements.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                             UNREALIZED
                                                                              HOLDING
                                          COMMON STOCK                      GAIN (LOSS)     LOANS AND
                                        -----------------     RETAINED     ON INVESTMENT   ADVANCES TO
                                         SHARES   AMOUNT      EARNINGS       SECURITIES    STOCKHOLDERS      TOTAL
                                        -------- -------- --------------- --------------- ------------- ---------------
Balances at December 31, 1994 .........  3,000     $ 30    $ 23,347,519     $ (112,633)    $ (481,097)   $ 22,753,819
Net income ............................     --       --      11,037,622             --             --      11,037,622
Distributions .........................     --       --      (1,248,655)            --             --      (1,248,655)
Change in unrealized loss on
 investment securities ................     --       --              --         80,902             --          80,902
                                         -----     ----    ------------     ----------     ----------    ------------
Balances at December 31, 1995 .........  3,000       30      33,136,486        (31,731)      (481,097)     32,623,688
Net income ............................     --       --      13,028,271             --             --      13,028,271
Distributions .........................     --       --      (1,110,091)            --             --      (1,110,091)
Reimbursement of advances to
 stockholders .........................     --       --              --             --        481,097         481,097
Change in unrealized loss on
 investment securities ................     --       --              --          7,214             --           7,214
                                         -----     ----    ------------     ----------     ----------    ------------
Balances at December 31, 1996 .........  3,000       30      45,054,666        (24,517)            --      45,030,179
Net income ............................     --       --         115,214             --             --         115,214
Distributions .........................     --       --      (3,370,212)            --             --      (3,370,212)
Change in unrealized gain (loss) on
 investment securities ................     --       --              --         38,015             --          38,015
                                         -----     ----    ------------     ----------     ----------    ------------
Balances at December 31, 1997 .........  3,000       30      41,799,668         13,498             --      41,813,196
Net income (unaudited) ................     --       --       4,554,334             --             --       4,554,334
Distributions (unaudited) .............     --       --      (3,806,152)            --             --      (3,806,152)
Change in unrealized gain on
 investment securities (unaudited)          --       --              --          8,248             --           8,248
                                         -----     ----    ------------     ----------     ----------    ------------
Balances at June 30, 1998
 (unaudited) ..........................  3,000     $ 30    $ 42,547,850     $   21,746     $       --    $ 42,569,626
                                         =====     ====    ============     ==========     ==========    ============

   The accompanying notes are an integral part of these financial statements.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------------
                                                           1995            1996            1997
                                                     --------------- --------------- ----------------
Cash flows from operating activities:
 Net income ........................................ $11,037,622     $13,028,271     $   115,214
                                                     ------------    ------------    -----------
 Adjustments to reconcile net income to net
   cash provided by operating activities:
  Depreciation and amortization ....................   6,923,711       9,390,396      11,469,954
  Amortization of deferred debt issuance
    costs ..........................................          --              --          12,820
  Bad debt expense .................................     890,573          16,266         882,546
  Excess of insurance proceeds over net book
    value of assets destroyed ......................          --              --      (3,905,373)
  Gain on disposal of property and
    equipment ......................................          --        (668,116)        (32,000)
  Loss on sales of investment securities ...........          --          76,937          86,916
  Changes in operating assets and liabilities:
   Accounts receivable .............................  (3,734,503)     (4,746,594)      2,920,862
   Expendable parts ................................    (160,000)        (29,760)        235,500
   Prepaid expenses and other assets ...............    (349,251)       (472,519)       (108,920)
   Accounts payable ................................   2,028,654      (2,023,765)     (1,186,398)
   Interest payable ................................     387,901        (268,179)        134,481
   Accrued expenses ................................     243,643         517,707       2,961,347
   Other liabilities ...............................          --              --         230,000
                                                     ------------    ------------    -----------
    Total adjustments ..............................   6,230,728       1,792,373      13,701,735
                                                     ------------    ------------    -----------
   Net cash provided by operating activities          17,268,350      14,820,644      13,816,949
                                                     ------------    ------------    -----------
Cash flows from investing activities:
 Purchases of property and equipment ............... (15,164,405)    (14,107,612)    (32,500,061)
 Proceeds from sales of property and
   equipment .......................................          --       2,238,758          32,000
 Increase in restricted cash .......................    (124,332)        (40,390)       (527,339)
 Purchases of investment securities ................          --        (146,128)             --
 Proceeds from sales of investment securities ......          --         140,734         119,165
 (Increase) decrease in loans receivable ...........     (54,253)         25,000              --
 Proceeds from insurance settlement ................          --              --       6,500,000
 Principal payment on notes receivable .............          --              --              --
                                                     ------------    ------------    -----------
   Net cash used in investing activities ........... (15,342,990)    (11,889,638)    (26,376,235)
                                                     ------------    ------------    -----------
Cash flows from financing activities:
 Proceeds from long-term debt ......................          --              --      20,000,000
 Deferred debt issuance costs ......................          --              --        (466,247)
 Principal payments on long-term debt ..............  (1,417,659)     (1,871,546)     (1,572,464)
 Proceeds from (payment on) line of credit .........     600,000         100,000        (700,000)
 Distributions to stockholders .....................  (1,248,655)     (1,110,091)     (3,370,212)
 Reimbursement of advances to stockholders .........          --         481,097              --
 Payments of capital lease obligations .............          --              --         (26,937)
                                                     ------------    ------------    -----------
   Net cash (used in) provided by financing
     activities ....................................  (2,066,314)     (2,400,540)     13,864,140
                                                     ------------    ------------    -----------
(Decrease) increase in cash and cash equivalents        (140,954)        530,466       1,304,854
Cash and cash equivalents, beginning of period .....     582,546         441,592         972,058
                                                     ------------    ------------    -----------
Cash and cash equivalents, end of period ........... $   441,592     $   972,058     $ 2,276,912
                                                     ============    ============    ===========



                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                     -------------------------------
                                                          1997            1998
                                                     -------------- ----------------
                                                               (UNAUDITED)
Cash flows from operating activities:
 Net income ........................................ $ 6,351,848    $  4,554,334
                                                     -----------    ------------
 Adjustments to reconcile net income to net
   cash provided by operating activities:
  Depreciation and amortization ....................   5,687,519       6,154,770
  Amortization of deferred debt issuance
    costs ..........................................          --         130,892
  Bad debt expense .................................     438,392         292,359
  Excess of insurance proceeds over net book
    value of assets destroyed ......................          --              --
  Gain on disposal of property and
    equipment ......................................      47,138              --
  Loss on sales of investment securities ...........          --              --
  Changes in operating assets and liabilities:
   Accounts receivable .............................   5,054,403        (253,337)
   Expendable parts ................................     117,750         117,750
   Prepaid expenses and other assets ...............    (653,995)       (892,682)
   Accounts payable ................................  (1,591,799)     (1,072,720)
   Interest payable ................................    (492,401)        507,530
   Accrued expenses ................................   1,159,968        (353,502)
   Other liabilities ...............................          --        (115,000)
                                                     -----------    ------------
    Total adjustments ..............................   9,766,975       4,516,060
                                                     -----------    ------------
   Net cash provided by operating activities          16,118,823       9,070,394
                                                     -----------    ------------
Cash flows from investing activities:
 Purchases of property and equipment ...............  (9,349,171)    (16,480,011)
 Proceeds from sales of property and
   equipment .......................................          --              --
 Increase in restricted cash .......................    (100,999)        (13,666)
 Purchases of investment securities ................          --              --
 Proceeds from sales of investment securities ......          --              --
 (Increase) decrease in loans receivable ...........          --              --
 Proceeds from insurance settlement ................          --              --
 Principal payment on notes receivable .............          --         210,544
                                                     -----------    ------------
   Net cash used in investing activities ...........  (9,450,170)    (16,283,133)
                                                     -----------    ------------
Cash flows from financing activities:
 Proceeds from long-term debt ......................          --     212,000,000
 Deferred debt issuance costs ......................          --      (6,476,182)
 Principal payments on long-term debt ..............  (1,334,368)    (41,084,675)
 Proceeds from (payment on) line of credit .........    (700,000)             --
 Distributions to stockholders .....................  (2,998,020)     (3,806,152)
 Reimbursement of advances to stockholders .........          --              --
 Payments of capital lease obligations .............          --         (64,457)
                                                     -----------    ------------
   Net cash (used in) provided by financing
     activities ....................................  (5,302,388)    160,568,534
                                                     -----------    ------------
(Decrease) increase in cash and cash equivalents       1,636,265     153,355,795
Cash and cash equivalents, beginning of period .....     972,058       2,276,912
                                                     -----------    ------------
Cash and cash equivalents, end of period ........... $ 2,608,323    $155,632,707
                                                     ===========    ============

   The accompanying notes are an integral part of these financial statements.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

                                                                          YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------
                                                                     1995           1996           1997
                                                                -------------- -------------- --------------
Supplemental disclosures of cash flow information:
 Cash paid during the period for interest .....................   $  597,300    $ 1,234,237     $  956,357
                                                                  ==========    ===========     ==========
Supplemental disclosures of non-cash investing activities (also see Note 11):
 Change in unrealized holding gain on available for sale
   investment securities ......................................   $  (80,902)   $    (7,214)    $  (38,015)
                                                                  ==========    ===========     ==========



                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                --------------------------
                                                                    1997          1998
                                                                ------------ -------------
                                                                       (UNAUDITED)
Supplemental disclosures of cash flow information:
 Cash paid during the period for interest .....................  $ 926,489    $2,036,005
                                                                 =========    ==========
Supplemental disclosures of non-cash investing activities (also see Note 11):
 Change in unrealized holding gain on available for sale
   investment securities ......................................  $  45,552    $   (8,248)
                                                                 =========    ==========

 During 1997, the Company converted $4,000,000 of accounts receivable into a note receivable.


Supplemental disclosure of non-cash financing activities:


 During the year ended December 31, 1997 and the six months ended June 30, 1998, the Company entered into capital leases in the amounts of $336,351 and $48,390, respectively.












   The accompanying notes are an integral part of these financial statements.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF BUSINESS:


     The Company is primarily engaged in interstate, overseas and foreign charter and scheduled air transportation of cargo and mail pursuant to authority granted by the United States Department of Transportation and operates in the United States, South and Central America, and the Caribbean. The Company has worldwide charter authority granted by the United States Department of Transportation and is also engaged in aircraft leasing and repair and maintenance.


     The percentage of revenues derived from each of the Company's primary business activities was as follows:



                                                                           SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,           JUNE 30,
                                         ------------------------------   -------------------
                                           1995       1996       1997       1997       1998
                                         --------   --------   --------   --------   --------
                                                                              (UNAUDITED)
 Scheduled cargo services ............       53%        58%        62%        64%        68%
 ACMI services .......................       46         38         35         33         30
 Repairs, training and other .........        1          4          3          3          2
                                            ---        ---        ---        ---        ---
                                            100%       100%       100%       100%       100%
                                            ===        ===        ===        ===        ===

     The fixed assets of the Company consist primarily of aircraft, engines, rotable parts, ground equipment and furniture and office equipment, substantially all of which are physically located or based at the Miami International Airport.


     The Company operates principally in Latin America (including Puerto Rico and the U.S. Virgin Islands) and the United States. For the years ended December 31, 1995, 1996 and 1997 and the six month periods ended June 30, 1997 and 1998, Latin America sales accounted for 88%, 89%, 91%, 96% and 86% of total revenues, respectively. Foreign sales were conducted in U.S. dollars.


2. SIGNIFICANT ACCOUNTING POLICIES:


     BASIS OF CONSOLIDATION


     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Fine Air Services, Inc. ("Fine Air") and Agro Air Associates, Inc. ("Agro Air"). All significant intercompany accounts and transactions have been eliminated.


     REVENUE RECOGNITION


     Aircraft, crew, maintenance and insurance ("ACMI") services revenue is generally recognized on a flight by flight basis, although revenue derived from certain long term ACMI contracts is recognized on a pro rata basis according to block hour usage specified in such contracts. Revenue from scheduled cargo services is recognized when the related cargo reaches its point of destination. Revenue from repairs, training and other is recognized as services are performed.


     USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company uses estimates principally with respect to the allowance for losses on receivables, the economic useful lives of property and equipment and salvage value on owned aircraft. Actual results could differ from those estimates.


     CASH AND CASH EQUIVALENTS


     Cash and cash equivalents consist of cash (both interest bearing and non-interest bearing) and certificates of deposit and other highly liquid instruments (A-1, P-1 commercial paper) having maturities of three months or less from the date of purchase. At times cash and cash equivalents in a depository institution may be in excess of the FDIC insurance limit. As of June 30, 1998, the Company had $155.5 million in deposits in excess of the FDIC limit.


     RESTRICTED CASH


     Restricted cash consists of certificates of deposit required to collateralize various letters of credit (Note 12).


     INVESTMENT SECURITIES


     Securities that the Company does not have the intent or ability to hold to maturity are classified as either "available-for-sale" or as "trading" and are carried at fair value. Unrealized gains and losses on available for sale securities are classified as a separate component of stockholders' equity. Unrealized gains and losses on trading securities would be recognized in current earnings. As of December 31, 1996 and 1997 and June 30, 1998, all securities have been classified as available for sale.


     EXPENDABLE PARTS


     Flight equipment expendable parts are stated at the lower of average cost or market value.


     PROPERTY AND EQUIPMENT


     Owned aircraft are stated at cost. Expenditures for additions, improvements, flight equipment modifications, engine overhauls and major maintenance costs are capitalized. Other maintenance and repairs are charged to expense when incurred. The Company performs a substantial portion of flight equipment modifications, engine repairs, major maintenance as well as normal repairs and maintenance. Owned aircraft are depreciated over their estimated useful lives of 10 years using the straight line method, net of the estimated salvage value of 10%. Major maintenance and overhaul costs are depreciated over their estimated useful lives, which range from 3 to 8 years.


     At the time assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related accounts, and the difference, net of proceeds, if any, is recorded as a gain or loss.


     Long-lived assets to be held and used are reviewed for impairment whenever changes in circumstances indicate that the related carrying amounts may not be recoverable. When required,

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

impairment losses on assets to be held and used are recognized based on the fair value of the asset. The Company does not believe impairment charges are warranted as of December 31, 1996 and 1997 or as of June 30, 1998.


     INCOME TAXES


     The Company has elected to be taxed as an S corporation and each of Fine Air and Agro Air have elected to be taxed as a qualified sub-chapter S subsidiary under provisions of the Internal Revenue Code. Accordingly, the Company is not subject to Federal and State income taxes. Instead, the taxable income is included in the individual income tax returns of the stockholders.


     The Company's tax returns for the years ended December 31, 1993 and 1994 are currently under examination by the Internal Revenue Service. The examination relates specifically to the Company's treatment of certain repairs and maintenance, including safety checks mandated by the Federal Aviation Administration, as expenses for tax purposes. Should the Internal Revenue Service take the position that these costs should have been capitalized and subsequently depreciated, a substantial assessment could result. Because the examination is in process, the amount of such an assessment is not presently determinable. The Company believes that its treatment of such costs as deductible for tax purposes is proper and is prepared to defend its position vigorously, if it becomes necessary.


     FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company's financial instruments consist of investment securities, a loan receivable, borrowings under a bank line of credit and long-term debt agreements. Investment securities have been classified as available for sale and are recorded at fair value. The fair values of the loan receivable, the line of credit and long-term debt have been estimated based on interest rates available for similar debt instruments and approximate their carrying values.


     NEW ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that public entities report financial and descriptive information about its reportable operating segments, generally on the basis that it is used internally for evaluating segment performance. Required disclosure includes segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of disclosed segment information to the entity's financial statements. Management is currently evaluating the requirements of SFAS No. 131, which will be implemented for the year ending December 31, 1998.


     INTERIM FINANCIAL STATEMENTS


     The financial statements for the six month periods ended June 30, 1997 and 1998, and all related footnote information for these periods, are unaudited, and reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim periods. The results of operation for the six months ended June 30, 1998 are not necessarily indicative of the results to be achieved for the entire fiscal year ending December 31, 1998.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

     SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK


     For the year ended December 31, 1997 and the six month periods ended June 30, 1997 and 1998, sales to the Company's largest customer comprised 13.5%, 15.0% and 10.8%, respectively, of total operating revenues. This customer also accounted for 25%, 20% and 33.2% of net accounts receivables as of December 31, 1996 and 1997 and June 30, 1998, respectively. Another customer accounted for 25% and 23% of the net accounts receivable balance at December 31, 1996 and 1997, respectively. The Company also has a note receivable from its largest customer in the amount of $4,000,000 and $3,789,456 as of December 31, 1997 and June 30, 1998, respectively (See Note 6).


     On March 31, 1998, the Company and its largest ACMI customer entered into a security agreement, whereby the customer granted the Company an unconditional and continuing security interest in all of the customer's tangible and intangible assets (the "Collateral"). The Company has historically offered extended ACMI lease payments to this customer. It is management's intent to continue to provide this customer with sufficient aircraft so that the customer is able to operate at the same or at an increased level of operations. Management believes that the Collateral is sufficient to ensure the recoverability of the customer's accounts and note receivable balances (See
Note 6).


3. INVESTMENT SECURITIES:


     The cost and fair values of investments in equity securities at December 31, 1996 and 1997 and at June 30, 1998 were as follows:



                                                                              GROSS           GROSS
                                                                           UNREALIZED      UNREALIZED        MARKET
                                                               COST           GAINS         (LOSSES)          VALUE
                                                           ------------   ------------   --------------   ------------
Equity securities at December 31, 1996 .................    $ 249,185       $ 43,920       $  (68,437)     $ 224,668
                                                            =========       ========       ==========      =========
Equity securities at December 31, 1997 .................    $  43,104       $ 14,347       $     (849)     $  56,602
                                                            =========       ========       ==========      =========
Equity securities at June 30, 1998 (unaudited) .........    $  43,104       $ 23,314       $   (1,568)     $  64,850
                                                            =========       ========       ==========      =========

     Gains and losses resulting from sales of securities are determined using the specific identification method.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

4. ACCOUNTS RECEIVABLE:


     Activity in the allowance for doubtful accounts was as follows:



                                                     YEARS ENDED DECEMBER 31,                 SIX MONTHS
                                         ------------------------------------------------        ENDED
                                              1995             1996             1997         JUNE 30, 1998
                                         --------------   --------------   --------------   --------------
                                                                                              (UNAUDITED)
Balance, beginning of period .........     $  394,221      $ 1,044,821      $ 1,308,976      $ 1,246,863
Provision ............................        890,573           16,266          882,546          292,359
Receivables charged off ..............       (239,973)        (143,129)        (944,659)              --
Recoveries ...........................             --          391,018               --           (5,818)
                                           ----------      -----------      -----------      -----------
Balance, end of period ...............     $1,044,821      $ 1,308,976      $ 1,246,863      $ 1,533,404
                                           ==========      ===========      ===========      ===========

5. PROPERTY AND EQUIPMENT:


     Property and equipment consisted of the following at:


                                                                     DECEMBER 31,
                                                           ---------------------------------       JUNE 30,
                                                                 1996              1997              1998
                                                           ---------------   ---------------   ---------------
                                                                                                 (UNAUDITED)
Aircraft, engines and betterments ......................    $  58,977,975     $  78,085,073     $  85,536,289
Automobile and trucks ..................................          493,296           416,719           416,719
Leasehold improvements, furniture and fixtures .........          957,279         1,112,499         1,252,495
Machinery and equipment ................................        1,516,318         2,272,562         2,499,982
Rotable parts (see Note 11) ............................        2,095,350        10,140,429        18,850,196
                                                            -------------     -------------     -------------
                                                               64,040,218        92,027,282       108,555,681
Accumulated depreciation and amortization ..............      (26,230,950)      (35,446,183)      (41,600,951)
                                                            -------------     -------------     -------------
                                                            $  37,809,268     $  56,581,099     $  66,954,730
                                                            =============     =============     =============

6. LOANS RECEIVABLE:


     During November 1997, the Company converted $4,000,000 of accounts receivable from its largest customer into a 9% interest bearing note. Principal and interest are payable in 11 quarterly installments of $194,101 beginning in February 1998. A balloon payment in the amount of $2,778,000, representing remaining principal and any unpaid interest, is due on November 1, 2000.


7. LINE OF CREDIT:


     The Company has $12,500,000 available through a revolving line of credit, which expires in November 2000. The revolving line of credit was subsequently increased to $13 million (see Note 17). Interest under this line is determined at the time of borrowing based on the bank's prime rate plus 0.75% (9.25% at June 30, 1998). Borrowings under the line are collateralized by eligible accounts receivable. The unused portion of the line of credit is subject to a fee at the rate of .50% per annum. At December 31, 1997 and June 30, 1998, there were no borrowings outstanding under the line of credit.


     The Company had a $2,000,000 revolving line of credit with a bank which matured in May 1997. The Company did not renew the credit facility. Outstanding borrowings under the facility, which were

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

7. LINE OF CREDIT:--(CONTINUED)
collateralized by certain assets of the Company, bore interest, payable monthly, at the prime rate plus 1% (9.25% at December 31, 1996). The outstanding borrowings under the line of credit as of December 31, 1996 were $700,000.


8. LONG-TERM DEBT:


     Long-term debt was as follows:


                                                                             DECEMBER 31,
                                                                    -------------------------------     JUNE 30,
                                                                         1996             1997            1998
                                                                    --------------   --------------   ------------
                                                                                                       (UNAUDITED)
Note payable, interest at 8.75%; payable in annual
  installments of principal and interest totaling $1,935,110
  through March 2003; collateralized by aircraft(a) .............    $  9,821,554     $  8,745,830        $ --
Note payable, interest at 7.5%; payable in annual installments of principal and interest totaling $321,314 through July
  1999; collateralized by aircraft ..............................         835,585          576,941          --
Term note, interest at .75% above prime rate (9.25% at
  December 31, 1997 and March 31, 1998); payable in
  monthly principal installments of $214,286 plus interest
  through November 1, 2000 with a balloon payment on the
  unpaid principal balance due November 17, 2000;
  collateralized by aircraft, engines and rotable parts .........              --       17,785,714          --
Term note, interest at .75% above prime rate (9.25% at
  December 31, 1997 and March 31, 1998); payable in
  monthly principal installments of $23,810 plus interest
  through November 1, 2000 with a balloon payment on the
  unpaid principal balance due November 17, 2000;
  collateralized by aircraft, engines and rotable parts .........              --        1,976,190          --
                                                                     ------------     ------------        ----
Total long-term debt ............................................      10,657,139       29,084,675          --
Current portion of long-term debt ...............................      (1,334,369)      (4,305,045)         --
                                                                     ------------     ------------        ----
Long-term debt, less current portion ............................    $  9,322,770     $ 24,779,630        $ --
                                                                     ============     ============        ====

----------------
(a) On February 28, 1998, an amendment was entered into whereby the maturity of the note payable was extended through June 2003.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

     8. LONG-TERM DEBT:--(CONTINUED)

     Required principal maturities on long-term debt are as follows:


YEAR ENDING DECEMBER 31,
--------------------------
  1998 ...................    $  4,305,045
  1999 ...................       4,428,242
  2000 ...................      15,431,148
  2001 ...................       1,504,589
  2002 ...................       1,636,240
  Thereafter .............       1,779,411
                              ------------
    Total ................    $ 29,084,675
                              ============

9. LEASE COMMITMENTS:


     The Company leases office, hanger and warehouse space at the Miami International Airport from Metropolitan Dade County. The office and warehouse facilities lease expires in September 1999. The hanger lease expires in March 2001. The Company also leases a building for its engine repair operations. The building lease was to expire in May 1998 but was subsequently extended for a 40 month period (see Note 17). Minimum non-cancellable lease commitments are as follows:


  1998 ................    $ 2,413,000
  1999 ................      2,187,000
  2000 ................      1,697,000
  2001 ................        442,000
                           -----------
    Total .............    $ 6,739,000
                           ===========

     Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $1,663,000, $2,305,000 and $2,865,000, respectively. Rent expense for the six months ended June 30, 1997 and 1998 was approximately $1,439,000 and $1,676,000, respectively.



     CAPITAL LEASES


     Assets under capital leases are capitalized using interest rates appropriate at the inception of each lease. Future minimum payments for assets under capital leases at December 31, 1997 are as follows:


      1998 .................................................    $  131,923
      1999 .................................................       131,923
      2000 .................................................        76,955
                                                                ----------
        Total minimum obligations ..........................       340,801
         Interest ..........................................       (31,387)
                                                                ----------
        Net minimum lease payments .........................       309,414
         Current portion ...................................      (113,014)
                                                                ----------
        Long-term obligations less current portion .........    $  196,400
                                                                ==========

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

10. GAIN ON INSURANCE SETTLEMENT:


     During 1997, an aircraft was declared a total loss by the Company's insurance underwriters as a result of an accident. The total insurance proceeds received for the aircraft were $6,500,000. A gain of $3,905,373 was recognized during 1997, which represented the excess of insurance proceeds over the net book value of the aircraft.


11. RELATED PARTY TRANSACTIONS:


     By December 31, 1999, the Company will be required to install hushkits on all of its existing fleet of 14 DC-8 aircraft to comply with noise abatement regulations issued by the Federal Aviation Administration (the "FAA"). Management intends to acquire at least 16 hushkits (including 14 for its existing DC-8 aircraft and two spares) at an estimated average cost of approximately $2.25 million per hushkit, which represents the cost to manufacture and install each hushkit plus $125,000, or approximately $36.0 million in the aggregate as of December 31, 1997. The Company intends to purchase the hushkits from Quiet Technology Venture, Ltd. ("QTV"), an entity in which its stockholders have a controlling interest. Management believes that the cost of $2.25 million per hushkit is significantly lower than the cost of comparable hushkits applicable to the Company's models of DC-8 aircraft. There can be no assurance that the costs of acquiring and installing the hushkits on the Company's fleet will not exceed this estimate or that this installation will be completed on a timely basis.


     During the fourth quarter of 1996, the Company began funding QTV's production of the hushkits on behalf of the Company through the purchase of parts on behalf of QTV and through direct cash advances.


     On June 30, 1997, QTV received (subject to certain weight restrictions) a Supplemental Type Certificate ("STC") from the FAA approving the installation of the hushkits on the Company's fleet of DC-8's. Subsequent to receiving the STC, QTV has improved the hushkit design so that when installed, the aircraft will be able to carry the maximum cargo capacity (as originally designed by the manufacturer), while being in compliance with FAA noise level requirements. (Note 17)


     As of December 31, 1996 and 1997 and June 30, 1998, the Company had cumulative advances to QTV of $1,619,000, $8,804,000 and $16,529,000, respectively, for the manufacture of hushkits on its behalf. Such advances represent the cost basis of the hushkits manufactured (finished goods, work-in-process and raw materials). The costs of the hushkits noted above have been recorded by the Company as rotable parts within property and equipment since QTV has deeded title for all such hushkits and related parts to the Company. The Company capitalizes such advances when made, which is contemporaneous with the transfer of deed of the related parts from QTV to the Company. Depreciation will commence on the hushkits as they are installed on the aircraft.


     For the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998, the Company recorded revenues (repairs, training and other) of approximately $1,886,000, $1,121,000 and $1,146,000, respectively, relating to work performed for QTV. At December 31, 1996 and 1997 and June 30, 1998, $1,886,000, $1,753,000 and $2,698,000 relating to those revenues were included in accounts receivable, non-current, respectively. The receivable outstanding as of June 30, 1998 is expected to be realized through the installation of hushkits produced by QTV.


     At December 31, 1996 and 1997 and June 30, 1998, the Company had advanced $150,000, $352,000 and $364,000, respectively, to several related parties affiliated with the Company's stockholders. Also, as

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS:--(CONTINUED)

of December 31, 1996 and 1997 and June 30, 1998, the Company had outstanding advances to a Company officer in the amount of $25,000.


     In December 1996, the Company purchased a cargo aircraft from a company owned by a stockholder of the Company in exchange for $2,859,000, consisting of $1,700,000 due the Company from overhaul services performed on the aircraft, loans and advances to stockholders of $481,000 and loans, interest receivable and receivables from parties related to the stockholders of $678,000. An independent appraiser valued the aircraft at approximately $3,800,000. The maintenance performed in the amount of $1,700,000 was included in revenues--repairs, training and other.


12. FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK:


     At December 31, 1996 and 1997 and June 30, 1998, the Company had outstanding $578,000, $678,000 and $678,000, respectively, of irrevocable standby letters of credit to guarantee landing fees in certain countries and to guarantee rent at the Miami Airport corporate offices and hangar facilities. Of these letters of credit, $181,700, $678,000 and $678,000 have been collateralized by restricted cash on deposit at the bank issuing such letters of credit as of December 31, 1996 and 1997 and June 30, 1998, respectively.


13. COMMITMENTS AND CONTINGENCIES:


     As a result of the accident described in Note 10, the Company is currently subject to litigation and is aware of other claims pending which have not reached litigation. All such litigation is being defended by the Company's insurance carrier, without reservation of rights. Management believes that the Company is fully insured for all litigation related to this accident.


     The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of this litigation will not have a material impact on the Company's financial position, results of operations, or liquidity.


14. CONSENT AGREEMENT:


     As a result of an accident involving one of the Company's DC-8 aircraft, the Company entered into a Consent Agreement with the Federal Aviation Administration (the "FAA"), whereby the Company committed to improve its loading procedures on both ACMI and cargo flights, and to reimburse the FAA up to $1,500,000 for the costs of their investigation and supervision subsequent to the accident. The Consent Agreement specified that if, by December 1997, the Company had established improved loading practices, and was current with respect to payments required by the reimbursement schedule, $500,000 of the total assessment would be waived. As of December 31, 1997, the FAA had waived the $500,000 and had concluded that the Company had improved their loading procedures to their satisfaction. The net $1,000,000 assessment was charged to other expense during 1997. As of December 31, 1997 and June 30, 1998, $690,000 and $460,000, respectively, was outstanding and, accordingly, was accrued in the financial statements.


15. INITIAL PUBLIC OFFERING COSTS:


     During 1997, the Company incurred costs of $978,243 in connection with a proposed initial public offering of its common stock. These costs have been expensed since the offering was not completed.

                   FINE AIR SERVICES CORP. AND SUBSIDIARIES

16. LITIGATION SETTLEMENT:


     In January 1997, the Company obtained a $3,400,000 judgment against a former insurance carrier. The judgment was appealed, and final adjudication was made in February 1998. On March 3, 1998, the Company received the full amount of the judgment, which was recognized as other income during the six months ended June 30, 1998.


17. SUBSEQUENT EVENTS (UNAUDITED):


     As discussed in Note 9, on May 7, 1998, the Company extended its building lease for a period of 40 months commencing on June 1, 1998.


     On April 25, 1998, the Company entered into a $12,000,000 term note bearing interest at 0.75% above the prime rate and collateralized by an L-1011 aircraft and its engines.


     On June 3, 1998, each of the 50% shareholders of Fine Air and Agro Air contributed all of their shares in these companies to Fine Air Services Corp., a holding company formed in May 1998, which has no operations or assets other than its investments in the aforementioned companies.


     On June 5, 1998, the Company consummated the sale of $200,000,000 9 7/8% Senior Notes due June 1, 2008. Interest on the Senior Notes is payable on a semi-annual basis on June 1 and December 1, of each year, commencing December 1, 1998. The Senior Notes are general unsecured obligations of the Company and are fully and unconditionally guaranteed by Fine Air and Agro Air (the "Subsidiary Guarantors") on a joint and several basis.


     Separate financial statements of the Subsidiary Guarantors are not presented because: (i) Fine Air Services Corp. is a holding company with no independent operations; (ii) each of the Subsidiary Guarantors is a wholly-owned subsidiary of the Company and together comprise all of the Company's direct and indirect subsidiaries, and (iii) management has determined that such information is not material to investors.


     Contemporaneous with the consummation of the sale of the Senior Notes, the Company repaid all outstanding long-term debt (Note 8), including the oustanding balance of the $12,000,000 L-1011 term note. The term note was then converted into a line of credit which, when combined with the existing line of credit (Note 7), totaled $45,000,000. The unused portion of this line of credit is subject to a fee of .30% per annum.


     On August 14, 1998, the Company repurchased $10,000,000 of Senior Notes at 95% of the face value plus accrued interest of approximately $203,000.


     On August 25, 1998, QTV received an amended STC for the upgraded hushkit design, which will allow a hushkitted aircraft to carry the maximum cargo capacity (as originally designed by the manufacturer) (Note 11).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.



                               TABLE OF CONTENTS



                                                        PAGE
                                                     ----------
Available Information ............................         4
Summary ..........................................         6
Risk Factors .....................................        18
The Exchange Offer ...............................        27
United States Federal Income Tax
   Considerations ................................        36
Use of Proceeds ..................................        39
Capitalization ...................................        39
Selected Financial Data ..........................        40
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ....................................        41
Industry Overview ................................        52
Business .........................................        53
Management .......................................        70
Ownership ........................................        73
Certain Transactions .............................        74
Description of Existing Credit Facility ..........        75
Description of Senior Notes ......................        76
Plan of Distribution .............................       106
Legal Matters ....................................       106
Experts ..........................................       106
Index to Financial Statements ....................       F-1

                                 $200,000,000



[GRAPHIC OMITTED]


                          9 7/8% SENIOR NOTES DUE 2008



                      -----------------------------------
                                   PROSPECTUS

                      -----------------------------------
                                       , 1998


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Article VII of the registrant's Certificate of Incorporation requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended.


     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. ArticleVII of the registrant's Certificate of Incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) Exhibits:




 EXHIBIT    DESCRIPTION
---------   --------------------------------------------------------------------------------------------
  3.1       Registrant's Certificate of Incorporation(1)
  3.2       Registrant's Bylaws(1)
  4.1       Indenture, dated as of June 5, 1998, between the Registrant and The Bank of New York, as
            Trustee(1)
  4.2       Form of 9 7/8% Senior Notes due 2008 (included in Exhibit 4.1)(1)
  4.3       Registration Rights Agreement dated June 5, 1998, between the Registrant, the Subsidiary
            Guarantors named therein and SBC Warburg Dillon Read Inc.(1)
  5.1       Opinion of Greenberg Traurig, P.A. as to the validity of the 9 7/8% Senior Notes due 2008(2)
 12.1       Computation of ratio of earnings to fixed charges(1)
 23.1       Consent of Greenberg Traurig, P.A. (included in its opinion to be filed as Exhibit 5.1)(2)
 23.2       Consent of PricewaterhouseCoopers LLP(2)
 24.1       Power of Attorney (contained on signature page)(1)
 25.1       Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the
            Indenture.(1)
 27.1       Financial Data Schedule(1)

  EXHIBIT     DESCRIPTION
-----------   -----------------------------------------
  99.1        Form of Letter of Transmittal(1)
  99.2        Form of Notice of Guaranteed Delivery(1)
  99.3        Form of Tender Instruction(1)

----------------
(1) Previously filed.
(2) Filed herewith.


     (b) Financial Statement Schedules:

     All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 2, 1998.



                                        FINE AIR SERVICES CORP.


                                        By: /s/ BARRY H. FINE
                                           -------------------------------------
                                           Barry H. Fine
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




           SIGNATURE                            TITLE                        DATE
           ---------                            -----                        ----
/s/ J. Frank Fine                Chairman of the Board                 October 2, 1998
------------------------------
J. Frank Fine

/s/ Barry H. Fine                President, Chief Executive            October 2, 1998
------------------------------   Officer and Director
Barry H. Fine

/s/ Orlando M. Machado           Senior Vice President and             October 2, 1998
------------------------------   Chief Financial Officer (principal
Orlando M. Machado               financial officer and principal
                                 accounting officer)

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 2, 1998.



                                        FINE AIR SERVICES, INC.


                                        By: /s/ BARRY H. FINE
                                           -------------------------------------
                                           Barry H. Fine
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




           SIGNATURE                            TITLE                        DATE
           ---------                            -----                        ----
/s/ J. Frank Fine                Chairman of the Board                 October 2, 1998
------------------------------
J. Frank Fine

/s/ Barry H. Fine                President, Chief Executive            October 2, 1998
------------------------------   Officer and Director
Barry H. Fine

/s/ Orlando M. Machado           Senior Vice President and             October 2, 1998
------------------------------   Chief Financial Officer (principal
Orlando M. Machado               financial officer and principal
                                 accounting officer)

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 2, 1998.



                                        AGRO AIR ASSOCIATES, INC.


                                        By: /s/ BARRY H. FINE
                                           -------------------------------------
                                           Barry H. Fine
                                           President and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




           SIGNATURE                            TITLE                        DATE
           ---------                            -----                        ----
/s/ J. Frank Fine                Chairman of the Board                 October 2, 1998
------------------------------
J. Frank Fine

/s/ Barry H. Fine                President, Chief Executive            October 2, 1998
------------------------------   Officer and Director
Barry H. Fine

/s/ Orlando M. Machado           Senior Vice President and             October 2, 1998
------------------------------   Chief Financial Officer (principal
Orlando M. Machado               financial officer and principal
                                 accounting officer)

                               INDEX TO EXHIBITS




 EXHIBIT    DESCRIPTION
---------   ------------------------------------------------------------------------------------------
  5.1       Opinion of Greenberg Traurig, P.A. as to the validity of the 9 7/8% Senior Notes due 2008
 23.2       Consent of PricewaterhouseCoopers LLP